Exhibit 1

EIB Statutory Bodies

The composition of the Bank’s statutory bodies, the curriculum vitae of their members and additional information on the remuneration arrangements are regularly updated and posted on the ElB’s website: www.eib.org.

Board of Governors

Chairman	Thierry BRETON (France)

Belgium	Didier REYNDERS	Ministre des Finances
Czech Republic	Bohuslav SOBOTKA	Ministr financí
Denmark	Bendt BENDTSEN	Økonomi-og erhvervsminister
Germany	Peer STEINBRÜCK	Bundesminister der Finanzen
Estonia	Aivar SÕERD	Rahandusminister
Greece	Georgios ALOGOSKOUFIS	Minister of Economy and Finance
Spain	Pedro SOLBES MIRA	Vicepresidente Segundo del Gobierno y Ministro de Economía y Hacienda
France	Thierry BRETON	Ministre de l’Économie, des Finances et de l’Industrie
Ireland	Brian COWEN	Minister for Finance
Italy	Tommaso PADOA SCHIOPPA	Ministro dell’Economia e delle Finanze
Cyprus	Michalis SARRIS	Minister of Finance
Latvia	Oskars SPURDZINŠ	Finanšu ministrs
Lithuania	Zigmantas BALČYTIS	Finansu ministras
Luxembourg	Jean-Claude JUNCKER	Premier Ministre, Ministre d’État, Ministre des Finances
Hungary	János VERES	Pénzügyminiszter
Malta	Lawrence GONZI	Prim Ministru
Netherlands	Gerrit ZALM	Minister van Financiën
Austria	Karl-Heinz GRASSER	Bundesminister für Finanzen
Poland	Zyta GILOWSKA	Minister Finansów
Portugal	Fernando TEIXEIRA DOS SANTOS	Ministro de Estado e das Finanças
Slovenia	Andrej BAJUK	Minister za finance
Slovakia	Ivan MIKLOŠ	Minister financií
Finland	Ulla-Maj WIDEROOS	Ministeri, Valtiovarainministeriö
Sweden	Pär NUDER	Finansminister
United Kingdom	Gordon BROWN	Chancellor of the Exchequer

Audit Committee

Chairman	Raimundo POVEDA ANADÓN	Former Director General, Banking Policy Directorate, Bank of Spain, Madrid (retired in 2000)

Members	Maurizio DALLOCCHIO	Dean, SDA Bocconi School of Management, Holder of Lehman Brothers Chair of Corporate Finance, Bocconi University, Milan
	Solvita ZVIDRINA	Deputy State Secretary, Ministry of Finance, Riga

Observers	Ortwin KLAPPER	Senior Advisor to the Board of Management, Bank Austria Cre-ditanstalt Leasing, Managing Director of Mizuho Corp. Bank-BA Investment Consulting, Chairman of the Multilease Association, Brussels/Bratislava
Eric MATHAY Nikolaos PHILIPPAS

Réviseur d’entreprises, Cabinet Bollen, Mathay & Co, Brussels

Assistant Professor and Member of the University Senate, University of Piraeus, Greece, Member of the Board of Directors of Piraeus Port Authority

Management Committee

President	Philippe MAYSTADT	The ElB’s President also chairs the Bank’s Board of Directors

Vice-Presidents	Wolfgang ROTH Peter SEDGWICK Isabel MARTÍN CASTELLÁ Gerlando GENUARDI Philippe de FONTAINE VIVE CURTAZ Sauli NIINISTÖ Ivan PILIP Torsten GERSFELT

Situation at 8 June 2006

Board of Directors

Directors
Ignazio ANGELONI	Direttore per i Rapporti finanziari internazionali, Dipartimento del Tesoro, Ministero dell’Economia e delle Finanze, Rome
Kurt BAYER	Stellvertretender Generaldirector für Wirtschaftspolitik und Internationale Finanzinstitutionen, Bundesministerium für Finanzen, Vienna
Simon BROOKS	Director, Macroeconomic Policy and International Finance Directorate, London
M.-Alexandra da COSTA GOMES	Member of the Board of Directors of the EIB, Lisbon
János ERÕS	Chief Executive Officer, Magyar Fejlesztési Bank Rt., Budapest
Vince GRECH	Director General (Financial Administration), Ministry of Finance and Economic Affairs, Valetta
Kurt Arne HALL	Finansråd, Internationella avdelningen, Finansdepartementet, Stockholm
Olivier HENIN	Directeur Adjoint, Cellule Marchés financiers/internationaux, Service Public Fédéral Finances, Brussels
Zdenĕk HRUBÝ	Member of the Board of Directors of the EIB, Prague
Aare JÄRVAN	Secretary General, Department of EU and International Affairs, Ministry of Finance, Tallinn
Jan Willem van der KAAIJ	Plaatsvervangend Directeur van de Directie Buitenlandse Financiële Betrekkingen, Ministerie van Financiën, The Hague
Kyriacos KAKOURIS	Senior Economic Officer, Ministry of Finance, Nicosia
Katarina KASZASOVÁ	Director General of the State Reporting Section, Ministry of Finance, Bratislava
Irena KRUMANE	State Secretary, The Ministry of Finance of the Republic of Latvia, Riga
Sigmund LUBANSKI	Head of Office, Ministry of Economic and Business Affairs, Copenhagen
Vilma MACERAUSKIENE	Undersecretary of the Ministry, Ministry of Finance, Vilnius
Tytti NORAS	Lainsäädäntöneuvos, valtiovarainministeriö, Helsinki
Noel Thomas O’GORMAN	Second Secretary-General, Banking, Finance and International Division, Department of Finance, Dublin
Ioannis PAPADAKIS	Senior Management Advisor, Emporiki Bank, Athens
María PÉREZ RIBES	Subdirectora General de Instituciones Financieras Europeas, Dirección General de Financiación Internacional, Ministerio de Economía, Madrid
Carsten PILLATH	Ministerialdirektor, Abteilungsleiter Europapolitik, Bundesministerium der Finanzen, Berlin
Klaus REGLING	Director General, Directorate General for Economic and Financial Affairs, European Commission, Brussels
Gaston REINESCH	Directeur général, Ministère des Finances, Luxembourg
Sibil SVILAN	Member of the Board and CEO, Slovene Export Corporation, Ljubljana
Jacek TOMOROWICZ	Director, Foreign Policy Department, Ministry of Finance, Warsaw
Claire WAYSAND	Sous-directrice “Affaires européennes”, Direction du Trésor et de la politique économique, Ministère de l’Économie, des Finances et de l’Industrie, Paris

Experts
Rainer MASERA	Presidente, Rete Ferroviaria Italiana, Rome
Pierre RICHARD	Administrateur délégué, DEXIA, Paris
Timothy STONE	International Chairman, PPP Advisory Services, KPMG Corporate Finance, London

Alternates
Chris AUSTIN	Head of EU Coordination and Strategy, HM Treasury, London
Stefania BAZZONI	Dirigente, Direzione Rapporti Finanziari Internazionali, Dipartimento del Tesoro, Ministero dell’Economia e delle Finanze, Rome
Giampaolo BOLOGNA	Dirigente, Direzione del Contenzioso Comunitario, Dipartimento del Tesoro, Ministero dell’Economia e delle Finanze, Rome
Karl-Ernst BRAUNER	Ministerialdirektor, Bundesministerium für Wirtschaft und Arbeit, Berlin
Benoit de la CHAPELLE BIZOT	Chef du bureau “Stratégie et coordination européenne”, Direction du Trésor et de la politique économique, Ministère de l’Économie, des Finances et de l’Industrie, Paris
Rudolf de KORTE	Alternate Member of the Board of Directors of the EIB, Wassenaar
Catriona LAING	Head of International Division Advisory Department, Department for International Development, London
Graham MEADOWS	Director General, Directorate General for Regional Policy, European Commission, Brussels
Ralph MÜLLER	Leiter des Referats Haushalt der Europäischen Union, Bundesministerium der Finanzen, Berlin
Wolfgang NITSCHE	Stellvertretender Leiter der Abteilung Koordination der europäischen Integrations-angelegenheiten und allgemeine Handelspolitik, Bundesministerium für Finanzen, Vienna
Mário Manuel PINTO LOBO	Director-Geral de Assuntos Europeus e Relaçoes Internacionais, DGAERI, Ministério das Finanças, Lisbon
Juraj RENČKO	Advisor to the Deputy Prime Minister and Minister of Finance, Ministry of Finance, Bratislava
Jean-Michel SEVERINO	Directeur général, Groupe Agence Française de Développement, Paris
Michael SOMERS	Chief Executive, National Treasury Management Agency, Dublin
Frixos SOROKOS	Private Economic Consultant, Nicosia
Madis ÜÜRIKE	Advisor to the Ministry of Finance, Ministry of Finance, Tallinn

Alternate experts
Óscar FANJUL	Vicepresidente, Omega Capital S.L., Madrid
Detlef LEINBERGER	Mitglied des Vorstandes, Kreditanstalt für Wiederaufbau, Frankfurt
Antoni SALA	Vice-President, Bank Gospodarstwa Krajowego, Warsaw
Situation at 8 June 2006

EIB Lending Activity

In 2005, the European Investment Bank (EIB) lent a total of 47.4 billion euros1 in support of the objectives of the European Union: 42.3 billion in the Member States of the Union and 5.1 billion in the partner countries.

During the year, the EIB reviewed its strategy for fostering growth and employment and taking forward the Lisbon programme. ln view of the key contribution of smaller businesses to achievement of these goals owing to their role in Europe’s economy, support for SMEs was added to the Bank’s main operational priorities. The Bank has long assisted SMEs through its global loans while the European Investment Fund helps to improve their access to financing via equity participations and guarantees.

The other four main operational priorities set by the EIB in its Corporate Operational Plan for the period 2005-2007 are: economic and social cohesion, implementing the Innovation 2010 Initiative (i2i), developing trans-European networks and their access systems, and protecting and improving the environment.

•	Economic and social cohesion remains the Bank’s prime operational priority. In 2005, individual loans aimed at reducing economic disparities between the regions totalled 28 billion, i.e. 84% of individual loans granted. Global loans in these regions amounted to an estimated 6 billion, bringing the EIB’s contribution to fostering regional development to almost 34 billion in 2005. Lending in the new Member States grew substantially, reaching 5.8 billion (+ 53% compared to 2004).

•	With its Innovation 2010 Initiative (i2i), the Bank is promoting the development of a knowledge-based, innovation-driven economy. Its goal is to make available 50 billion over the decade. In 2005, loans totalling 10.7 billion were signed in the three areas targeted by the initiative: 6.2 billion for innovation and research & development; 2.3 billion for education and training; and 1.9 billion for the creation and dissemination of information and communications technologies. Since the initiative’s launch in May 2000, the Bank has already signed loans worth 34.8 billion. The European Investment Fund also supports i2i by taking stakes in venture capital funds.

•	Efficient communications and energy transfer networks are a key factor in economic integration. EIB financing for trans-European networks (TENs) and corridors totalled 7.7 billion in the Union and 550 million in Romania.

•	In 2005, individual loans for investment projects relating to the environment and the quality of life ran to 10.9 billion in the European Union. Environmental projects accounted for a third of the Bank’s total individual loans. This financing centred on the urban environment (6.8 billion), water treatment and pollution reduction (2.3 billion), combating climate change (1.1 billion) and a range of projects involving nature conservation, environmental efficiency and waste management (738 million).

[1]	Unless otherwise indicated, all amounts are expressed in EUR.

•	SME investment is supported through the Bank’s global loans. In 2005, credit lines granted to financial intermediaries in the Union amounted to 9 billion: around half served to assist SMEs, i.e. over 4 billion. The EIF furthers this objective by investing in venture capital funds that take stakes in fledgling SMEs and by providing guarantees for SME portfolios.

In its multiannual Corporate Operational Plan (COP), the Bank continues to accord priority to human capital. Financing for health and education in the European Union reached 5.9 billion.

EIB backing for EU development aid and cooperation policies towards the partner countries amounted to 5.1 billion in 2005.

In the Mediterranean partner countries, loans signed under the Facility for Euro-Mediterranean Investment and Partnership (FEMIP) totalled 2.2 billion (of which 930 million for Turkey). Created following the Barcelona European Council in 2002, FEMIP fosters development of the private sector. Almost half of the loans benefited this sector.

Loans in South-East Europe2 amounted to 1.4 billion. In the Balkans, the EIB pressed ahead with its financing for the rebuilding of basic infrastructure and its support for local authorities.

Lastly, the EIB continued its lending operations in Asia and Latin America (756 million), the African, Caribbean and Pacific (ACP) countries (537 million), South Africa (145 million) and Russia (60 million).

Overall activity in 2005 was once again dominated by lending for transport and telecommunications infrastructure (36%) and support for SMEs and small-scale local infrastructure (21%). The share taken by health and education remained stable (8%).

[2]	Albania, Bosnia and Herzegovina, Bulgaria, Croatia, Romania, Serbia and Montenegro.

EIB Borrowing Activity

A leading international debt issuer

EIB bonds: “The way to buy Europe”

Joint EU sovereign ownership underpinning top-class credit quality, as well as a strategic approach to markets, offer investors an attractive “way to buy Europe”.

•	The EIB’s ownership by all EU sovereigns means its bonds offer a unique and diversified sovereign-class investment.

•	The Bank is rated AAA by the three major rating agencies, which uniformly assign a stable outlook to the EIB.

•	The well-established funding strategy, involving a strong focus on liquidity and transparency, combines comprehensive benchmark programmes in the Bank’s three core currencies (EUR, GBP and USD) with frequent tailor-made issuance across a wide range of currencies and products.

•	The market’s positive reception of the Bank’s funding strategy and activities in 2005 was reflected by awards, as voted by market participants in the EuroWeek poll, including ‘Most Impressive’, ‘Most Innovative’ and ‘Best Supranational/Agency’ Borrower, for the second consecutive year.

•	The EIB is one of the largest and most frequent borrowers in the international capital markets. In 2005, the Bank issued an aggregate of EUR 50bn3. This volume of issuance is of a similar order of magnitude to that of EU governments.

•	The Bank has contributed to the development of capital markets in currencies of new Member States and Acceding/Accession Countries, where issuance in local currency also supports the development of lending activities. This developmental work also extends to selected EU partner countries, complementing the Bank’s development role.

Overview of results: multimarket performance

In 2005, the Bank once again leveraged its strong foundations and adaptability to deliver a unique combination of excellence across multiple markets.

The Bank raised EUR 49 800m via 330 transactions in 15 currencies. While overall volume was almost identical to 2004, the composition of funding shifted significantly in response to changing market conditions. Issuance in EUR accounted for the largest share (EUR 19 311m or 39% of total funding), followed by USD (18 283m/EUR 14 309m equivalent or 29%) and GBP (GBP 6 885m/EUR 10 057m or 20%). The Bank’s three core currencies (EUR, GBP, USD) therefore accounted for 88% of funding, in line with its stated objective (around 85-90%). Strong currency diversification continued, with issuance in 12 additional currencies (12% of funding) involving currencies of new EU Member States (HUF, PLN), one Accession Country (TRY), further European markets (SEK, NOK, CHF and ISK), Japan (JPY), Asia/Pacific (AUD and NZD), Latin America (MXN) and Africa (ZAR).

The average maturity of total issuance lengthened significantly to 10.8 years in 2005, after 7.8 years in 2004. This reflected the increased volume of longer-dated funding, with EUR 23 434m equivalent (47% of total) raised through various currencies in maturities of 10 years and above, over double the 2004 figure (EUR 11 200m/22%).

In 2005, the EIB was again the most frequent issuer in the Top 250 Review that the International Financing Review publishes annually in June.

Responsive tailor-made programme

In tailor-made issuance, the Bank remained highly responsive to changing patterns of demand. Of particular note was the strength of issuance in the structured market, where the Bank raised EUR 10 773m equivalent (22% of total issuance), mainly in EUR and USD, but also in GBP and JPY. A particular highlight was the exceptional growth of structured issuance in EUR, raising EUR 7 625m – over double the amount in 2004, driven by high demand for yield-enhancing interest rate structures among European investors.

Unique presence across core currencies:

EUR, GBP and USD

The ElB continued to deliver benchmark liquidity across the three core currencies, with meticulous attention to execution and aftermarket performance. The EIB is the sole issuer to offer such comprehensive yield curves across EUR, GBP and USD.

[3]	The 2005 programme was completed as of 04.11.05. Funds raised after this date (EUR 2.9bn equivalent) are attributed to the 2006 programme. The financial statements elsewhere in this report include figures for the calendar year.

EUR: cementing sovereign class

The total volume raised in EUR in 2005 (EUR 19 311m) was almost EUR 2bn above 2004 levels (EUR 17 373m). EUR operations illustrated the Bank’s distinctive sovereign-class positioning: the Bank is the only borrower to complement sovereigns with benchmark issues in Global format of EUR 5bn size with outstanding maturities from 3 years to 30 years, with an aggregate amount of EUR 62bn outstanding. This follows the extension and renewal of the EUR benchmark curve through EARNs (Euro Area Reference Notes) issues in the challenging maturities of 30 years and 10 years. Further attention to liquidity was visible in the EUR 474m increase of the 2008 EARN, following in-depth consultation with the market on execution of the Bank’s first auction-based liquidity allocation procedure. The EUR 1bn tap of the 2020 issue, raising its size to EUR 5bn, permitted its eligibility for the leading sovereign trading platform EuroMTS and the associated “Eurobenchmark” status. The benchmark issuance in Global format further enhanced investor distribution internationally.

In the non-benchmark market in euros, there has been an exceptional growth of demand for structures. Structured transactions in euro raised a record EUR 7 625m (EUR 3 723m in 2004) driven by strong demand for yield-enhancing interest rate structures among European investors.

GBP: reinforcing leadership in non-gilt market

The EIB’s status as the leading frequent issuer in the non-gilt market was firmly underscored by raising GBP 6 885m (EUR 10 057m). The Bank maintained a share of around 10%4 of the non-gilt market, confirming the status of the EIB’s bonds as the principal alternative to gilts and the benchmark for the non-gilt market, with around GBP 42bn outstanding.

There was benchmark issuance in 11 maturities (2 years to 13 years), demonstrating the consistent approach to maintaining the Bank’s GBP yield curve, which extends out to the 50-year area. The Bank established two new benchmark lines. One was the June 2012 issue, which was tapped six times, thereby achieving particularly rapid ascent to full benchmark status of GBP 1bn. The other new line was the first 10-year bond issue since January 2003. A further highlight was the GBP 300m increase of the 4.5% 2008 issue to GBP 2 850m, making it the largest and arguably most liquid 3-year benchmark from an AAA-rated issuer at that time. The Bank’s attention to liquidity was further evidenced with the increases to full benchmark status (size of GBP 1bn) of four issues (in maturities ranging from 2007 to 2013). The Bank further extended its investor distribution, particularly among central banks, aided by launching bookbuilt transactions that are instrumental to boosting investor demand and help lay the basis for taps, which are characteristic of the sterling market. In structured products, the Bank issued a Retail Price Index (RPI) linked bond on a back-to-back basis, to fund a UK PPP project, as well as an innovative synthetic BRL bond linked to the GBP/BRL exchange rate.

There are strong market-making arrangements for EIB benchmark sterling bonds, with two dedicated GBP dealer groups, one serving institutions and the other retail investors. This year, in addition, an interdealer repo screen was established by Brokertec and supported by dedicated market maker quotes, in order to improve the repo market in these bonds.

USD: largest non-US issuer

In 2005, the Bank raised an amount of USD 18 283m (EUR 14 309m), making it the largest non-US issuer in this currency in the international markets5. Conditions in the USD market were significantly more challenging than in 2004. The Bank nonetheless maintained its position as a leading issuer of USD benchmark bonds, by approaching the markets in a timely and responsive manner. The Bank issued 5 benchmarks in Global format, comprising two USD 3bn issues in the three-year tenor, two USD 3bn 5-year issues and a USD 1bn issue in the particularly exigent 10-year maturity. The Bank also issued two Eurodollar bonds totalling USD 2 250m. Structured transactions amounted to USD 2 878m (EUR 2 273m).

[4]	Dealogic Bondware for the year 2005, for comparable non-gilt securities
[5]	Source: Dealogic League Tables - International Issuance in USD

Currency diversification: opening new doors in other markets

New EU Member States and Acceding/Accession Country Currencies

The EIB has taken a particular interest in fostering the development of the markets of new EU Member States and Acceding/Accession Countries, while also offering support to the Bank’s lending in these countries in local currencies. Since 1996, when the EIB launched its first issue in these countries’ currencies, the Bank has over recent years become one of the largest non-government issuers in the region. It has built a reputation for innovation, both in terms of product and maturity. As in other currencies, the EIB’s issuing strategy in these markets is to build up issues to liquid sizes across a range of maturities where market conditions permit.

In 2005, the Bank continued to be a leading complement to government bonds in currencies of the new Member States and Accession States, raising a total of EUR 1 518m equivalent (in HUF, PLN and TRY). A highlight was the strong demand in Turkish lira, where the Bank seized the opportunity to adopt a strategic approach, building the first-ever yield curve in Turkish lira going out to 10 years, with eight bonds maturing between 2006 and 2015. Also, the TRY 2007 issue became the largest Turkish lira bond in the international market. Total issuance in Turkish lira amounted to EUR 1 222m equivalent – a substantial result given that this was a new currency for the Bank in an emerging market.

Other European currencies

In other European currencies, activity in CHF was important, raising CHF 1 100m (EUR 709m). In CHF as well as in SEK (SEK 1 600m/EUR 174m), the focus was on further developing the Bank’s benchmark presence. Issuance in NOK resumed (NOK 300m/EUR 38m). Also, the Bank issued for the first time in Icelandic krona (ISK 12bn/EUR 162m).

Asia/Pacifc

The EIB consolidated its role as a prominent issuer in the Asia/Pacific markets, where the Bank issued across JPY, AUD and NZD for a total of EUR 3 120m equivalent. Of particular note was the debut in the Yen Global market, via a JPY 100bn (EUR 749m) 12-year issue, which reopened the Yen Global market for supranational issuers. In total, the Bank raised JPY 183bn (EUR 1 352m) in this currency. Australian dollars and New Zealand dollars also provided a large funding volume, driven by strong growth in NZD issuance (raising NZD 1 900m/EUR 1 077m), more than doubling 2004 levels.

Other currencies

An important novelty was the Bank’s debut in Latin America, with the launch of 6 transactions in Mexican peso, raising MXN 2 402m (EUR 183m). As in 2004, there were a number of innovative issues via synthetic currency format, in markets where the currency was not fully convertible. In 2005, this approach was used again in Russian rouble and for the first time in Brazilan real.

The Bank made further progress in contributing to capital markets development in certain EU partner countries. In particular, the Bank maintained a leadership role in South African rand, raising ZAR 1 750m (EUR 219m). Also, there was an issue in synthetic Botswana pula, the latter being the first issue linked to this currency and launched by a AAA-rated issuer (and booked under pre-funding of the 2006 programme).

	Borrowings signed and raised in 2005[6] vs. 2004 (EUR million)
	Before swaps:				After swaps:
	2005		2004		2005		2004
EUR	19 311	38.8%	17 373	34.8%	32 179	64.6%	22 355	44.8%
CZK					19	0.0%	522	1.0%
GBP	10 057	20.2%	9 583	19.2%	3 096	6.2%	5 497	11.0%
HUF	222	0.4%	880	1.8%	53	0.1%	77	0.2%
MTL			23	0.0%
PLN	73	0.1%	203	0.4%	49	0.1%	251	0.5%
SEK	174	0.4%	329	0.7%	468	0.9%	165	0.3%
SIT			17	0.0%
Total EU	29 838	60%	28 408	57%	35 864	72%	28 868	58%
AUD	692	1.4%	1 065	2.1%
BGN			51	0.1%
CAD			193	0.4%
CHF	709	1.4%			259	0.5%
HKD			67	0.1%
ISK	162	0.3%
JPY	1 352	2.7%	1 418	2.8%
MXN	183	0.4%
NOK	38	0.1%			38	0.1%
NZD	1 077	2.2%	329	0.7%
TRY	1 222	2.5%
USD	14 309	28.7%	17 863	35.8%	13 581	27.3%	20 777	41.7%
ZAR	219	0.4%	474	0.9%	63	0.1%	220	0.4%
Total non-EU	19 962	40%	21 460	43%	13 941	28%	20 997	42%
TOTAL	49 800	100%	49 868	100%	49 805	100%	49 865	100%

[6]	The 2005 programme was completed as of 04.11.05. Funds raised after this date (EUR 2.9bn equivalent) are attributed to the 2006 programme. The financial statements elsewhere in this report include figures for the calendar year.

EIB Group Financial Statements

Results for the Year

For the EIB Group, the year 2005 was marked by the introduction in lFRS Standard IAS39 (recognition and measurement of financial instruments) of the amended fair value option. The EIB Group has decided to make use of this option, thus allowing to measure balance sheet items (loans and borrowings) no longer at cost, but at fair value, if they are closely related to a hedging derivative instrument. As a condition for this introduction a restatement of the 2004 income statement and balance sheet was mandatory.

The main data for the Group income statement of 2005 are:

–	Restatement of the 2004 net profit (before appropriation to the fund for general banking risks) to EUR 1 044 million, an increase of EUR 5 million, compared with the non-restated amount.

–	The Group’s net profit for 2005 (before appropriation to the fund for general banking risks) stands at EUR 1 247 million, an increase of EUR 203 million as compared with the restated 2004 net profit.

–	After appropriation to the fund for general banking risks, the net profit stands at EUR 1 187 million.

The main contributing factors to the increase in profit are:

–	The net result of interest and similar income and charges stands at EUR 1 817 million in 2005, i.e. a positive profit impact of EUR 122 million (Line items 1 & 2 of the Income Statement).

–	Staff costs (Note P) have decreased, giving a positive profit impact of EUR 50 million. This is mainly due lesser expenses for the Group’s defined benefit post-employment schemes (Note K) under IAS19, as compared with 2004.

–	Lower impairment and write-down on shares, other variable yield securities and venture capital operations (Note E), gave a positive profit impact of EUR 84 million.

–	The introduction of the amended fair value option under lAS39 (Note N), on the other hand, had a negative impact on the net profit of EUR 133 million.

CONSOLIDATED BALANCE SHEET AS AT 31 DECEMBER 2005

(in EUR ’000)

ASSETS		31.12.2005		31.12.2004
1. Cash in hand, balances with central banks and post office banks		13 168		30 667

2. Treasury bills eligible for refinancing with central banks (Note B)		2 798 645		2 848 658

3. Loans and advances to credit institutions
a) repayable on demand	285 200		198 171
b) other loans and advances (Note C)	23 567 366		18 006 219
c) loans (Notes D and T)	114 643 969		103 563 182

		138 496 535		121 767 572
4. Loans and advances to customers
a) loans (Notes D and T)	133 700 679		121 903 827
b) specific provisions (Notes A.10 and D.2)	- 292 500		- 239 000

		133 408 179		121 664 827
5. Debt securities including fixed-income securities (Notes B and T)
a) issued by public bodies	1 585 300		1 339 988
b) issued by other borrowers	11 323 079		7 968 522

		12 908 379		9 308 510
6. Shares and other variable-yield securities (Note E)		1 299 762		1 048 108

7. Intangible assets (Note F)		6 146		6 569

8. Property, furniture and equipment (Note F)		180 113		138 791

9. Other assets
a) sundry debtors (Note H)	506 377		406 856
b) positive replacement values (Note S)	20 225 370		14 098 945

		20 731 747		14 505 801
10. Subscribed capital and receivable reserves, called but not paid (Note Z)		1 684 188		1 917 869

11. Prepayments and accrued income		41 364		6 373

		311 568 226		273 243 745

The bracketed notes refer to the notes to the Consolidated Financial Statements

LIABILITIES		31.12.2005		31.12.2004
1. Amounts owed to credit institutions (Note I)
a) with agreed maturity dates or periods of notice	393 048		396 043

		393 048		396 043
2. Debts evidenced by certificates (Note J)
a) debt securities in issue	260 021 070		224 432 985
b) others	1 138 266		1 192 101

		261 159 336		225 625 086
3. Other liabilities
a) interest subsidies received in advance (Note G)	237 765		247 493
b) sundry creditors (Note H)	1 669 846		1 388 265
c) sundry liabilities	18 749		22 275
d) negative replacement values (Note S)	16 462 569		15 355 836

		18 388 929		17 013 869
4. Accruals and deferred income		96 027		99 612

5. Provisions for liabilities and charges
a) staff pension fund (Note K)	748 568		682 883
b) provision for guarantees issued in respect of loans granted by third parties (Note L.2)	0		22 000
c) provision for guarantees issued in respect of venture capital operations (Note L.3)	36 750		51 249

		785 318		756 132
6. Capital
- Subscribed (Note Z)	163 653 737		163 653 737
- Uncalled	- 155 471 050		- 155 471 050

		8 182 687		8 182 687
7. Consolidated reserves
a) reserve fund	16 365 374		16 365 374
b) additional reserves	1 856 290		456 078

		18 221 664		16 821 452
8. Funds allocated to structured finance facility		500 000		500 000

9. Funds allocated to venture capital operations		1 679 333		1 755 067

10. Fund for general banking risks after appropriation (Note L.1)		975 000		915 000

11. Profit for the financial year:
Before appropriation from Fund for general banking risks	1 246 884		1 043 797
Appropriation for the year from Fund for general banking risks	- 60 000		135 000

Profit to be appropriated		1 186 884		1 178 797

		311 568 226		273 243 745

CONSOLIDATED INCOME STATEMENT

For the year ended 31 December 2005

(in EUR ’000)

		31.12.2005		31.12.2004
1. Interest and similar income (Note M)		10 353 029		9 158 771

2. Interest expense and similar charges		- 8 536 472		- 7 463 862

3. Income from securities with variable yield		10 245		2 984

4. Fee and commission income (Note O)		75 871		56 358

5. Fee and commission expense		- 442		- 73

6. Result on financial operations (Note N)		- 280 613		- 154 554

7. Other operating income		13 058		14 827

8. General administrative expenses (Note P)		- 290 064		- 343 225
a) staff costs	- 222 206		- 272 131
b) other administrative costs	- 67 858		- 71 094

9. Depreciation and amortization (Note F)		- 18 037		- 18 632
a) intangible assets	- 3 558		- 3 778
b) tangible assets	- 14 479		- 14 854

10. Credit loss expense (Note D.2)		- 53 500		- 60 000

11. Impairment losses on shares and other variable yield securities (Note E)		0		- 27 305

12. Impairment losses on venture capital operations (Note E)		- 25 121		- 81 554

13. Release from (+) / Allocation to (-) of provision for guarantees issued (Note L)		15 260		- 28 825

14. Net profit from ordinary activities		1 263 214		1 054 910

15. Minority interests		- 16 330		- 11 113

16. Profit for the financial year		1 246 884		1 043 797

17. Transfer to (-) / from (+) the Fund for general banking risks (Note L.1)		- 60 000		135 000

18. Profit to be appropriated		1 186 884		1 178 797

The bracketed notes refer to the notes to the Consolidated Financial Statements

STATEMENT OF MOVEMENTS IN CONSOLIDATED OWN FUNDS

(in EUR ’000)

As at 1 May 2004, the subscribed capital has increased from EUR 150 000 000 000 to EUR 163 653 737 000, by virtue of the contributions of ten new Member States: Poland, Czech Republic, Hungary, Slovak Republic, Slovenia, Lithuania, Cyprus, Latvia, Estonia and Malta, and the increase of the subscribed capital for Spain. As a consequence of this capital increase, the ten new Member States and Spain had to contribute to their share of Paid-in capital (EUR 682 686 850) and also to their share of the Reserves and General Provisions (EUR 1 725 279 309) for the amounts outstanding as of 30 April 2004.

For the year ended 31 December 2005	Subscribed capital	Callable capital	Fund for general banking risks (**)	Funds allocated to Structured Finance Facility	Funds allocated to venture capital operations	Reserve fund	Additional reserves
							Other	AFS reserve	Cash flow hedges reserve	Profit of the year before appropriation	Total consolidated own funds
At 31 December 2003 (Note A.23)	150 000 000	- 142 500 000	1 105 000	500 000	1 868 769	13 641 249	212 533	- 26 847	- 75 719	1 276 547	26 001 532

Increase in capital	13 653 737	- 12 971 050	0	0	0	0	0	0	0	0	682 687
Appropriation of prior year’s profit	0	0	- 55 000	0	0	998 846	332 701	0	0	- 1 276 547	0
Transfer to additional reserves	0	0	0	0	- 113 702	0	113 702	0	0	0	0
Payable by Member States	0	0	0	0	0	1 725 279	0	0	0	0	1 725 279
Present value adjustment for paid in capital and receivable reserves	0	0	0	0	0	0	- 234 468	0	0	0	- 234 468
Changes in fair value during the year	0	0	0	0	0	0	0	39 943	0	0	39 943
Net losses transferred to net profit due to impairment	0	0	0	0	0	0	0	9 744	0	0	9 744
Changes in cash flow hedges during the year	0	0	0	0	0	0	0	0	75 719	0	75 719
Net profit for the year	0	0	0	0	0	0	0	0	0	1 043 797	1 043 797
Other movements	0	0	0	0	0	0	0	8 770	0	0	8 770

At 31 December 2004 (Note A.23)	163 653 737	- 155 471 050	1 050 000	500 000	1 755 067	16 365 374	424 468	31 610	0	1 043 797	29 353 003

Increase in capital	0	0	0	0	0	0	0	0	0	0	0
Appropriation of prior year’s profit	0	0	- 135 000	0	0	0	1 178 797	0	0	- 1 043 797	0
Transfer to additional reserves (*)	0	0	0	0	- 75 734	0	75 734	0	0	0	0
Payable by Member States	0	0	0	0	0	0	0	0	0	0	0
Changes in fair value during the year	0	0	0	0	0	0	22 424	123 257	0	0	145 681
Changes in cash flow hedges during the year	0	0	0	0	0	0	0	0	0	0	0
Net profit of the year	0	0	0	0	0	0	0	0	0	1 246 884	1 246 884

At 31 December 2005	163 653 737	- 155 471 050	915 000	500 000	1 679 333	16 365 374	1 701 423	154 867	0	1 246 884	30 745 568

(*)	An amount of EUR 75 733 832 resulting from the value adjustments on venture capital operations at 31 December 2004 has been transferred from the Funds allocated to venture capital operations to the Additional Reserves.
(**)	Before appropriation of current year profit.

CONSOLIDATED CASH FLOW STATEMENT AS AT 31 DECEMBER 2005

(in EUR ’000)

	31.12.2005	31.12.2004
A. Cash flows from operating activities:
Profit for the financial year	1 246 884	1 043 797
Adjustments:
Unwinding of the discount relating to capital and reserve called, but not paid in	- 63 956	- 48 725
Allowance to provision for guarantees issued	- 36 499	27 853
Depreciation and amortisation on tangible and intangible assets	18 037	18 632
Impairment losses on shares and other variable yield securities	0	27 305
Impairment losses on venture capital operations	25 121	81 554
Decrease in accruals and deferred income	- 3 585	- 827
Increase in prepayments and accrued income	- 34 131	7 915
Investment portfolio amortisation	22 104	55 407
Changes in replacement values on derivatives others than those associated with borrowing and loan	- 1 170 744	- 1 506 900

Profit on operating activities	3 231	- 293 989
Net loans disbursements	- 38 532 747	- 43 570 752
Repayments	22 997 158	25 133 685
Effects of exchange rate changes on loans	- 6 636 861	2 483 019
Decrease in prepayments and accrued income on loans	- 97 206	61 736
Adjustment of loans (fair value option)	- 607 984	- 919 019
Changes in replacement values on derivatives associated with loan	448 839	991 305
Increase in operational portfolio	- 1 664 599	- 567 599
Increase in venture capital operations	- 151 562	- 162 051
Specific provisions on loans and advances	53 500	60 000
Increase in shares and other variable yield securities	- 1 270	- 402
Decrease in securitised loans	- 868 434	296 983
Decrease in other assets	- 99 521	35 489

Net cash from operating activities	- 25 157 456	- 16 451 595

B. Cash flows from investing activities:
Sales of securities	340 259	324 247
Purchases of securities	- 408 704	- 370 919
Purchase of land, buildings and furniture	- 55 801	- 27 979
Purchase of intangible fixed assets	- 3 135	- 2 272

Net cash from investing activities	- 127 381	- 76 923

C. Cash flows from financing activities:
Issue of borrowings	52 627 351	49 887 623
Redemption of borrowings	- 32 061 496	- 24 745 466
Effects of exchange rate changes on borrowings and swaps	7 796 711	- 3 331 176
Adjustments of borrowings (fair value option)	1 267 904	7 449 942
Changes in replacement values on derivatives associated with borrowing	- 1 463 966	- 7 471 267
Increase in accrual and deferred income on borrowings and swaps	357 637	45 784
Paid in by Member States	297 637	304 354
Decrease in commercial paper	2 734 713	- 230 806
Increase in amounts owed to credit institutions	- 2 995	70 965
Increase in other liabilities	334 047	264 239

Net cash from financing activities	31 887 543	22 244 192

Summary statement of cash flows:
Cash and cash equivalents at beginning of financial year	23 296 421	17 580 747
Net cash from:
(1) operating activities	- 25 157 456	- 16 451 595
(2) investing activities	- 127 381	- 76 923
(3) financing activities	31 887 543	22 244 192
Cash and cash equivalents at end of financial year	29 899 127	23 296 421

Cash analysis:
Cash in hand, balances with central banks and post office banks	13 168	30 667
Bills maturing within three months of issue	6 033 393	5 061 364
Loans and advances to credit institutions:
- accounts repayable on demand	285 200	198 171
- term deposit accounts	23 567 366	18 006 219

	29 899 127	23 296 421

EUROPEAN INVESTMENT BANK GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS AT 31 DECEMBER 2005

Note A - Significant accounting policies

A.1. Consolidation principles and accounting standards

A.1.1. The Group’s consolidated financial statements (the “Financial Statements”) have been prepared in accordance with international financial reporting standards (lFRS), as endorsed by the European Union.

The accounting policies applied are in conformity, in all material respects, with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001 and by Directive 2003/51/EC of 18 June 2003 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions and insurance undertakings (the “Directives”). However, the Financial Statements do not include any management report. The Group prepares an Activity Report which is presented separately from the Financial Statements and its consistency with the Financial Statements is not audited.

A.1.2. The Financial Statements comprise those of the European Investment Bank (the “Bank” or the “EIB”) having its registered office at 100, boulevard Konrad Adenauer and those of its subsidiary, the European Investment Fund (the “Fund” or the “EIF”), having its registered office at 43, avenue J.F. Kennedy, Luxembourg.

Minority interests represent the interests in the ElF not held by the Group. Equity attributable to minority interests are shown under item 3. Other liabilities - b) sundry creditors (Note A.22).

Assets held in an agency or fiduciary capacity are not assets of the Group and are reported in Note X.

A.1.3. Restatement and intra-group transactions

Prior to consolidation, the ElF’s accounts have been restated in order to ensure conformity with the Group’s accounting policies. After aggregation of the balance sheets and income statements, intragroup balances and profits or losses arising on transactions between the two entities have been eliminated.

A.1.4. Use of estimates in the preparation of the Financial Statements

In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the differences may be material to the Financial Statements.

A.2. Foreign currency translation

The Group uses the euro (EUR), the single currency of the Member States participating in the third stage of Economic and Monetary Union, as the functional currency and the unit of measure for the capital accounts and for presenting its Financial Statements.

The Group conducts its operations in euro, in the currencies of the Member States and in non-Community currencies.

Its resources are derived from its capital, borrowings and accumulated earnings in various currencies and are held, invested or lent in the same currencies.

Foreign currency transactions are translated, in accordance with IAS 21, at the exchange rate prevailing on the date of the transaction. The Group’s monetary assets and liabilities denominated in currencies other than in euro are translated into euro at closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the consolidated income statement.

Exchange differences arising on the settlement of transactions at rates different from those at the date of the transaction, and unrealised foreign exchange differences on unsettled foreign currency monetary assets and liabilities, are recognized in the consolidated income statement.

The elements of the consolidated income statement are translated into euro on the basis of the exchange rates prevailing at the end of each month.

Exchange differences on non-monetary financial assets are a component of the change in their fair value. Depending on the classification of a non-monetary financial asset, exchange differences are either recognized in the consolidated income statement or within consolidated reserves.

A.3. Derivatives

All derivative instruments of the Group are measured at fair value through profit and loss accounts on the consolidated balance sheet and are reported as positive or negative replacement values. Fair values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as time value of money, yield curve and volatility of the underlying.

The Group uses derivative instruments mainly for hedging market exposure on borrowings and lending transactions, and also as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risk, including exposures arising from forecast transactions. The Group applies the amended Fair Value Option of IAS 39 when balance sheet items, together with one or more derivative transactions meet the eligibility criteria of the amended Fair Value Option, more in particular when a significant reduction of the accounting mismatch is thus obtained.

The Group discontinued the use of hedge accounting in 2005. The existing hedge relationships at the moment of this decision have all been replaced by a choice in favour of the amended Fair Value Option, for the balance sheet items involved.

The previous year consolidated balance sheet and consolidated income statement have been restated as per the requirements of IAS 39 due to this specific accounting policy change.

The majority of the Group’s swaps are concluded with a view to hedging specific bond issues. The Group enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations and, thereafter, the Group will obtain the amounts needed to service the borrowing in the original currency.

Macro-hedging swaps used as part of asset/liability management are marked to market (fair value) using internal valuation models and are not the subject of hedge accounting. In general, derivative instruments transacted as economic hedges are treated in the same way as derivative instruments used for trading purposes, i.e. realized and unrealized gains and losses are recognized in Result on financial operations. Accrued interest on derivatives is part of the fair value recorded in the consolidated income statement and in the consolidated balance sheet.

A derivative may be embedded in a “host contract”: Such combinations are known as hybrid instruments and arise predominantly from the issuance of certain structured debt instruments. If the host contract is not carried at fair value with changes in fair value reported in net profit or loss, the embedded derivative is separated from the host contract and accounted for as a stand-alone derivative instrument at fair value if, and only if, the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract and the embedded derivative actually meets the definition of a derivative.

A.4. Financial assets

Financial assets are accounted for using the settlement date basis.

A.5. Cash and Cash Equivalents

The Group defines cash equivalents as short-term, highly liquid securities and interest-earning deposits with original maturities of 90 days or less.

A.6. Fee income

The Group earns fee income from a diverse range of services it provides to its customers. Fee income can be divided into two broad categories:

–	income earned from services that are provided over a certain period of time, for which customers are generally billed on an annual or semi-annual basis, and

–	income earned from providing transaction-type services.

Fees earned from services that are provided over a certain period of time are recognised on an accrual basis over the service period. Fees earned from providing transaction-type services are recognized when the service has been completed. Fees or components of fees that are performance linked are recognized when the performance criteria are fulfilled. Issuance fees and redemption premiums or discounts are amortised over the period to maturity of the related borrowings, unless those borrowings are measured at fair value, in which case the recognition in the consolidated income statement is immediate.

A.7. Securities borrowing and lending

In April 2003, the Group signed an agreement for securities lending with Northern Trust Global Investment acting as an agent to lend securities from the Investment Portfolio, B1 ‘Credit Spread’ portfolio and B3 ‘Global Fixed income’ portfolio.

Securities borrowed and securities lent are recorded at the amount of cash collateral advanced or received, plus accrued interest. Securities borrowed and securities received as collateral under securities lending transactions are not recognized in the consolidated balance sheet unless control of the contractual rights that comprise these securities received is gained. Securities lent and securities provided as collateral under securities borrowing transactions are not derecognised from the consolidated balance sheet unless control of the contractual rights that comprise these securities transferred is relinquished. The Group monitors the market value of the securities borrowed and lent on a daily basis and provides or requests additional collateral in accordance with the underlying agreements.

Fees and interest received or paid are recorded as interest income or interest expense, on an accrual basis.

A.8. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities and other variable-yield securities

With a view to clarifying management of its liquid assets and consolidating its solvency, the Group has established the following portfolio categories:

A.8.1. Held for trading portfolio

The held for trading portfolio (see Operational portfolio B3 in Note B) comprises listed debt securities issued and guaranteed by financial establishments, which are owned by the Group (“long” positions). Securities held in this portfolio are marked to market in the consolidated balance sheet, any gain or loss arising from a change in fair value being included in the consolidated income statement in the period in which it arises.

Gains and losses realized on disposal or redemption and unrealized gains and losses from changes in the fair value of trading portfolio assets are reported as Net trading income in the account “Result on financial operations”. Interest income on trading portfolio assets is included in interest income.

The determination of fair values of trading portfolio assets is based on quoted market prices in active markets or dealer price quotations, pricing models (using assumptions based on market and economic conditions), or management’s estimates, as applicable.

A.8.2. Held-to-maturity portfolio

The held-to-maturity portfolio comprises the Group’s Investment portfolio and the Operational portfolio A1 of EIB (see Note B).

The Investment portfolio consists of securities purchased with the intention of holding them to maturity in order to ensure the Group’s solvency. These securities are issued or guaranteed by:

–	Governments of the European Union, G10 countries and their agencies;

–	Supranational public institutions, including multinational development banks.

These securities are initially recorded at the purchase price, or more exceptionally the transfer price. The difference between entry price and redemption value is amortised prorata temporis over the remaining life of the securities.

The Operational portfolios A1 of EIB are held for the purpose of maintaining an adequate level of liquidity in the Group and comprise money market products with a maximum maturity of twelve months, in particular Treasury bills and negotiable debt securities issued by credit institutions. The securities are held until their final maturity and presented in the Financial Statements at their amortized cost.

A.8.3. Available for sale portfolio

The available for sale portfolio comprises the securities of the operational money market portfolio A2 and of the operational bond portfolios B1 and B2 (see Note B), the operational portfolio of the Fund, shares, other variable yield securities and participating interests (see Note B). Securities are classified as available for sale where they do not appropriately belong to one of the other categories of financial instruments recognised under IAS 39, i.e. “held for trading” or “held to maturity”: The Management Committee determines the appropriate classification of its investments at the time of the constitution of a portfolio, financial instruments within one portfolio have always the same classification. Available-for-sale financial investments may be sold in response to or in anticipation of needs for liquidity or changes in interest rates, foreign exchange rates or equity prices.

Available for sale financial investments are carried at fair value. Unrealised gains or losses are reported in consolidated reserves until such investment is sold, collected or otherwise disposed of, or until such investment is determined to be impaired. If an available for sale investment is determined to be impaired, the cumulative unrealised gain or loss previously recognised in own funds is included in net profit or loss for the period. A financial investment is considered impaired if its carrying value exceeds the recoverable amount. Quoted financial investments are considered impaired if the decline in market price below cost is of such a magnitude that recovery of the cost value cannot be reasonably expected within the foreseeable future. For non-quoted equity investments, the recoverable amount is determined by applying recognized valuation techniques.

On disposal of an available for sale investment, the accumulated unrealised gain or loss included in own funds is transferred to net profit or loss for the period. Gains and losses on disposal are determined using the average cost method. Interest and dividend income on available-for-sale financial investments are included in “interest and similar income” and “income from securities with variable yield”.

The determination of fair values of available for sale financial investments is generally based on quoted market rates in active markets, dealer price quotations, discounted expected cash flows using market rates commensurate with the credit quality and maturity of the investment or based upon review of the investee’s financial results, condition and prospects including comparisons to similar companies for which quoted market prices are available.

Venture capital operations and participating interests held represent medium and long-term investments and are measured at fair value, by using fair value measurement techniques including entity inputs, in absence of liquid market prices, commonly used by market participants. However, some are accounted for at cost when the fair value cannot be reliably measured. The nature of those investments is such that an accurate fair value can be determined only upon realization of those investments. The estimation by the Group of a fair value for venture capital investments for which the method and timing of realization have not yet been determined is therefore considered to be inappropriate in those instances. All venture capital operations are subject to review for impairment (Note A.l0).

A.9. Loans and advances to credit institutions and customers

Loans and receivable include loans where money is provided directly to the borrower. A participation in a loan from another lender is considered to be originated by the Group, provided it is funded on the date the loan is originated by the lender.

Loans and receivable are recognized in the assets of the Group when cash is advanced to borrowers. They are initially recorded at cost

(their net disbursed amounts), which is the fair value of the cash given to originate the loan, including any transaction costs, and are subsequently measured at amortized cost using the effective interest rate method.

Where loans meet the eligibility criteria of the amended Fair Value Option and have been designated as at Fair Value through Profit and Loss, they are measured at their fair value. The fair value measurement technique used is a discounted cash flow technique, using current yield curves and a spread which is equal to the spread at inception of the instrument, unless credit quality of the instrument varied.

A.9.1. Interest on loans

Interest on loans originated by the Group is recorded in the consolidated income statement (interest and similar income) and on the consolidated balance sheet (loans and advances) on an accruals basis, i.e. over the life of the loans.

A.9.2. Reverse repurchase and repurchase operations (reverse repos and repos)

A reverse repurchase (repurchase) operation is one under which the Group lends (borrows) liquid funds to (from) a credit institution which provides (receives) collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset.

The operation is based on the principle of delivery against payment: the borrower (lender) of the liquid funds transfers the securities to the Group’s (counterparty’s) custodian in exchange for settlement at the agreed price, which generates a return (cost) for the Group linked to the money market.

This type of operation is considered for the purposes of the Group to be a loan (borrowing) at a guaranteed rate of interest. Generally treated as collateralized financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest and are entered on the assets side of the consolidated balance sheet under item 3. Loans and advances to credit institutions - b) other loans and advances (on the liabilities side of the consolidated balance sheet under item 1. Amounts owed to credit institutions - a) with agreed maturity dates or periods of notice). The securities provided as collateral are maintained in the consolidated balance sheet accounts.

Securities received under reverse repurchase agreements and securities delivered under repurchase agreements are not recognized in the consolidated balance sheet or derecognized from the consolidated balance sheet, unless control of the contractual rights that comprise these securities is relinquished. The Group monitors the market value of the securities received or delivered on a daily basis, and provides or requests additional collateral in accordance with the underlying agreements.

Interest earned on reverse repurchase agreements and interest incurred on repurchase agreements is recognized as interest income or interest expense, over the life of each agreement.

A.9.3. Fees on loans

Front-end fees and commitment fees are deferred in accordance with IAS 18, together with the related direct costs of originating and maintaining the commitment, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the related loan. If the commitment expires without the loan being drawn down, the fee is recognised as income on expiry.

A.10. Allowance and provision for credit losses

An allowance for credit losses is established if there is objective evidence that the Group will be unable to collect all amounts due on a claim according to the original contractual terms or the equivalent value. A “claim” means a loan, a commitment such as a letter of credit, a guarantee, a commitment to extend credit, or other credit product.

An allowance for credit losses is reported as a reduction of the carrying value of a claim on the consolidated balance sheet, whereas for an off-balance sheet item such as a commitment a provision for credit loss is reported in Other liabilities. Additions to the allowances and provisions for credit losses are made through credit loss expense.

A.10.1. Credit losses related to loans and advances

Specific provisions have been made for loans and advances outstanding at the end of the financial year and presenting objective evidence of risks of non-recovery of all or part of their amounts according to the original contractual terms or the equivalent value. Changes to these provisions are entered on the consolidated income statement as “Credit loss expense”. Allowances and provisions for credit losses are evaluated on the following counterparty specific based principle.

A claim is considered impaired when the Management Committee determines that it is probable that the Group will not be able to collect all amounts due according to the original contractual terms or the equivalent value. Individual credit exposures are evaluated based upon the borrower’s character, overall financial condition, resources and payment record, the prospects for support from any financially responsible guarantors and, where applicable, the realizable value of any collateral. The estimated recoverable amount is the present value of expected future cash flows, which may result from restructuring or liquidation. Impairment is measured and allowances for credit losses are established for the difference between the carrying amount and its estimated recoverable amount of any claim considered as impaired. The amount of the loss is the difference between the asset’s carrying amount and the present value of expected future cash flows discounted at the financial instrument’s original effective interest rate.

All impaired claims are reviewed and analysed at least semi-annually. Any subsequent changes to the amounts and timing of the expected future cash flows compared to the prior estimates will result in a change in the provision for credit losses and be charged or credited to credit loss expense. An allowance for impairment is reversed only when the credit quality has improved such that there is reasonable assurance of timely collection of principal and interest in accordance with the original contractual terms of the claim agreement. A write-off is made when all or part of a claim is deemed uncollectible or forgiven. Write-offs are charged against previously established provisions for credit losses or directly to credit loss expense and reduce the principal amount of a claim. Recoveries in part or in full of amounts previously written off are credited to credit loss expense.

Upon impairment the accrual of interest income based on the original terms of the claim is discontinued, and is replaced by an accrual based upon the impaired value; in addition, the increase of the present value of impaired claims due to the passage of time is reported as interest income.

A.10.2. Provisions for financial guarantees

In the normal course of business, the Group issues various forms of guarantees to support some institutions. These guarantees are kept off-balance sheet unless a provision is needed to cover probable losses. Provisions for credit losses related to financial guarantees in respect of loans granted by third parties are intended to cover risks inherent in the Group’s activity of issuing guarantees in favour of financial intermediaries. A provision for credit losses is established, in compliance with IAS 37, if there is objective evidence that the Group will have to incur a credit loss in respect of a given guarantee granted.

A.10.3. Collective impairment

On the basis that the Group conducts credit risk assessments on a loan by loan basis, there is no need for collective impairment provisions.

A.11. Property, furniture and equipment

Property, furniture and equipment include land, Group-occupied properties and other machines and equipment.

Property, furniture and equipment are carried at cost less accumulated depreciation and accumulated impairment losses.

Property, furniture and equipment are reviewed periodically for impairment.

Land and buildings are stated at acquisition cost less accumulated depreciation. The value of the Group’s headquarters building in Luxembourg-Kirchberg and its buildings in Luxembourg-Hamm, Luxembourg-Weimershof and Lisbon is depreciated on the straight-line basis as set out below.

Office furniture and equipment were, until end-1997, depreciated in full in the year of acquisition. With effect from 1998, permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the consolidated balance sheet at their acquisition cost, less accumulated depreciation.

Depreciation is calculated on the straight-line basis over the estimated life of each item purchased, as set out below:

– Buildings in Kirchberg, Hamm and Weimershof	30 years
– Building in Lisbon	25 years
– Permanent equipment, fixtures and fittings	10 years
– Furniture	5 years
– Office equipment and vehicles	3 years

Works of art are depreciated in full in the year of acquisition.

A.12. lntangible assets

Intangible assets comprise computer software. Software development costs are capitalized if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise, and to the reliability of cost measurement.

Intangible assets are recognized as assets and are amortized using the straight-line basis over their estimated useful economic life. At each consolidated balance sheet date, intangible assets are reviewed for indications of impairment or changes in estimated future benefits. If such indications exist, an analysis is performed to assess whether the carrying amount is fully recoverable. A write-down is made if the carrying amount exceeds the recoverable amount.

Internally developed software meeting these criteria is carried at cost less accumulated depreciation calculated on the straight-line basis over three years from completion.

Software purchased is depreciated on the straight-line basis over its estimated life (2 to 5 years).

A.13. Staff pension fund and health insurance scheme

The Group operates defined benefit pension schemes to provide retirement benefits to substantially all of its staff. The Group also provides certain additional post-employment healthcare benefits to employees in EIB. These benefits are unfunded, as defined by IFRS. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. Actuarial gains and losses are recognised as income or expense over the expected average remaining working lives of the employees participating in the plans. The charge to the consolidated income statement in respect of the defined benefit pension schemes is based on the current service cost and other actuarial adjustments as determined by qualified external actuaries.

A.13.1. Pension fund

The Bank’s main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank.

Commitments for retirements benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The results of the latest valuation are as at 30 September 2005, with an extrapolation to 31 December, 2005. The main actuarial assumptions used by the actuary are set out in Note K. Actuarial surpluses and deficits are spread forward over a certain period based on the average expected remaining service lives of staff.

The main pension scheme of the EIF is a defined benefit scheme funded by contributions from staff and from the EIF which covers all employees. The scheme entered into force in March 2003, replacing the previous defined contribution scheme. All contributions of the EIF and its members of staff are transferred to the EIB for management. The transferred funds allocated to the pension scheme are invested by the Group, following the rules and principles applied by EIB for its own pension scheme.

A.13.2. Health insurance scheme

The Bank has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Bank and its employees. The health insurance scheme is subject to actuarial calculations as per the same dates as the pension fund. A specific provision is set aside on the liabilities side of the consolidated balance sheet. The EIF has set up its own health care coverage by subscribing to an external insurance plan provided by an insurance company.

A.13.3.Pension fund for members of the Management Committee

The related provision shown on the liability side of the Group’s balance sheet is determined, as for all schemes, in conformity with lAS 19. Benefits are based on years of service and a percentage of final gross base salary as defined in the scheme.

A.14. Debts evidenced by certificates

Debts evidenced by certificates initially are measured at cost, which is the fair value of the consideration received. Transaction costs and net premiums (discounts) are included in the initial measurement. Subsequent measurement is at amortised cost, and any difference between net proceeds and the redemption value is recognised in the consolidated income statement over the period of the borrowings using the effective yield method. Where borrowings meet the eligibility criteria of the amended Fair Value Option and have been designated as at Fair Value through Profit and Loss, they are measured at their fair value. The fair value measurement technique used, in the case of absence of liquid market prices, is a discounted cash flow technique, using current yield curves.

Combined debt instruments that are related to non-EIB equity instruments, foreign exchange or indices are considered structured instruments. For all the debt instruments including embedded derivatives, the Bank has concluded a reversed swap agreement to fully hedge the exposure.

It is the Group policy to hedge the fixed interest rate risk on debt issues and to apply the amended Fair Value Option when this results in a significant reduction of an accounting mismatch. The effect is such that the carrying value of the thus elected debt instruments is adjusted for changes in fair value rather than carried and accrued at cost (see Note S – Derivatives for further discussion).

Interest expense on debt instruments is included in the account “interest expense and similar charges” in the consolidated income statement and in the liabilities caption including the underlying debt instruments in the consolidated balance sheet.

A.15. Fund for general banking risks

This item includes those amounts which the Group decides to put aside to cover risks associated with loans and other financial operations, having regard to the particular risks attaching to such operations.

IFRS require that the transfer to this reserve forms part of the appropriation of the profit.

A.16. Funds allocated to venture capital operations and to the Structured Finance Facility

A.16.1. Funds allocated to venture capital operations

This item comprises the amount of appropriations from the annual result of the Group, determined each year by the Board of Governors to facilitate instruments providing venture capital in the context of implementing the European Council Resolution on Growth and Employment.

A.16.2. Funds allocated to the Structured Finance Facility

This item comprises the amount of appropriations from the annual result of the Group, determined each year by the Board of Governors to facilitate implementation of operations with a greater degree of risk for this new type of instrument. Value adjustments on venture capital and structured finance operations are accounted for in the profit and loss accounts. Upon appropriation of the Group’s result, such value adjustments are taken into consideration for determining the amounts to be recorded in the ‘Funds allocated to venture capital operations’ and ‘Funds allocated to the Structured Finance Facility’s accounts.

A.17. Taxation

The Protocol on the Privileges and Immunities of the European Communities, appended to the Treaty of 29 October 2004 establishing a Constitution for Europe, stipulates that the assets, revenues and other property of the Group are exempt from all direct taxes.

A.18. Prepayments and accrued income – Accruals and deferred income

These accounts comprise:

Prepayments and accrued income: expenditure incurred during the financial year but relating to a subsequent financial year, together with any income not disclosed in the reporting value ofthe underlying financial instrument which, though relating to the financial year in question, is not due until after its expiry.

Accruals and deferred income: income received before the balance sheet date but relating to a subsequent financial year, together with any charges not disclosed in the reporting value of the underlying financial instrument which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year (principally interest on borrowings).

A.19. Interest and similar income

In addition to interest and commission on loans, deposits and other revenue from the securities portfolio, this heading includes the indemnities received by the Group in respect of early loan reimbursements prepayments made by its borrowers.

Interest is recorded on an accruals basis using the effective yield method. Interest is recognised on impaired loans through unwinding the discount used in the present value calculations applied to expected future cash flows.

In accordance with the provisions of the International Accounting Standard IAS 39 – Financial Instruments: Recognition and Measurement – the Group takes immediately into the consolidated income statement the indemnities received for early reimbursement of loans at the time of derecognition of those related loans instead of depreciating the indemnities over the remaining life of those loans.

A.20. Assets held for third parties (Note X)

Assets held for third parties, as set out below, represent trust accounts opened and maintained in the name of the Group entities but for the benefit of the Commission. Sums held in these accounts remain the property of the Commission so long as they are not disbursed for the purposes set out in relation to each project.

–	Under the Growth and Environment Pilot Project, the EIF provides a free guarantee to the financial intermediaries for loans extended to SME’s with the purpose of financing environmentally friendly investments. The ultimate risk from the guarantee rests with the EIF and the guarantee fee is paid out of European Union budget funds.

–	Under the SME Guarantee Facility and the MAP Guarantee programme, the EIF is empowered to issue guarantees in its own name but on behalf of and at the risk of the Commission.

–	Under the ETF Start-Up Facility and the MAP Equity programme, the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the Commission.

The support provided by the Seed Capital Action is aimed at the long-term recruitment of additional investment managers by the venture capital funds to increase the number of qualified personnel and to reinforce the capacity of the venture capital and incubator industries to cater for investments in seed capital.

The Investment Facility, which is managed by the EIB, has been established within the framework of the Cotonou Agreement on cooperation and development of the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000. The EIB prepares separate financial statements for the Investment Facility.

The Commission entrusted financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994.

The Femip Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view to directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital.

A.21. Fiduciary operations

Pursuant to Article 28 of its Statutes, the EIF acquires, manages and disposes of investments in venture capital enterprises, in its own name but on behalf and at the risk of the European Community, according to Fiduciary and Management Agreements concluded with the European Community (“ETF Start-up Facility”).

The EIF is also empowered to issue guarantees in its own name but on behalf and at the risk of the European Community according to the Fiduciary and Management Agreement concluded with the European Community (“SME Guarantee Facility”).

A.22. Commitment to purchase ElF shares

Under the terms of a replacement share purchase undertaking in respect of the remaining 762 shares, the EIB is offering to buy these shares from the EIF’s other shareholders at a price per share, which will correspond to the part of each share in the called capital of EIF, increased by the share premium account, the statutory reserves, the disclosed unrealised gains in venture capital operations, the profit bought forward and profit of the year. The commitment to purchase is shown in the consolidated balance sheet as a debt item under sundry creditors (see also Note H), this is a reclassification with regards to 2004, when this commitment was shown under minority interests.

A.23. Reclassification of prior year figures

Where necessary, certain prior-year figures have been reclassified to conform with changes to the current year’s presentation for comparative purpose.

A.24. Accounting for operating leases

Leases of assets under which all the risks and benefits of ownership are effectively retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the consolidated income statement on a straight-line basis over the period of the lease. When an operating lease is terminated before the lease period has expired, any payment required to be made to the lessor by way of penalty is recognised as an expense in the period in which the termination takes place.

Note B – Debt securities portfolio (in EUR ’000)

In addition to the securitised loans, which represent acquisitions of interest pools of loans or receivables in connection with securitization transactions, the debt securities portfolio is made up of trading financial assets (Portfolio B3), available-for-sale financial assets (Portfolios A2, B1, B2 and operational portfolio-EIF) and financial assets held-to-maturity (Portfolios A1 and Investment Portfolio). The detail of each portfolio is as follows as at December 31, 2005 and 2004:

	31.12.2005		31.12.2004
Treasury bills eligible for refinancing with central banks (of which EUR 12 701 unlisted in 2005 and EUR 12 691 in 2004)	2 798 645		2 848 658
Debt securities including fixed-income securities (listed)	12 908 379		9 308 510

	15 707 024		12 157 168

At 31.12.2005	Book value		Market value
Group Investment portfolio	3 003 719		3 124 366
Operational money market portfolios:
- money market securities with a max. 3 month maturity A1	6 033 393		6 033 393
- money market securities with a max. 18 month maturity A2	3 101 493	(1)	3 101 493
Operational bond portfolios:
- B1 - Credit Spread	1 113 195	(2)	1 113 195
- B2 - Alternative Investment	150 655	(3)	150 655
- B3 - Global Fixed Income	464 596		464 596
Operational portfolio - EIF	48 877	(4)	48 877
Securitised loans (Note D)	1 791 096		1 791 096

15 707 024
(1) including unrealised loss of EUR’000-888
(2) including unrealised gain of EUR’000 2 001
(3) including unrealised gain of EUR’000 655
(4) including unrealised gain of EUR’000 226

At 31.12.2004	Book value		Market value
Group Investment portfolio	2 958 238		3 061 492
Operational money market portfolio:
- money market securities with a max. 3 month maturity A1	5 061 364		5 061 364
- money market securities with a max. 18 month maturity A2	394 507		391 897
- money market securities with a max. 18 month maturity A2 AFS	1 589 477	(1)	1 589 477
Operational bond portfolios:
- B1 - Credit Spread	720 946	(2)	720 946
- B2 - Alternative Investment	0		0
- B3 - Global Fixed Income	460 992		460 992
Operational portfolio - ElF	48 982	(3)	48 982
Securitised loans (Note D)	922 662		922 662

12 157 168
(1) including unrealised gain of EUR’000 515
(2) including unrealised gain of EUR’000 6 491
(3) including unrealised gain of EUR’000 631

The detail of portfolio categories (see Notes A.8) is as follows as of December 31, 2005 and 2004:

At 31.12.2005	Book value		Market value
Trading financial assets	464 596		464 596
Available-for-sale financial assets	4 414 220		4 414 220
Financial assets held-to-maturity	10 828 208		10 942 477

15 707 024

At 31.12.2004	Book value		Market value
Trading financial assets	460 992		460 992
Available-for-sale financial assets	2 753 912		2 751 302
Financial assets held-to-maturity	8 942 264		9 045 518

12 157 168

The Group enters into collateralized securities lending transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfill its contractual obligations. The Group controls credit risk associated with these activities by monitoring counter-party credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Group when deemed necessary.

The security lending activity amounts to EUR’000 836 768 at the end of December 2005 (2004: EUR’000 461 278).

Note C – Loans and advances to credit institutions (other loans and advances) (in EUR ’000)

The Group enters into collateralized reverse repurchase and repurchase agreements transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfill its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Group when deemed necessary.

	31.12.2005	31.12.2004
Term deposits	12 767 471	10 640 761
Tripartite reverse repos (*)	10 799 895	7 365 458

	23 567 366	18 006 219

(*)	These operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

–	delivery against payment,

–	verification of collateral,

–	the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian,

–	organisation of substitute collateral provided that this meets all the contractual requirements.

Note D – Summary statement of loans (in EUR ’000)

D.1. Aggregate loans granted

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	Total 2005	Total 2004
Disbursed portion	114 643 969	133 700 679	248 344 648	225 467 009
Undisbursed loans	11 313 668	36 954 573	48 268 241	42 938 437

Aggregate loans granted	125 957 637	170 655 252	296 612 889	268 405 446

			31.12.2005	31.12.2004
Aggregate loans granted			296 612 889	268 405 446
Securitised loans (Note B)			1 791 096	922 662

Aggregate loans including securised loans (Note T)			298 403 985	269 328 108

D.2. Specific provision for credit losses

Movements in the specific provision are tabulated below:

			31.12.2005	31.12.2004
Credit losses at beginning of the year			239 000	179 000
Allowance during the year (*)			53 500	60 000

Credit losses at end of the year			292 500	239 000

(*)	The amount of EUR’000 53 500 comprises of EUR’000 36 000 for additional specific provisions on existing loan and EUR’000 17 500 with regards for an existing provision for guarantees issued which have been converted into loans during 2005.

Note E – Shares and other variable-yield securities (in EUR ’000)

This item comprises:

	Venture Capital Operations		EBRD Shares		Shares acquired to guarantee recovery of loans and advances		Total
Cost
At 1 January 2005	1 187 386		157 500	(1)	41 524		1 386 410
Net additions	150 247		0		0		150 247
Foreign exchange adjustments	1 315		0		1 270		2 585

At 31 December 2005	1 338 948		157 500		42 794		1 539 242

Unrealised Gains / Losses
At 1 January 2005	0		29 945		0		29 945
Net additions / releases	99 758	(*)	24 185		0		123 943

At 31 December 2005	99 758		54 130		0		153 888

Impairment
At 1 January 2005	- 340 942		0		- 27 305		- 368 247
Net additions	- 25 121		0		0		- 25 121

At 31 December 2005	- 366 063		0		- 27 305		- 393 368

Net book value
At 31 December 2005	1 072 643		211 630		15 489	(2)	1 299 762

At 31 December 2004	846 444		187 445		14 219		1 048 108

(*)	As forecasted by the IFRS framework, the information to restate the 2004 figures related to the Venture Capital were not available timely and at an acceptable cost. Therefore, the overall adjustment has been accounted for in the 2005 additional reserves.

(1):	The actual capital paid in by the Group in respect of its subscription of EUR 600 000 000 to the capital of the EBRD amounts to EUR 157 500 000 as at 31 December 2005 (2004:EUR 149 062 500). The Group holds 3.03 % of the subscribed capital. An amount of EUR nil remains to be paid by the Group according to the payable instalments schedule defined by the EBRD for the capital called as of December 31,2005 (2004:EUR 8 437 500).

(2):	The total number of Eurotunnel shares held by the Group as at 31 December 2005 is 58 971 193, equivalent to EUR 15 489 296. As at 31 December 2005, the depreciation in fair market value of the shares held in Eurotunnel is recognised in the consolidated income statement as this investment is considered impaired.

Note F – Property, furniture, equipment and intangible assets (in EUR ’000)

	Land	Luxembourg buildings	Lisbon building	Furniture and equipment	Total property, furniture and equipment	Total intangible assets
Historical cost
At 1 January 2005	10 415	168 040	349	42 753	221 557	10 017
Additions	0	43 933	0	11 868	55 801	3 135
Disposals	0	0	0	- 6 804	- 6 804	- 1 997

At 31 December 2005	10 415	211 973	349	47 817	270 554	11 155

Accumulated depreciation
At 1 January 2005	0	- 67 390	- 266	- 15 110	- 82 766	- 3 448
Depreciation	0	- 4 895	- 14	- 9 570	-14 479	- 3 558
Disposals	0	0	0	6 804	6 804	1 997

At 31 December 2005	0	- 72 285	- 280	- 17 876	-90 441	- 5 009

Net book value

At 31 December 2005	10 415	139 688	69	29 941	180 113	6 146

At 31 December 2004	10 415	100 650	83	27 643	138 791	6 569

All of the land and buildings are used by the Group for its own activities. The Luxembourg buildings category includes cost relating to the construction of the new building for an amount of EUR’000 65 134 (2004: EUR’000 21 201), expected to be completed in 2007.

For subsequent measurement purposes the Group uses the “cost model” under IAS 16.

Note G – Interest subsidies received in advance

Part of the amounts received from the European Commission through EMS (European Monetary System) arrangements has been made available as a long-term advance which is entered on the liabilities side under item 3. Other liabilities - a) interest subsidies received in advance, and comprises:

–	amounts in respect of interest subsidies for loans granted for projects outside the Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries;

–	interest subsidies, concerning certain lending operations mounted within the Union from the Group’s own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992;

–	amounts received in respect of interest subsidies for loans granted from EC resources under Council Decisions 78/870/EEC of 16 October 1978 (New Community Instrument), 82/169/EEC of 15 March 1982 and 83/200/EEC of 19 April 1983 and under Council Regulation (EEC) No 1736/79 of 3 August 1979 as amended by Council Regulation (EEC) No 2790/82 of 18 October 1982.

Note H – Sundry debtors and sundry creditors (in EUR ’000)

Sundry debtors	31.12.2005	31.12.2004
– Staff housing loans and advances	31 533	47 640
– Loan instalments receivable	76 182	22 502
– End payment receivable on swap	325 051	238 344
– Other	73 611	98 370

	506 377	406 856

Sundry creditors	31.12.2005	31.12.2004
– European Community accounts:
• for Special Section operations and related unsettled amounts	589 147	323 544
• deposit accounts	514 019	532 721
– Optional Supplementary Provident Scheme (Note K)	184 176	169 739
– Health Insurance Plan (Note K)	67 451	64 298
– Commitment of purchase of minority interests (Note A.22)	235 674	239 621
– Other	79 379	58 342

	1 669 846	1 388 265

Note I – Amounts owed to credit institutions with agreed maturity dates or periods of notice (in EUR ’000)

	31.12.2005	31.12.2004
Short-term borrowings	382 923	377 480
Amounts due to EBRD including promissory notes issued in respect of paid-in capital of EBRD	10 125	18 563

	393 048	396 043

Note J – Debts evidenced by certificates as at 31 December (in EUR ’000)

				Borrowings		Currency swaps				Net amount
						amounts payable (+) or receivable (–)
Payable in	Outstanding at 31.12.2004	Average rate	Outstanding at 31.12.2005	Average rate	Due dates	31.12.2004	Average rate	31.12.2005	Average rate	Outstanding at 31.12.2004	Outstanding at 31.12.2005
EUR	92 999 717	4.36	97 603 483	4.30	2006/2045	33 909 793 +	2.31	38 997 550 +	2.51	126 909 510	136 601 033
GBP	49 929 812	5.65	58 797 480	5.40	2006/2054	8 943 846 -	4.55	16 770 035 -	5.25	40 985 966	42 027 445
DKK	107 544	6.00	53 616	5.00	2010/2010	257 221 +	1.94	510 722 +	2.16	364 765	564 338
SEK	816 465	4.25	954 892	4.34	2007/2025	1 035 759 +	1.97	809 960 +	1.67	1 852 224	1 764 852
USD	51 991 353	3.93	67 957 589	4.03	2006/2045	10 700 087 -	2.23	10 975 898 -	4.19	41 291 266	56 981 691
CHF	2 527 059	3.52	2 958 009	3.35	2006/2020	209 208 +	0.00	368 555 -	0.00	2 736 267	2 589 454
JPY	5 850 827	3.85	7 082 923	1.87	2006/2036	1 815 968 -	-0.16	1 856 928 -	0.17	4 034 859	5 225 995
NOK	546 349	6.14	425 798	6.03	2006/2025	392 438 -	1.78	226 675 -	2.41	153 911	199 123
CAD	426 413	6.69	400 729	6.20	2006/2045	365 497 -	0.00	69 289 -	0.00	60 916	331 440
AUD	3 095 825	5.14	2 365 138	5.29	2006/2013	3 095 825 -	0.00	2 325 719 -	0.00	0	39 419
CZK	1 204 390	4.86	1 232 383	4.73	2007/2028	530 000 +	2.35	1 177 699 +	2.01	1 734 390	2 410 082
HKD	683 790	5.75	714 961	5.57	2006/2019	683 790 -	0.00	714 961 -	0.00	0	0
NZD	382 598	6.06	1 576 144	6.22	2006/2014	382 598-	0.00	1 576 144 -	0.00	0	0
ZAR	1 281 999	9.94	1 501 592	9.36	2006/2018	845 129 -	9.74	846 867 -	9.53	436 870	654 725
HUF	1 300 972	7.78	1 265 472	7.59	2006/2015	1 046 975 -	9.29	966 721 -	6.09	253 997	298 751
PLN	602 054	6.56	621 526	6.43	2006/2017	202 239 -	6.39	116 726 +	4.40	399 815	738 252
MXN	0	0	190 973	9.25	2006/2015	0 +	0.00	190 973 -	0.00	0	0
TWD	885 409	3.50	693 026	2.25	2006/2013	885 409 -	0.00	693 026 -	0.00	0	0
TRY	0	0	1 449 861	12.70	2006/2015	0 +		1 449 861 -	0.00	0	0
ISK	0	0	241 384	7.17	2007/2008	0 +	0.00	241 384 -	0.00	0	0
BGN	51 127	4.88	51 117	4.88	2009/2009	51 127 -	0.00	51 117 -	0.00	0	0
MTL	23 026	3.80	23 294	3.80	2009/2009	23 026 -	0.00	23 294 -	0.00	0	0
SIT	16 683	4.75	16 701	4.75	2014/2014	16 683 -	0.00	16 701 -	0.00	0	0
SKK	101 718	5.00	105 138	4.90	2023/2028	86 153 +	8.29	124 076 +	8.29	187 871	229 214

Fair value option adjustment (IAS 39):	10 799 956		12 876 107

Total	225 625 086		261 159 336

The redemption of certain borrowings is indexed to stock exchange indexes (historical value: EUR450 million). Swap operations are concluded in relation with those borrowings.

In addition the Group uses interest rate and foreign exchange derivatives to manage the risks inherent in certain debt issues. In the case of interest rate risk management, the Group applies the amended Fair Value Option as discussed in Note A.3 - Summary of Significant Accounting Policies and Note S - Derivatives. At 31 December 2005, as a result of applying fair value option, the carrying value of debt issued is EUR 12 876 million higher than its value, reflecting changes in fair value due to interest rate movements (2004: EUR 10 800 million).

Note K – Staff pension fund (in EUR ’000)

The Group operates 3 defined benefit pension schemes. The Group also provides certain additional post-employment healthcare benefits to employees in EIB. These benefits are unfunded as defined by IFRS. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. Actuarial valuation took place at 30 September 2005 and was rolled forward to 31 December 2005.

Net benefit expense (recognized in consolidated income statement) as at 31.12.2005:

	EIB Pension	Management Committee Pension	ElF Pension	Health Insurance	Total 2005
Net current service cost(1)	22 861	1 213	609	3 558	28 241
Interest cost on benefit obligation(2)	38 330	1 218	295	3 756	43 599
Specific provision recognised in the year(1)	10 133	315	45	- 2 534	7 959

Net benefit expense	71 324	2 746	949	4 780	79 799

(1)	Recognised in General administrative expenses
(2)	Recognised in Interest and similar charges

Benefit liabilities as at 31.12.2005:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2005
Benefit obligation	972 273	28 606	9 166	88 751	1 098 796
Unrecognised net actuarial losses	- 255 493	- 3 636	- 2 348	- 21 300	- 282 777

Net liability	716 780	24 970	6 818	67 451	816 019

Unrecognised net actuarial losses will be recognised, from 2006 onwards, according to the average remaining service life of the participants of each scheme, in accordance with IAS 19.

Movements in the benefit asset/(liability) during the year ended 31 December 2005 are as follows (in EUR ’000):

	EIB Staff Pension Plan	Management Committee Pension Plan	ElF Staff Pension Plan	Total Pension Plans	Health Insurance Plan
At 1 January 2005	653 997	23 528	5 358	682 883	64 298
Benefit expense	71 324	2 746	949	75 019	4 780
Benefit payments net of employee contributions	- 8 541	- 1 304	511	- 9 334	- 1 627

At 31 December 2005	716 780	24 970	6 818	748 568	67 451	(1)

At 31 December 2004	653 997	23 528	5 358	682 883	64 298	(1)

(1)	The obligation for the Health Insurance Plan is entered under “Sundry Creditors.” (Note H).

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a contributory defined benefit pension scheme). The corresponding amount of EUR 184 million (2004: EUR 170 million) is entered under “Sundry creditors” (Note H).

The principal assumptions used in determining pension and post-employment benefit obligations for the Group’s plans are shown below:

	2005	2004
	%	%
Discount rate for pension plans	4.31	4.90
Discount rate for health insurance plans	4.31	4.70
Future salary increase (including inflation)	3.50	3.50
Future pension increases	1.50	1.50
Healthcare cost increase rate	3.50	3.50
Actuarial tables	LPP 2000	LPP 2000

Note L – Fund for general banking risks and provision for guarantees issued (in EUR ’000)

L.1. Fund for general banking risks

Movements in the Fund for general banking risks are tabulated below:

	31.12.2005	31.12.2004
Fund at beginning of the year	915 000	1 050 000
Appropriated for the year	60 000	- 135 000

Fund at end of the year	975 000	915 000

The Fund has been increased by the amount of EUR 60 million by transfer from profit to be appropriated for the 2005 financial year (see Note A.15).

L.2. Provision for guarantees issued in respect of loans granted by third parties

Movements in the provision for guarantees issued are tabulated below:

	31.12.2005	31.12.2004
Provision at beginning of the year	22 000	0
Allowance (+) / Reversal (-) for the year	- 22 000	22 000
Use for the year	0	0

Provision at the end of the year	0	22 000

L.3. Provision for guarantees issued in respect of venture capital operations

Movements in the provision for guarantees issued are tabulated below:

	31.12.2005	31.12.2004
Provision at beginning of the year	51 249	45 396
Allowance for the year	6 740	6 825
Use for the year	- 21 239	- 972

Provision at the end of the year	36 750	51 249

Note M – Geographical analysis of “Interest and similar income” (in EUR ’000)

	31.12.2005	31.12.2004
Germany	1 700 037	1 406 159
France	1 105 099	1 017 467
Spain	1 074 982	935 441
United Kingdom	1 046 542	1 060 356
Italy	916 899	886 485
Portugal	589 135	531 281
Greece	487 562	469 867
Austria	164 940	128 000
Denmark	153 270	152 637
Finland	148 818	134 036
Poland	143 044	113 510
Belgium	137 666	136 666
Netherlands	128 037	109 089
Czech Republic	117 627	98 743
Sweden	108 983	106 667
Ireland	100 789	83 066
Hungary	73 339	70 279
Slovak Republic	40 898	40 552
Slovenia	38 336	34 430
Luxembourg	24 732	24 475
Cyprus	20 969	17 009
Lithuania	8 150	8 619
Latvia	7 126	4 781
Estonia	5 078	4 527
Malta	366	525

	8 342 424	7 574 667
Outside the European Union	719 131	641 546

	9 061 555	8 216 213
Income not analysed (1)	1 291 474	942 558

	10 353 029	9 158 771

(1) Income not analysed:

Revenue from investment portfolio securities	196 248	189 798
Revenue from short-term securities	256 135	184 845
Revenue from money-market operations	799 226	616 711
EIF guarantee commission (*) [EIB counterguarantee]	8 816	7 682
Unwinding of interest income from the present value adjustment of paid-in capital and reserve receivable	63 956	48 725
Adjustment on early repayments of loans	- 32 907	- 105 203

	1 291 474	942 558

(*)	net of annual amortisation

Note N – Result on financial operations

The result comprises the following components (in EUR ’000):

	31.12.2005	31.12.2004
Net result on derivatives under the fair value option	317 350	160 672
Net result on loans under the fair value option	649 834	- 1 175 114
Net result on borrowings under the fair value option	- 1 250 133	900 460
Net result on other assets and liabilities under the fair value option	- 903	- 36 719

	-283 852	-150 701
Other financial operations	3 239	- 3 853

	- 280 613	- 154 554

Note O – Geographical analysis of “Fee and commission income” (in EUR ’000)

	31.12.2005	31.12.2004
Investment Facility – Cotonou	32 455	18 000
Other European Community institutions and EU countries	43 416	38 358

	75 871	56 358

Note P – General administrative expenses (in EUR ’000)

	31.12.2005	31.12.2004
Salaries and allowances(*)	147 504	138 561
Welfare contributions and other social costs	74 702	133 570

Staff costs	222 206	272 131
Other general and administrative expenses	67 858	71 094

	290 064	343 225

(*)	Of which the amount for members of the Management Committee is EUR’000 2 634 at 31 December 2005 and EUR’000 2 557 at 31 December 2004.

The number of persons employed by the Group was 1 405 at 31 December 2005 (1 318 at 31 December 2004).

Note Q – Estimates present value of financial instruments

The present value of the financial instruments (mainly loans, treasury, securities and borrowings after long-term interest rate or currency swaps) entered under assets and liabilities compared with their accounting value is shown in the table below:

At 31 December 2005 (in EUR million)

	ASSETS		LIABILITIES
	Net accounting value	Present value	Accounting value	Present value
Loans	250 136	250 767	0	0
Investment portfolio	3 004	3 124	0	0
Liquid assets	25 916	25 916	0	0
Borrowings and swaps	0	0	255 555	246 619

Total 2005	279 056	279 807	255 555	246 619

At 31 December 2004 (in EUR million)

	ASSETS		LIABILITIES
	Net accounting value	Present value	Accounting value	Present value
Loans	226 390	229 168	0	0
Investment portfolio	2 958	3 061	0	0
Liquid assets	20 362	20 362	0	0
Borrowings and swaps	0	0	226 417	220 912

Total 2004	249 710	252 591	226 417	220 912

The method of calculation of the present value of the financial instruments making up the assets and liabilities is based on the cash flows of the instruments and of the funding curve of the Bank. The curve reflects the cost of financing of the Bank at the end of the year.

Note R – Risk management

This section presents information about the Group’s exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are:

–	Market risk – exposure to observable market variables such as interest rates, exchange rates and equity market prices

–	Credit risk – the risk of loss resulting from client or counterparty default and arising on credit exposure in all forms, including settlement risk

–	Liquidity and funding risk – the risk that the Group is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price.

R.1. Credit risk

Credit risk concerns mainly the Group’s lending activity and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits.

The credit risk associated with the use of derivatives is also analysed hereafter in the “Derivatives” section (Note S).

Management of credit risk is based, firstly, on the degree of credit risk vis-à-vis counterparties and, secondly, on an analysis of the solvency of counterparties.

As regards lending, treasury and derivatives operations, credit risk is managed by an independent Risk Management Directorate under the direct responsibility of the Management Committee. The Group has thus established an operationally independent structure for determining and monitoring credit risk.

R.1.1.Loans

In order to limit the credit risk on its loan portfolio, the Group lends only to counterparties with demonstrated creditworthiness over the longer term and sound guarantees.

In order to efficiently measure and manage credit risk on loans, the Group has graded its lending operations according to generally accepted criteria, based on the quality of the borrower, the guarantee and, where appropriate, the guarantor.

The structure of guarantee relating to the loan portfolio as at 31 December 2005 is analysed below (in EUR million), excluding IAS 39 fair value adjustments:

Within the European Union

Guarantor (1)
Borrower	Member States	Public institutions	Zone “A” banks	Corporates	Total 2005	Total 2004
Member States	21 342	0	0	0	21 342	20 835
Public institutions	19 588	30 058	1 804	1 037	52 487	49 569
Zone “A” banks	12 232	44 544	39 781	17 458	114 015	103 536
Corporates	14 020	3 752	26 482	34 531	78 785	66 594

Total 2005 (1)	67 182	78 354	68 067	53 026	266 629

Total 2004 (1)	87 013	46 219	62 165	45 137		240 534

(1)	These amounts include loans for which no formal guarantee was required for a total of EUR 49 424 million as at 31 December 2005 (2004: EUR 58 305 million), the borrower’s level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Group’s right of access to independent security.

Outside the European Union

Secured by:	31.12.2005		31.12.2004
Member States	1 497		1 420
Community budget	25 239	(*)	23 304	(*)
Facilities	835		575

Total	27 571	(**)	25 299	(**)

(*)	of which EUR 2 862 million in risk-sharing operations as explained below (2004: EUR 2 484 million).
(**)	which includes EUR 3 064 million of loans in the 10 new Member States which remain under the EC Mandates (2004: EUR 3 599 million).

Loans outside the Community (apart from those under the Pre-Accession Facility and the Mediterranean Partnership Facility – “The Facilities”) are, in the last resort, secured by guarantees of the Community budget or the Member States (loans in the ACP Countries and the OCT). In all regions (South Africa, non-member Mediterranean Countries, Central and Eastern Europe, Asia and Latin America), apart from the ACP Countries and the OCT, in the case of loans secured by a sovereign guarantee, all risks are, in the last resort, covered by the Community budget.

The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain Group loans are secured by third-party guarantees with respect to the commercial risk, the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance. To date, finance contracts for EUR 4 242 million in risk-sharing loans have been signed under these agreements.

Loans granted under the Facilities (EUR 835 million) are not secured by guarantees of the Community budget or the Member States.

LOANS FOR PROJECTS OUTSIDE THE UNION (in EUR million)

(Including loans in the new Member States before accession)

BREAKDOWN OF LOANS BY GUARANTEE AS AT 31 DECEMBER

Agreement	Outstanding 31.12.2005	Outstanding 31.12.2004
75% Member States global guarantee

– ACP/OCT Group 3rd Lomé Convention	31	48
– ACP/OCT Group 4th Lomé Convention	390	433
– ACP/OCT Group 4th Lomé Convention/ 2nd Financial Protocol	856	871

Total 75% Member States global guarantee	1 277	1 352

75% Member States guarantee

– Cotonou partnership agreement	220	68

Total 75% Member States guarantee	220	68

Total Member States guarantee	1 497	1 420

100% Community budget guarantee

– South Africa – 300 m – BG Decision 19.06.95	130	130
– ALA I – 750 m	244	253
– ALA interim (100% guarantee) – 153 m	65	66
– CEEC – 1 bn – BG Decision 29.11.89	226	265
– CEEC – 3 bn – BG Decision 02.05.94	1 092	1 298
– CEEC – 700 m – BG Decision 18.04.91	71	117
– Russia – 100 m – 2/2002-2/2004	85	25

Total 100% Community budget guarantee	1 913	2 154

75% Community budget guarantee

– Mediterranean Protocols	1 906	2 460
– Yugoslavia – Art. 18 (1984)	4	5
– Yugoslavia – 1st Protocol	7	8
– Yugoslavia – 2nd Protocol	98	120
– Slovenia – 1st Protocol	91	101

Total 75% Community budget guarantee	2 106	2 694

70% Community budget guarantee

– South Africa – 375 m – Decision 29.01.97	239	239
– ALA II – 900 m	428	480
– ALA interim (70% guarantee: risk sharing) – 122 m	52	57
– Bosnia-Herzegovina – 100 m 99/2001	99	99
– Euromed (EIB) – 2 310 m – Decision 29.01.97	1 355	1 628
– FYROM – 150 m – 1998/2000	139	143
– CEEC – 3 520 m – Decision 29.01.97	2 276	2 512

Total 70% Community budget guarantee	4 588	5 158

65% Community budget guarantee

– South Africa – 825 m – 7/2000-7/2007	742	580
– ALA III – 2480 m – 2/2000-7/2007	1 374	1 172
– Euromed II – 2/2000-7/2007	6 019	6 306
– South Eastern Neighbours – 9185 m - 2/2000 – 7/2007 (*).	7 477	4 203
– Turkey special action – 450 m – 2001-2006	424	437
– Turkey TERRA – 600 m – 11/1999-11/2002	596	600

Total 65% Community budget guarantee	16 632	13 298

Total Community budget guarantee	25 239	23 304

Facilities
– Pre-Accession Facility II – 2000/2006	835	575

Total Facilities	835	575

TOTAL	27 571	25 299

(*)	The agreement CEEC-9280m-2/2000-7/2007 has been redenominated at 25 January 2005 as South Eastern Neighbours-9185m-2/2000-7/2007.

Collateral on loans (EUR million)

Among other credit mitigant instruments, the Bank also uses pledge of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 9 334 million, with the following composition:

Loan Financial Collateral (in EUR million) (1)

	Bonds						Equities & Funds	Cash	Total 2005
Moody’s or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS
Aaa	1 136	229	91	119	310	2 397	0	0	4 282
Aa1 toAa3	2 245	0	666	14	117	0	0	0	3 042
A1	96	0	0	0	8	0	0	0	104
Below A1	1 162	0	0	0	0	0	0	0	1 162
Non-Rated	155	0	0	0	276	0	141	172	744

Total 2005	4 794	229	757	133	711	2 397	141	172	9 334

Loan Financial Collateral (in EUR million) (1)

	Bonds						Equities & Funds	Cash	Total 2004
Moody’s or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS
Aaa	1 395	181	88	116	41	2 069	0	0	3 890
Aa1 toAa3	2 136	0	495	13	76	0	3	0	2 723
A1	236	0	0	0	0	0	5	0	241
Below A1	959	0	0	0	0	0	11	0	970
Non-Rated	0	0	0	0	230	0	200	160	590

Total 2004	4 726	181	583	129	347	2 069	219	160	8 414

(1)	Bonds are valued at their market value.

A breakdown of disbursed loans outstanding, including securitised loans, (in EUR million) at 31 December according to the sectors in which borrowers are engaged is set out below:

Maturity
Sector:	not more than 1 year	1 year to 5 years	more than 5 years	Total 2005	Total 2004
Energy	2 659	9 597	12 727	24 983	23 952
Transport	2 861	15 630	57 402	75 893	68 502
Telecommunications	743	5 503	1 468	7 714	7 050
Water, sewerage	1 011	4 705	8 675	14 391	14 142
Miscellaneous infrastructure	1 822	3 274	10 292	15 388	13 321
Agriculture, forestry, fisheries	84	114	97	295	296
Industry	1 840	8 829	4 593	15 262	14 561
Services	927	1 760	5 113	7 800	4 437
Global loans	5 063	27 393	39 652	72 108	66 928
Health, education	270	1 698	10 130	12 098	9 706

TOTAL 2005	17 280	78 503	150 149	245 932

TOTAL 2004	15 135	71 311	136 449		222 895

Positive fair value adjustment (IAS 39)				4 204	3 495

TOTAL 2005				250 136

TOTAL 2004					226 390

R.1.2. Treasury

The credit risk associated with treasury (the securities portfolio, commercial paper, term accounts, etc.) is rigorously managed through selecting first-class counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by Management, in particular on the basis of the ratings awarded to counterparties by the rating agencies (these limits are reviewed regularly by the Risk Management Directorate).

The table below provides a percentage breakdown of the credit risk associated with the securities portfolio and treasury instruments in terms of the credit rating of counterparties and issuers (as at 31 December):

Moody’s or equivalent rating	Securities portfolio %		Treasury instruments %
	2005	2004	2005	2004
Long-term rating:
Aaa	58	59	5	13
Aa1 to Aa3	32	30	51	54
A1	3	3	16	10
Below A1	5	5	20	14

Short-term rating:
A-1+P-1	2	3	8	9

Total	100	100	100	100

As part of its treasury management activities, the Bank holds investments in capital guarantee notes, the coupons of which embedded options on the performance of funds of hedge funds. At 31 December 2005, the total nominal amount of such notes stood at EUR 150 million and are part of the Securities portfolio.

Collateral on Treasury transactions (EUR million)

Part of the Treasury transactions are tripartite reverse repos, for an amount of EUR 10 800 million (2004: EUR 7 365 million). These transactions are governed by a Tripartite Agreement, the exposure is fully collateralised, with daily margin calls. The classification of the collateral portfolio at the end of the year amounts to EUR 11 610 million (2004: EUR 7 528 million), with the following classification:

Tripartite Agreements Collateral (in EUR million)

	Bonds
Moody’s or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS	Total 2005
Aaa	729	780	324	150	2 021	2 083	6 087
Aa1 toAa3	927	0	520	22	2 246	46	3 761
A1	288	0	1	0	760	4	1 053
Below A1	603	0	0	0	104	2	709
Non-Rated	0	0	0	0	0	0	0

Total 2005	2 547	780	845	172	5 131	2 135	11 610

Tripartite Agreements Collateral (in EUR million)

	Bonds
Moody’s or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS	Total 2004
Aaa	1 218	1 368	252	7	533	188	3 566
Aa1 to Aa3	1 971	0	205	6	754	3	2 939
Al	19	0	0	0	134	0	153
Below A1	391	0	0	0	479	0	870
Non-Rated	0	0	0	0	0	0	0

Total 2004	3 599	1 368	457	13	1 900	191	7 528

R.1.3. Securities lending

The market value of the bonds lent in the securities lending activities is at the end of 2005 of EUR 891 million. These transactions are governed by an agreement signed with Northern Trust, the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2005 amounts to EUR 901 million, with the following classification:

Securities Lending Collateral (in EUR million)

	Bonds					Time Deposit	Total 2005
Moody’s or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Certificate of Deposits
Aaa	542	0	0	0	0	0	542
Aa1 to Aa3	0	0	0	0	68	266	334
A1	0	0	0	0	25	0	25
Below A1	0	0	0	0	0	0	0
Non-Rated	0	0	0	0	0	0	0

Total 2005	542	0	0	0	93	266	901

Securities Lending Collateral (in EUR million)

	Bonds					Time Deposit	Total 2004
Moody’s or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Certificate of Deposits
Aaa	223	0	0	0	0	0	223
Aa1 to Aa3	201	0	0	0	6	99	306
A1	0	0	0	0	10	0	10
Below A1	0	0	0	0	0	0	0
Non-Rated	0	0	0	0	0	0	0

Total 2004	424	0	0	0	16	99	539

R.2. Interest rate risk

The Group has established an organisational structure for the asset-liability function, applying best practices in the financial industry, and, in particular, an Asset-Liability Management Committee (ALCO) under the direct responsibility of the Group’s Management Committee. Accordingly, it has decided on an asset-liability management strategy which involves maintaining an own funds duration of around 5 years, thereby safeguarding the Group against substantial fluctuations in its long-term revenues.

Given a notional own funds portfolio in line with the above objective of an own funds duration equal to around 5 years, an increase in interest rates of 0.01% on all currencies would result in a decrease of EUR 238 000 in the net present value of the Group’s own funds.

The following table illustrates the Group’s exposure to interest rate risk. It presents the nominal amounts according to maturities affected by the incidence of interest rate changes, as regards the main balance sheet items subject to reindexation:

Reindexation interval (in EUR million)

At 31.12.2005	not more than 3 months	3 months to 6 months	6 months to 1 year	1 year to 5 years	more than 5 years	Total 31.12.2005

Assets
Loans	159 671	3 709	6 138	35 651	44 967	250 136
Net liquidity	26 574	-586	179	1 619	1 134	28 920

	186 245	3 123	6 317	37 270	46 101	279 056

Liabilities
Borrowings and swaps	190 551	3 610	4 858	27 215	29 321	255 555

Interest rate risk	- 4 306	-487	1 459	10 055	16 780

At 31.12.2004	not more than 3 months	3 months to 6 months	6 months to 1 year	1 year to 5 years	more than 5 years	Total 31.12.2004

Assets
Loans	140 326	2 922	4 105	37 071	41 966	226 390
Net liquidity	20 434	66	184	1 491	1 145	23 320

	160 760	2 988	4 289	38 562	43 111	249 710
Liabilities
Borrowings and swaps	162 723	5 715	1 553	28 857	27 569	226 417

Interest rate risk	- 1 963	- 2 727	2 736	9 705	15 542

R.3. Liquidity risk

The table hereafter analyses assets and liabilities by maturity on the basis of the period remaining between the consolidated balance sheet date and the contractual maturity date.

Assets and liabilities for which there is no contractual maturity date are classified under “Maturity undefined”.

Liquidity Risk (in EUR million)

Maturity at 31.12.2005	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	maturity undefined	Total 2005

Assets
Cash in hand, central banks and post office banks	13	0	0	0	0	13
Treasury bills eligible for refinancing with central banks	150	266	1 248	1 063	72	2 799

Other loans and advances:
• Current accounts	285	0	0	0	0	285
• Others	23 460	28	0	0	79	23 567

	23 745	28	0	0	79	23 852
Loans:
• Credit institutions	1 712	6 013	38 683	66 692	1 544	114 644
• Customers	1 426	8 126	39 170	82 053	2 633	133 408

	3 138	14 139	77 853	148 745	4 177	248 052
Debt securities including fixed-income securities	6 698	1 702	2 854	1 628	26	12 908
Positive replacement value					20 225	20 225
Other assets					3 719	3 719

Total assets	33 744	16 135	81 955	151 436	28 298	311 568

Liabilities
Amounts owed to credit institutions	383	4	6			393
Debts evidenced by certificates	14 537	32 327	109 361	92 058	12 876	261 159
Negative replacement value					16 463	16 463
Capital, reserves and profit					30 746	30 746
Other liabilities					2 807	2 807

Total liabilities	14 920	32 331	109 367	92 058	62 892	311 568

Maturity at 31.12.2004	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	maturity undefined	Total 2004

Assets
Cash in hand, central banks and post office banks	31	0	0	0	0	31
Treasury bills eligible for refinancing with central banks	110	241	1 319	1 102	77	2 849
Other loans and advances:
• Current accounts	198	0	0	0	0	198
• Others	18 006	0	0	0	0	18 006

	18 204	0	0	0	0	18 204

Loans:
• Credit institutions	2 405	5 192	33 975	61 203	788	103 563
• Customers	1 540	6 072	37 335	74 088	2 630	121 665

	3 945	11 264	71 310	135 291	3 418	225 228
Debt securities including fixed-income securities	5 710	972	1 426	1 185	16	9 309
Positive replacement value	4 579	0	0	0	9 520	14 099
Other assets	0	0	0	0	3 524	3 524

Total assets	32 579	12 477	74 055	137 578	16 555	273 244

Liabilities
Amounts owed to credit institutions	378	8	10	0	0	396
Debts evidenced by certificates	19 032	20 226	111 181	71 078	4 108	225 625
Negative replacement value	-1 941	0	0	0	17 297	15 356
Capital, reserves and profit	-97	0	0	0	29 450	29 353
Other liabilities	0	0	0	0	2 514	2 514

Total liabilities	17 372	20 234	111 191	71 078	53 369	273 244

A securities portfolio, termed an “investment portfolio” (Note B), has been created in order to ensure the Group’s solvency and to contend with unforeseen liquidity needs. This securities portfolio consists mainly of fixed-income securities issued by first-class counterparties, largely bonds issued by Member States, acquired with the intention of holding them until final maturity.

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties. Certain liabilities could therefore be redeemed at an earlier stage than their maturity date. If all calls were to be exercised at their next contractual exercise date, cumulated early redemptions for the period 2006-2008 would amount to EUR 16.6 billion.

R.4. Foreign exchange risk

The sources of foreign exchange rate risk are to be found in the margins on operations and in general expenses incurred in non-euro currencies. The Group’s objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets.

An FX hedging program was set up in 2004 in order to protect the known loan margins in USD and in GBP for the next 3 years.

Exchange position (in EUR milion)

Currency at 31.12.2005	EURO	Pounds Sterling	US Dollars	Other currencies	Sub-Total except Euros	Total 2005

Assets
Cash in hand, central banks and post offce banks	1	12	0	0	12	13
Treasury bills eligible for refinancing with central banks	2 799	0	0	0	0	2 799
Other loans and advances:
• Current accounts	237	11	17	20	48	285
• Others	5 883	1 419	11 170	5 095	17 684	23 567

	6 120	1 430	11 187	5 115	17 732	23 852
Loans:
• Credit institutions	59 704	21 865	31 255	1 820	54 940	114 644
• Customers	96 573	16 060	13 554	7 221	36 835	133 408

	156 277	37 925	44 809	9 041	91 775	248 052
Debt securities including fixed-income securities	7 577	3 087	1 204	1 040	5 331	12 908
Positive replacement value	18 817	556	409	443	1 408	20 225
Other assets	3 179	261	222	57	540	3 719

Total assets	194 770	43 271	57 831	15 696	116 798	311 568

Liabilities
Amounts owed to credit institutions	393	0	0	0	0	393
Debts evidenced by certificates:
• Debts securities in issue	107 439	59 353	68 917	24 312	152 582	260 021
• Others	305	587	0	246	833	1 138

	107 744	59 940	68 917	24 558	153 415	261 159
Negative replacement value	53 320	-16 759	-11 166	-8 932	-36 857	16 463
Capital, reserves and profit	30 746	0	0	0	0	30 746
Other liabilities	2 577	91	74	65	230	2 807

Total liabilities	194 780	43 272	57 825	15 691	116 788	311 568

Net position as at 31.12.2005	- 10	- 1	6	5	0

Currency at 31.12.2004	EURO	Pounds Sterling	US Dollars	Other currencies	Sub-Total except Euros	Total 2004

Assets
Cash in hand, central banks and post office banks	1	30	0	0	30	31
Treasury bills eligible for refinancing with central banks	2 849	0	0	0	0	2 849
Other loans and advances:
• Current accounts	143	6	21	28	55	198
• Others	7 051	1 691	6 301	2 963	10 955	18 006

	7 194	1 697	6 322	2 991	11 010	18 204

Loans:
• Credit institutions	58 002	21 619	22 155	1 787	45 561	103 563
• Customers	87 378	16 433	11 161	6 693	34 287	121 665

	145 380	38 052	33 316	8 480	79 848	225 228

Debt securities including fixed-income securities	5 017	1 600	1 801	891	4 292	9 309
Positive replacement value	12 702	341	348	708	1 397	14 099
Other assets	2 818	300	342	64	706	3 524

Total assets	175 961	42 020	42 129	13 134	97 283	273 244

Liabilities
Amounts owed to credit institutions	396	0	0	0	0	396
Debts evidenced by certificates:
• Debts securities in issue	101 367	50 165	52 807	20 094	123 066	224 433
• Others	305	571	0	316	887	1 192

	101 672	50 736	52 807	20 410	123 953	225 625
Negative replacement value	42 917	- 8 975	- 10 899	- 7 687	-27 561	15 356
Capital, reserves and profit	29 353	0	0	0	0	29 353
Other liabilities	1 634	259	214	407	880	2 514

Total liabilities	175 972	42 020	42 122	13 130	97 272	273 244

Net position as at 31.12.2004	- 11	0	7	4

Note S – Derivatives

Derivatives are contractual financial instruments, the value of which fluctuates according to trends in the underlying assets, interest rates, exchange rates or indices.

S.1. As part of funding activity

The Group uses derivatives mainly as part of its funding strategy in order to bring the characteristics, in terms of currencies and interest rates, of the funds raised into line with those of loans granted and also to reduce funding costs.

Long-term derivatives transactions are not used for trading, but only in connexion with fund-raising and for the reduction of market risk exposure.

All interest rate and currency swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature.

The derivatives most commonly used are:

–	Currency swaps

–	Interest rate swaps

–	Asset swaps

S.1.1. Currency swaps

Currency swaps are contracts under which it is agreed to convert funds raised through borrowings into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

S.1.2. Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

S.1.3. Asset swaps

Asset swaps are arranged for investments in bonds that do not have the desired cash-flow features. Specifically, swaps are used to convert investments into floating-rate instruments with 3-month coupon payment and reset frequency. Thus, the Group eliminates interest-rate and/or exchange risk, while retaining, as intended, the credit risk.

Interest rate or currency swaps allow the Group to modify the interest rates and currencies of its borrowing portfolio in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous access conditions to certain capital markets with its counterparties.

•	Derivatives credit risk mitigation policy:

The credit risk with respect to derivatives ties in the loss which the Group would incur were a counterparty unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Group against losses arising out of the use of such instruments.

•	Contractual framework:

All Group long-term derivatives transactions are concluded in the contractual framework of Master Swap Agreements and, where non-standard structures are covered, of Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

•	Counterparty selection:

The minimum rating at the outset is set at A1, the Group having the right of early termination if the rating drops below a certain level.

•	Limits have been set in terms of:

-	Total net present value of derivatives exposure with a counterparty;

-	Unsecured exposure to a counterparty;

-	Specific concentration limits expressed as nominal amount.

All limits are dynamically adapted to the credit quality of the counterparty.

•	Monitoring:

The derivatives portfolio is regularly valued and compared against limits.

•	Collateralisation:

–	Derivatives exposure exceeding the limit for unsecured exposure is collateralised by cash and first-class bonds.

–	Very complex and illiquid transactions require collateralisation over and above the current market value.

–	Both the derivatives portfolio with individual counterparties and the collateral received are regularly valued, with a subsequent call for additional collateral or release.

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional amount.

The notional amount is a derivative’s underlying contract amount and is the basis upon which changes in the value of derivatives are measured. It provides an indication of the underlying volume of business transacted by the Group but does not provide any measure of risk. The majority of derivatives are negotiated as to amount, tenor and price, between the Group and its counterparty, whether other professionals or customers (OTC).

In the Group’s case, where only mutually agreed derivatives are negotiated, the credit risk is evaluated on the basis of the “current exposure” method recommended by the Bank for International Settlements (BIS). Hence, the credit risk is expressed in terms of the positive “fair value” or replacement value of the contracts, increased by the potential risks (add-on), contingent on the duration and type of transaction, weighted by a coeffcient linked to the category of counterparty (BIS I weighted risk).

Positive replacement value represents the cost to the Group of replacing all transactions with a fair value in the Group’s favour if all the relevant counterparties of the Group were to default at the same time, and transactions could be replaced instantaneously. Negative replacement value is the cost to the Group’s counterparties of replacing all their transactions with the Group where the fair value is in their favour if the Group were to default. The total positive and negative replacement values are included in the consolidated balance sheet separately.

The following tables show the maturities of currency swaps (excluding short-term currency swaps – see S.2 below) and interest rate swaps plus DRS combined, sub-divided according to their notional amount and the associated credit risk:

Currency swaps at 31.12.2005 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 year	Total 2005
Notional amount	13 951	24 858	8 144	9 443	56 396
Net discounted value	- 1 135	- 429	168	66	- 1 330
Credit risk (BIS I weighted)	81	416	166	251	914

Currency swaps at 31.12.2004 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2004
Notional amount	9 302	22 419	2 622	6 137	40 480
Net discounted value	- 1 825	- 3 968	- 134	- 125	- 6 052
Credit risk (BIS I weighted)	40	249	50	148	487

Interest rate swaps at 31.12.2005 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2005
Notional amount	26 921	91 742	49 637	51 549	219 849
Net discounted value	412	943	473	3 271	5 099
Credit risk (BIS I weighted)	105	470	479	1 360	2 414

Interest rate swaps at 31.12.2004 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2004
Notional amount	17 289	86 748	42 789	41 011	187 837
Net discounted value	52	1 926	692	2 206	4 876
Credit risk (BIS I weighted)	71	949	472	898	2 390

Notional amounts of EUR 429 million of futures contracts and EUR 839 million of Forward Rate Agreements, with respective fair values of EUR 1.00 million and EUR 0.05 million and a maturity less than 1 year are outstanding as at December 31, 2005.

The Group does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at least cost, the Group enters into borrowing contracts encompassing notably interest rate or stock exchange index options. Such borrowings are associated entirely with swap contracts with opposite market risk.

Tabulated below are the number and notional amounts of the various types of options embedded in borrowings:

	Option embedded		Stock exchange index		Special structure coupon or similar
	2005	2004	2005	2004	2005	2004
Number of transactions	439	384	7	10	211	109
Notional amount (in EUR million)	21 442	16 641	450	699	14 554	8 504
Net discounted value (in EUR million)	- 153	- 123	25	- 64	450	340

The “fair value” of “plain vanilla” swap transactions is their market value. For structured deals, the “fair value” is computed using the income approach, using valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All options contracts embedded in, or linked with, borrowings are negotiated over the counter.

From the portfolio of structured deals with embedded options, 263 swaps amounting to EUR 4 276 million of notional are Power Reverse Dual Currency. Their “fair value” is EUR – 335 million. These transactions are very dependent on the exchange rate USD/JPY. An appreciation of 5% of the USD with respect to JPY will imply a “fair value” of EUR – 349 million and a decrease of EUR 14 million as well as an increase of the probability of their early exercise. The rest of structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

Collateral (EUR million)

The collateral received for derivatives business amounts to EUR 4 818 million, with the following composition:

Swap Collateral (in EUR million)

	Bonds				Cash	Total 2005
Moody’s or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe)
Aaa	2 491	21	381	19	0	2 912
Aa1 to Aa3	1 108	0	0	0	0	1 108
A1	412	0	0	0	0	412
Below A1	0	0	0	0	0	0
Non-rated	0	0	0	0	386	386

Total 2005	4 011	21	381	19	386	4 818

Swap Collateral (in EUR million)

	Bonds				Cash	Total 2004
Moody’s or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe)
Aaa	1 902	20	397	66	0	2 385
Aa1 to Aa3	1 337	0	0	0	0	1 337
A1	49	0	0	0	0	49
Below A1	0	0	0	0	0	0
Non-rated	0	0	0	0	371	371

Total 2004	3 288	20	397	66	371	4 142

Ratings exposure table:

The major part of new derivatives transactions are concluded with counterparties rated at least A1. With exceptional conditions of over-collateralisation, counterparties rated A2 or A3 have been also accepted. Consequently, most of the portfolio is concentrated on counterparties rated A1 or above.

Grouped Ratings	Percentage of Nominal		Net Market Exposure (in EUR million)		CRE BIS Swaps
Moody’s or equivalent rating	2005	2004	2005	2004	2005	2004
Aaa	4.6%	6.3%	80	139	425	615
Aa1 to Aa3	61.7%	59.3%	792	190	3 591	2 159
A1	28.6%	27.7%	64	3	3 562	1 638
A2 to A3	5.0%	6.5%	4	1	694	806
Non-rated	0.1%	0.2%	8	1	17	241

Total	100%	100%	948	334	8 289	5 459

The Net Market Exposure is the net present value of a swap portfolio net of collateral, if positive (zero if negative). It represents a measure of the losses the Group could incur in case of default of the counterparty, after application of netting and using the collateral.

The BIS Credit Risk Equivalent is the sum of the Net Present Value of the swap plus an Add-On equal to the Notional Amount multiplied by a coefficient dependent on the structure of the swap and its maturity (according to the Basel Agreement), meant to cover potential future increases in exposures due to changing market conditions over the residual life of the swap.

S.2. As part of liquidity management

The Group enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps stood at EUR 7 513 million at 31 December 2005, as against EUR 4 590 million at 31 December 2004. Long-term futures are also used by the Group to adjust the medium-term (2y) interest rate exposure of its treasury bond portfolios. The notional amount of long-term futures stood at EUR 429 million at 31 December 2005 (2004: nil).

S.3. ALM and derivatives

S.3.1. ALM derivatives

The Group’s policy aims to maintain a high and stable level of income as well as to safeguard the economic value of the Group.

Accordingly, the Group:

–	has adopted an own funds investment profile ensuring a stable and high flow of income

–	manages residual interest rate risks in relation to this investment profile.

With a view to managing residual interest rate risks, the Group operates natural hedges in respect of loans and borrowings or concludes global hedging operations (interest rate swaps).

Macro-hedging swaps used as part of asset/liability management are marked to market (fair value) in accordance with IAS 39.

Changes in “fair value” are recorded in the consolidated income statement.

S.3.2. Derivatives

The vast majority of the Group’s swaps are concluded with the aim to be associated with bond issues. These derivatives as well as the associated borrowings hedged are measured at fair value as allowed by the Fair Value Option.

The table below shows a summary of derivatives and financial instruments elected to the Fair Value Option.

Table of valuation details of derivatives and financial instruments elected to Fair Value Option as at December 31, 2005 (in EUR million)

	Derivative Instruments			Cumulative P&L impact
	Positive fair value	Negative fair value	In which the FX position on currency swaps
Derivatives related to borrowings	9 472	- 5 867	- 2 355	5 960
Derivatives related to loans	34	- 2 085	9	- 2 060
Derivatives related to B1 portfolio	7	- 1	7	- 1
Derivatives related to Assets and Liabilities Management	179	- 753	- 15	- 559
Forward Foreign Exchange contracts	7 702	- 7 706	34	- 38
Futures contracts	1	0	0	1

Total	17 395	- 16 412
Accrual interest	2 830	- 50

Replacement values	20 225	- 16 462

		Other financial instruments
			Net fair value
Borrowings			- 6 455	- 6 455
Loans			2 287	2 287
B1 portfolio			1	1

Table of valuation details of derivatives and financial instruments elected to Fair Value Option as at December 31, 2004 (in EUR million)

	Derivative Instruments			Cumulative P&L impart
	Positive fair value	Negative fair value	In which the FX position on currency swaps
Derivatives related to borrowings	7 050	- 8 505	- 6 524	5 069
Derivatives related to loans	4	- 1 608	- 43	- 1 561
Derivatives related to B1 portfolio	18	- 2	18	- 2
Derivatives related to Assets and Liabilities Management	191	- 675	- 13	- 471
Forward Foreign Exchange contracts	4 427	- 4 441	- 26	12
Futures contracts	0	0	0	0

Total	11 690	- 15 231
Accrual interest	2 409	- 124

Replacement values	14 099	- 15 355

	Other financial instruments
			Net fair value
Borrowings			- 5 205	- 5 205
Loans			1 637	1 637
B1 portfolio			2	2

Note T – Geographical breakdown of lending by country in which projects are located (in EUR ’000)

T.1. Loans for projects within the Union and related loans

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2005 before IAS 39	% fin. year 2004 before IA5 39

Germany	821	44 332 324	561 499	43 770 825	15.07%	14.85%
France	368	31 987 150	3 732 506	28 254 644	10.87%	10.79%
Italy	725	37 990 998	5 257 241	32 733 757	12.91%	13.40%
United Kingdom	230	25 757 691	6 217 943	19 539 748	8.76%	8.77%
Spain	558	41 539 955	3 432 031	38 107 924	14.12%	13.82%
Belgium	71	4 420 578	1 161 500	3 259 078	1.50%	1.49%
Netherlands	53	3 816 313	1 030 005	2 786 308	1.30%	1.31%
Sweden	101	4 318 355	1 064 781	3 253 574	1.47%	1.77%
Denmark	79	4 571 000	824 346	3 746 654	1.55%	1.86%
Austria	174	5 643 848	0	5 643 848	1.92%	1.83%
Poland	96	8 944 433	3 825 344	5 119 089	3.04%	2.80%
Finland	92	5 179 980	738 398	4 441 582	1.76%	1.79%
Greece	130	12 019 244	1 065 000	10 954 244	4.09%	4.46%
Portugal	235	17 207 789	1 841 630	15 366 159	5.85%	6.08%
Czech Republic	68	5 793 211	1 580 172	4 213 039	1.97%	1.83%
Hungary	65	4 366 842	1 849 175	2 517 667	1.48%	1.20%
Ireland	56	3 080 818	428 407	2 652 411	1.05%	1.02%
Slovak Republic	34	1 333 880	405 338	928 542	0.45%	0.47%
Slovenia	32	1 511 134	430 987	1 080 147	0.51%	0.49%
Lithuania	16	188 041	32 408	155 633	0.06%	0.11%
Luxembourg	40	947 009	183 750	763 259	0.32%	0.26%
Cyprus	25	1 219 560	525 000	694 560	0.41%	0.41%
Latvia	21	516 845	255 205	261 640	0.18%	0.11%
Estonia	15	266 117	82 000	184 117	0.09%	0.10%
Malta	3	17 953	13 000	4 953	0.01%	0.00%
Related loans (*)	28	2 721 617	730 397	1 991 220	0.93%	0.82%

Total	4 136	269 692 685	37 268 063	232 424 622	91.67%	91.84%

(*):	Loans authorised under the second paragraph of Article 18 (1) of the Statute for projects located outside the territory of Member States of the Union but offering benefits for the Union are considered as related to loans within the Union.

T.2. Loans for projects outside the Union

T.2.1. ACP Countries/OCT

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2005 before IAS 39	% fin. year 2004 before IAS 39

Mauritius	13	152 645	102 590	50 055
Namibia	10	118 896	5 000	113 896
Mozambique	6	105 969	10 000	95 969
Nigeria	3	96 441	90 909	5 532
Dominican Republic	6	92 385	80 000	12 385
Kenya	8	80 470	3 084	77 386
Regional – Africa	3	78 492	21 704	56 788
Jamaica	9	63 300	0	63 300
Barbados	4	54 698	1 500	53 198
Regional – Central Africa	1	51 417	44 636	6 781
Swaziland	3	50 855	36 000	14 855
Lesotho	3	49 967	0	49 967
Botswana	7	49 769	12 500	37 269
ACP Group	3	48 107	0	48 107
Regional – Caribbean	2	47 688	40 000	7 688
Ghana	4	41 836	0	41 836
Senegal	1	39 556	0	39 556
Regional – West Africa	2	39 293	20 000	19 293
Mauritania	3	35 191	0	35 191
Zimbabwe	7	30 628	0	30 628
Trinidad and Tobago	4	26 909	0	26 909
Cameroon	1	21 001	0	21 001
Cape Verde	1	20 000	0	20 000
Bahamas	2	18 318	0	18 318
Saint Vincent and The Grenadines	3	10 758	4 897	5 861
Saint Lucia	4	10 158	5 000	5 158
Gabon	2	10 011	0	10 011
Ivory Coast	3	9 073	0	9 073
Papua New Guinea	3	7 983	0	7 983
Fiji Islands	1	6 000	6 000	0
French Polynesia	2	4 762	0	4 762
Malawi	2	4 483	0	4 483
British Virgin Islands	3	3 735	0	3 735
Chad	1	3 621	0	3 621
New Caledonia and Dependencies	2	2 091	0	2 091
Guinea	1	1 965	0	1 965
Grenada	1	1 895	0	1 895
Regional PTOM	1	1 818	0	1 818
Cayman Islands	1	1 510	0	1 510
Falkland Islands	2	1 257	0	1 257
Belize	1	1 118	0	1 118
Tonga	1	854	0	854
Netherlands Antilles	1	121	0	121

Sub-total	141	1 497 044	483 820	1 013 224	0.51%	0.54%

T.2.2. South Africa

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2005	% fin. year 2004 before IAS 39
South Africa	31	1 111 278	299 398	811 880	0.38%	0.35%

Sub-total	31	1 111 278	299 398	811 880	0.38%	0.35%

T.2.3. Euro-Mediterranean Partnership Countries and the Balkans

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2005	% fin. year 2004 before IAS 39
Turkey	40	3 994 861	1 834 307	2 160 554
Egypt	34	2 076 425	509 375	1 567 050
Tunisia	52	1 955 097	1 005 095	950 002
Morocco	43	1 773 723	717 500	1 056 223
Algeria	21	956 133	407 000	549 133
Serbia and Montenegro	30	913 125	573 937	339 188
Syria	9	892 424	707 434	184 990
Croatia	17	717 365	469 018	248 347
Lebanon	18	643 343	391 032	252 311
Bosnia-Herzegovina	9	395 207	253 711	141 496
Jordan	23	394 939	72 654	322 285
Albania	9	203 331	136 278	67 053
Fyrom	7	163 364	45 000	118 364
Gaza-West Bank	7	87 945	45 000	42 945
Israel	3	27 732	0	27 732

Sub-total	322	15 195 014	7 167 341	8 027 673	5.16%	5.14%

T.2.4. Russian Federation

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2005	% fin. year 2004 before IAS 39
Russian Federation	3	84 992	66 222	18 770	0.03%	0.01%

Sub-total	3	84 992	66 222	18 770	0.03%	0.01%

T.2.5. Acceding and Accession Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2005	% fin. year 2004 before IAS 39
Romania	50	3 654 326	2 005 363	1 648 963
Bulgaria	24	800 521	470 782	329 739

Sub-total	74	4 454 847	2 476 145	1 978 702	1.51%	1.36%

T.2.6. Asia and Latin American Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted		Undisbursed portion	Disbursed portion	% of total 2005 before IAS 39		% fin. year 2004 before IAS 39
Brazil	23	723 604		114 216	609 388
China	3	99 734		6 720	93 014
Philippines	6	182 368		55 443	126 925
Argentina	7	170 796		0	170 796
Indonesia	4	166 060		50 000	116 060
Mexico	3	117 899		70 000	47 899
Panama	3	97 131		0	97 131
Regional – Central America	3	78 763		50 264	28 499
Pakistan	3	77 889		18 528	59 361
Vietnam	2	76 970		30 000	46 970
India	2	70 571		50 000	20 571
Regional – Andean Pact	2	62 340		40 000	22 340
Peru	2	53 447		0	53 447
Thailand	1	44 301		0	44 301
Sri Lanka	1	41 889		0	41 889
Laos	1	40 294		22 081	18 213
Bangladesh	1	29 669		0	29 669
Costa Rica	1	27 077		0	27 077
Uruguay	1	3 720		0	3 720

Sub-total	69	2 164 522		507 252	1 657 270	0.74%		0.76%

Total	640	24 507 697		11 000 178	13 507 519	8.33	%(1)	8.16%

IAS 39		4 203 603			4 203 603

TOTAL 2005	4776	298 403 985	(2)	48 268 241	250 135 744	100%

TOTAL 2004	4761	269 328 108	(2)	42 938 437	226 389 671			100.00%

(1)	:8.05% % excluding Pre-Accession Facility.
(2)	:including securitised loans (Notes B and D.l)

Note U – Segment reporting

The Group considers that lending constitutes its main business segment: its organisation and entire management systems are designed to support the lending business.

Consequently, the determining factors for segment reporting are:

•	primary determining factor: lending as the main business segment;

•	secondary determining factor: lending in terms of geographical spread.

Information to be disclosed under the heading of geographical segment reporting is given in the following notes:

•	interest and similar income by geographical area (Note M);

•	lending by country in which projects are located (Note T);

•	tangible and intangible assets by country of location (Note F).

Note V – Conversion rates

The following conversion rates were used for establishing the consolidated balance sheets at 31 December 2005 and 31 December 2004:

	31.12.2005	31.12.2004
NON-EURO CURRENCIES OF EU MEMBER STATES:
Pound sterling	0.68530	0.70505
Danish kroner	7.46050	7.43880
Swedish kronor	9.388500	9.02060
Cyprus pound	0.57350	0.58000
Czech koruna	29.000	30.464
Estonian kroon	15.6466	15.6466
Hungarian forint	252.87	245.97
Lithuanian litas	3.4528	3.4528
Latvian lats	0.6962	0.6979
Maltese lira	0.4293	0.4343
Polish zloty	3.8600	4.0845
Slovenian tolar	239.50	239.76
Slovak koruna	37.880	38.745

NON-COMMUNITY CURRENCIES:
United States dollars	1.1797	1.3621
Swiss francs	1.5551	1.5429
Japanese yen	138.90	139.65
Canadian dollars	1.3725	1.6416
Australian dollars	1.6109	1.7459
Hong Kong dollars	9.1474	10.5881
New Zealand dollars	1.7270	1.8871
Iceland krona	74.57	83.60
Moroccan dirham	10.8861	11.1637
Mauritania ouguiya	323.13	349.99
Norvegian krone	7.9850	8.2365
South African rand	7.4642	7.6897

Note W – Post-Balance Sheet Events

There have been no material post-balance sheet events which would require disclosure or adjustment to the 31 December 2005 Consolidated Financial Statements.

On a proposal from the Management Committee, the Board of Directors reviewed these consolidated Financial Statements on 7 March 2006 and decided to submit them to the Governors for approval at their meeting to be held on 7 June 2006.

Note X – Commitments, Contingent Liabilities and other memorandum items (in EUR ’000)

The Group utilizes various lending-related financial instruments in order to meet the financial needs of its customers. The Group issues commitments to extend credit, standby and other letters of credit, guarantees, commitments to enter into repurchase agreements, note issuance facilities and revolving underwriting facilities. Guarantees represent irrevocable assurances, subject to the satisfaction of certain conditions, that the Group will make payment in the event that the customer fails to fulfill its obligation to third parties.

The contractual amount of these instruments is the maximum amount at risk for the Group if the customer fails to meet its obligations. The risk is similar to the risk involved in extending loan facilities and is monitored with the same risk control processes and specific credit risk policies.

As at December 31, 2005 and 2004, commitments, contingent liabilities and other memorandum items were as follows (in nominal amounts):

		31.12.2005		31.12.2004
Commitments
- EBRD capital (Note E)
• Uncalled		442 500		442 500
- Undisbursed loans (Note D)
• credit institutions	11 313 668		9 957 261
• customers	36 954 573		32 981 176

		48 268 241		42 938 437
- Undisbursed venture capital operations		1 088 401		1 123 697
Guarantees:
- In respect of loans granted by third parties		2 452 122		2 306 555
- In respect of venture capital operations		18 468		35 238
Fiduciary operations (Note A.21.)		6 548 447		5 313 846
Assets held on behalf of third parties (Note A.20.)
- SME Guarantee Facility	84 901		101 578
- European Technology Facility	111 096		105 053
- Map Equity	74 416		40 978
- Guarantee Fund treasury management	1 324 664		1 612 856
- Investment Facility – Cotonou	515 339		170 502
- Map guarantee	98 053		58 715
- Seed Capital Action	234		175
- Preparatory Action	1 984		0
- Special Section	2 169 497		2 325 690
- FEMIP	28 025		0
- BWMi	117		0

		4 408 326		4 415 547
Special deposits for service of borrowings (*)		121 199		168 254
Securities portfolio (Note A.4.)
- securities receivable		16 639		11 000
- securities payable		0		18 000
Interest-rate swap and deferred rate-setting contracts (Note S)		219 849 460		187 837 168
Currency swap contracts payable		66 249 027		51 620 888
Currency swap contracts receivable		63 908 357		45 070 041
Put option granted to EIF minority shareholders (Note A.22.)		223 490		257 355
Borrowings arranged but not yet signed		122 707		216 168
Swaps arranged but not yet signed		359		120
Securities lent (Note A.7.)		836 768		461 278
Future contracts		429 361		0
Forward rate agreements		839 450		0

(*)	This item represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group.

Note Y – Revaluation Reserve

The following table shows the evolution of the revaluation reserve on available for sale investments between December 2004 and December 2005.

Revaluation reserve – available-for-sale investments (in EUR ’000)	2005	2004
At 1 January 2005	31 610	- 26 847
Net gains/losses from changes in fair value	123 257	48 713
Net gains/losses transferred to net profit due to impairment	0	9 744
Net losses transferred to net profit on disposal	0	0

At 31 December 2005	154 867	31 610

Note Z – Subscribed capital and receivable reserves, called but not paid

As a consequence of the increase in subscribed capital from EUR 150 000 000 000 to EUR 163 653 737 000 as at May 1, 2004, the total amount to be paid to capital and reserves by the ten new Member States and Spain of EUR 2 407 966 159 (composed of an amount of EUR 682 686 850 for the capital and EUR 1 725 279 309 for the reserve) is equally spread over 8 instalments: 30 September 2004, 30 September 2005, 30 September 2006, 31 March 2007, 30 September 2007, 31 March 2008, 30 September 2008 and 31 March 2009.

The instalments up to and including 30 September 2005 have been entirely settled. As at December 31, 2004, Latvia had already settled its instalment of September 30, 2005 for the amount of EUR 3 358 215.

The related net receivable from the Member States is shown in the consolidated balance sheet as follows under the caption Subscribed capital and receivable reserves, called but not paid:

(in EUR ’000)	31.12.2005	31.12.2004
Subscribed capital called but not paid (nominal value)	512 015	596 399
Net present value adjustment	- 34 528	- 52 660

Subscribed capital called but not paid (carrying value)	477 487	543 739

Receivable reserve called but not paid (nominal value)	1 293 960	1 507 213
Net present value adjustment	- 87 259	- 133 083

Receivable reserve called but not paid (carrying value)	1 206 701	1 374 130

	1 684 188	1 917 869

ADDITIONAL INFORMATION

STATEMENT OF SPECIAL SECTION (1) AS AT 31 DECEMBER 2005

(in EUR ’000)

ASSETS	31.12.2005	31.12.2004
Turkey
From resources of Member States
Disbursed loans outstanding (2)	19 653	23 013

Mediterranean Countries
From resources of the European Community
Disbursed loans outstanding	171 803	181 950

Risk capital operations
- amounts to be disbursed	120 128	103 381
- amounts disbursed	223 893	226 959

	344 021	330 340

Total (3)	515 824	512 290
African, Caribbean and Pacific State and Overseas Countries and Territories
From resources of the European Community

Yaoundé Conventions
Loans disbursed	23 860	25 868
Contributions to the formation of risk capital
- amounts disbursed	611	419

Total (4)	24 471	26 287

Lomé Conventions
Operations from risk capital resources:
- amounts to be disbursed	338 831	380 666
- amounts disbursed	1 263 070	1 375 434

	1 601 901	1 756 100

Operations from other resources:
- amounts to be disbursed	4 707	5 444
- amounts disbursed	2 941	2 556

	7 648	8 000

Total (5)	1 609 549	1 764 100

TOTAL	2 169 497	2 325 690

LIABILITIES	31.12.2005	31.12.2004
Funds under trust management
Under mandate from the European Communities
- Financial Protocols with the Mediterranean Countries	395 696	408 909
- Yaoundé Conventions	24 471	26 287
- Lomé Conventions	1 263 070	1 375 434
- Other ressources under the Lomé Conventions	2 941	2 556

	1 686 178	1 813 186

Under mandate from Member States	19 653	23 013

Total	1 705 831	1 836 199

Funds to be disbursed
On loans and risk capital operations in the Mediterranean Countries	120 128	103 381
On operations from risk capital resources under the Lomé Conventions	338 831	380 666
On operations from other resources under the Lomé Conventions	4 707	5 444

Total	463 666	489 491

TOTAL	2 169 497	2 325 690

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EC mandate for recovering principal and interest:

a)	Under the First, Second and Third Lomé Conventions: at 31.12.2005: 986 536 (at 31.12.2004: 1 103 349)
b)	Under Financial Protocols signed with the Mediterranean Countries: at 31.12.2005: 137 706 (at 31.12.2004: 140 128)

Note (l):The Special Section was set up by the Board of Governors on 27 May 1963: under a Decision taken on 4 August 1977 its purpose was redefined as being that of recording operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement separate Financial Statements are presented. In addition since 2005, the ElB also prepares financial statements of different types of other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Communities and the Member States. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

Note (2): Initial amount of contracts signed for refinancing projects in Turkey under mandate, for the account and at the risk of Member States.

Initial amount:		405 899
add: - exchange adjustments		22 585
less: - cancellations	215
- repayments	408 616

-408 831

19 653

Note (3): Initial amount of contracts signed for refinancing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Community.

Initial amount:		744 507
less: - exchange adjustments	8 000
- cancellations	47 658
- repayments	173 025

-228 683

515 824

Note (4): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Community:

- loans on special conditions	139 483
- contributions to the formation of risk capital	2 503

Initial amount:		141 986
add: - capitalised interest	1 178
- exchange adjustments	10 030

11 208
less: - cancellations	1 574
- repayments	127 149

-128 723

24 471

Note (5): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Community:

Loans from risk capital resources:
- conditional and subordinated loans	3 116 097
- equity participations	120 984

Initial amount:		3 237 081
add: - capitalised interest		6 990
less: - cancellations	486 847
- repayments	1 112 274
- exchange adjustments	43 049

-1 642 170

1 601 901
Loans from other resources:
Initial amount:		8 000
less: - repayments		-352

7 648

1 609 549

Report of the Independent Auditor

The Chairman of the Audit Committee

EUROPEAN INVESTMENT BANK

Luxembourg

We have audited the consolidated financial statements, as identified below, of the European Investment Bank for the year ended December 31, 2005. These consolidated financial statements are the responsibility of the Management Committee of the European Investment Bank. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with International Standards on Auditing. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Management Committee, as well as evaluating the overall consolidated financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements identified below give, in accordance with International Financial Reporting Standards and with the general principles of the Directives of the European Union on the annual accounts and consolidated accounts of certain types of companies, banks and other financial institutions and insurance undertakings, a true and fair view of the consolidated financial position of the European Investment Bank as of December 31, 2005 and of the consolidated results of its operations and its consolidated cash flows for the year then ended.

The consolidated financial statements on which our opinion is expressed comprise:

•	Consolidated balance sheet

•	Consolidated income statement

•	Statement of movements in consolidated own funds

•	Consolidated cash flow statement

•	Notes to the consolidated financial statements.

ERNST & YOUNG Société Anonyme Réviseur d’Entreprises

	/s/ BERNARD LHOEST	/s/ ALAIN KINSCH
Luxembourg, March 7, 2006	Bernard LHOEST	Alain KINSCH

The Audit Committee

The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year.

Statement by the Audit Committee

The Committee, instituted in pursuance of Article 14 of the Statute and Article 25 of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having

–	designated Ernst & Young as external auditors, reviewed their audit planning process, examined and discussed their reports,

–	noted that the opinion of Ernst & Young on the consolidated financial statements of the European Investment Bank for the financial period ending on 31 December 2005 is unqualified,

–	convened on a regular basis with the Heads of Directorates and relevant services, met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties,

–	received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration,

and considering

–	the consolidated financial statements for the financial year ending on 31 December 2005 as drawn up by the Board of Directors at its meeting on 7 March 2006,

–	that the foregoing provides a reasonable basis for its statement and,

–	Articles 22, 23 and 24 of the Rules of Procedure,

to the best of its knowledge and judgement:

confirms that the consolidated financial statements, comprising the consolidated balance sheet, the consolidated income statement, the statement of movements in consolidated own funds, the consolidated cash flow statement and the notes to the consolidated financial statements give a true and fair view of the financial position of the Bank as at 31 December 2005 in respect of its assets and liabilities, and of the results of its operations and cash flows for the year then ended.

Luxembourg, 7 March 2006

The Audit Committee

/s/ M. COLAS	/s/ R. POVEDA ANADÓN	/s/ M. DALLOCCHIO
M. COLAS	R. POVEDA ANADÓN	M. DALLOCCHIO

EIB Financial Statements

Results for the Year

2005 was marked by a 12% increase in the balance sheet total, the relative stability of net profit and an 11% growth in operating income. Other salient features of the financial year are summarised below.

The main data for the 2005 profit and loss account are:

–	Net profit of EUR 1 389 million, up EUR 8 million on 2004.

–	Operating income of EUR 1 526 million, up EUR 153 million on 2004.

Several factors influenced the results either positively or negatively, the main ones being the following:

–	The average interest rate on outstanding loans increased by 0.06% to 3.88%, whereas the average interest rate on outstanding debt increased by 0.12% to 3.50%.

–	The average interest rate on outstanding treasury assets increased by 0.18% to 3.09%.

–	Value adjustment on loans of EUR 37 million, down from EUR 60 million in 2004 (Note D.3.).

–	An amount of EUR 60 million was added to the Fund for general banking risks, against a release of EUR 135 million in 2004 (Note M).

–	Value adjustments on venture capital operations ran to EUR 23 million, against EUR 76 million in 2004 (Note E).

–	The cost of general administrative expenses, depreciations, amortizations and extraordinary charges decreased by 4.6% to EUR 335 million (Note P).

Other salient facts:

–	The volume of loan signatures increased by 8% to EUR 47.4 billion.

–	The volume of borrowing operations grew by 5.7% to EUR 52.7 billion.

–	The balance sheet total increased to EUR 289 048 million, a rise of 12% against 2004.

Appropriation of the result for the year 2005 in 2006:

On the basis of the EIB statutory accounts and acting on a proposal from the Management Committee, the Board of Directors is recommending that the Board of Governors appropriate the balance of the profit and loss account for the year ended 31 December 2005 - which, after a transfer of EUR 60 000 000 to the Fund for general banking risks, amounted to EUR 1 388 876 761 - as follows:

–	EUR 500 000 000 to the Funds allocated to the Structured Finance Facility

–	EUR 888 876 761 to the Additional Reserves.

An amount of EUR 15 509 620 resulting from the value adjustment on venture capital operations is also recommended to be transferred from the Funds allocated to venture capital operations to the Additional Reserves. It should be noted that on 28 April 2006 the Board of Governors decided the transfer of EUR 250 000 000 from the Additional Reserves to the Funds allocated to the Structured Finance Facility.

Following these transfers and appropriations:

– The Funds allocated to venture capital operations will amount to	EUR 1 663 823 780
– The Additional Reserves will amount to	EUR 2 649 497 679
– The Funds allocated to the Structured Finance Facility will amount to	EUR 1 250 000 000

BALANCE SHEET AS AT 31 DECEMBER 2005

(in EUR ’000)

ASSETS			31.12.2005		31.12.2004
1.	Cash in hand, balances with central banks and post office banks		13 168		30 667

2.	Treasury bills eligible for refinancing with central banks (Note B)		2 627 125		2 641 892

3.	Loans and advances to credit institutions
	a) repayable on demand	260 538		163 320
	b) other loans and advances (Note C)	23 440 276		17 908 212
	c) loans (Note D)	113 100 211		102 686 478

			136 801 025		120 758 010
4.	Loans and advances to customers
	a) loans (Note D)	131 047 212		119 288 495
	b) specific provisions (Notes A.8.1 and D.3)	- 272 000		- 235 000

			130 775 212		119 053 495
5.	Debt securities including fixed-income securities (Note B)
	a) issued by public bodies	1 403 966		1 185 116
	b) issued by other borrowers	11 106 443		7 783 332

			12 510 409		8 968 448
6.	Shares and other variable-yield securities (Note E)		1 058 681		939 371

7.	Participating Interests (Note E)		280 157		262 832

8.	Intangible assets (Note F)		6 146		6 569

9.	Property, furniture and equipment (Note F)		174 375		132 822

10.	Other assets
	a) sundry debtors (Note H)	512 938		416 153

			512 938		416 153
11.	Subscribed capital and receivable reserves, called but not paid (Note X)		1 805 975		2 103 612

12.	Prepayments and accrued income (Note I)		2 465 661		2 457 824

			289 030 872		257 771 695

OFF-BALANCE-SHEET ITEMS

		31.12.2005		31.12.2004
Commitments
- EBRD capital (Note E)
. uncalled		442 500		442 500
. to be paid in		0		8 438
- EIF capital (Note E)
. uncalled		990 400		946 400
- Undisbursed loans (Notes D and U)
. credit institutions	11 313 668		9 957 261
.customers	36 954 573		32 981 176

		48 268 241		42 938 437
- Undisbursed venture capital operations		985 374		1 019 484

Guarantees (Note D)
- In respect of loans granted by third parties		116 702		232 350
- In respect of venture capital operations		18 468		35 238

EIF treasury management		533 347		519 164

Guarantee Fund treasury management		1 324 664		1 612 856

The bracketed notes refer to the Notes to the Financial Statements.

LIABILITIES		31.12.2005		31.12.2004
1. Amounts owed to credit institutions (Note J)
a) with agreed maturity dates or periods of notice	393 025		387 605

		393 025		387 605
2. Debts evidenced by certificates (Note K)
a) debt securities in issue	247 144 963		213 633 029
b) others	1 138 266		1 192 101

		248 283 229		214 825 130
3. Other liabilities
a) interest subsidies received in advance (Note G)	237 765		247 493
b) sundry creditors (Note H)	1 443 281		1 149 268
c) sundry liabilities	13 917		16 422
d) foreign exchange neutralization on currency swap contracts (Note K)	2 372 585		6 577 497

		4 067 548		7 990 680
4. Accruals and deferred income (Note I)		4 400 785		4 204 725

5. Provisions for liabilities and charges
a) staff pension fund (Note L)	793 106		683 457
b) provision for guarantees issued in respect of loans granted by third parties (Note D.3)	0		22 000
c) provision for guarantees issued in respect of venture capital operations	6 796		20 592

		799 902		726 049
6. Fund for general banking risks (Note M)		975 000		915 000

7. Capital (Note X)
- Subscribed	163 653 737		163 653 737
- Uncalled	- 155 471 050		- 155 471 050

		8 182 687		8 182 687
8. Reserves
a) reserve fund	16 365 374		16 365 374
b) additional reserves	1 995 112		538 361

		18 360 486		16 903 735

9. Funds allocated to structured finance facility		500 000		500 000

10. Funds allocated to venture capital operations		1 679 333		1 755 067

11. Profit for the financial year		1 388 877		1 381 017

		289 030 872		257 771 695

OFF-BALANCE-SHEET ITEMS
		31.12.2005		31.12.2004
Special deposits for service of borrowings (Note Q)		121 199		168 254
Securities portfolio
- securities receivable		16 639		11 000
- securities payable		0		18 000
Nominal value of interest-rate swap contracts (Note T)		219 849 460		187 837 168
Nominal value of currency swap contracts payable		66 249 027		51 620 888
Nominal value of currency swap contracts receivable		63 908 357		45 070 041
Nominal value of put option granted to EIF minority shareholders (Note E.2)		223 490		257 355
Borrowings arranged but not yet signed		122 707		216 168
Swaps arranged but not yet signed		359		120
Securities lending (Note B)		799 081		458 761
Futures contracts (Note T)		429 361		0
Forward rate agreement (Note T)		839 450		0

STATEMENT OF SPECIAL SECTION (1) AS AT DECEMBER 2005

(in EUR ‘000)

ASSETS	31.12.2005	31.12.2004
Turkey
From resources of Member States
Disbursed loans outstanding (2)	19 653	23 013

Mediterranean Countries
From resources of the European Community
Disbursed loans outstanding	171 803	181 950

Risk capital operations
- amounts to be disbursed	120 128	103 381
- amounts disbursed	223 893	226 959

	344 021	330 340

Total (3)	515 824	512 290
African, Caribbean and Pacific State and Overseas Countries and Territories
From resources of the European Community

Yaoundé Conventions
Loans disbursed	23 860	25 868
Contributions to the formation of risk capital
- amounts disbursed	611	419

Total (4)	24 471	26 287
Lomé Conventions
Operations from risk capital resources
- amounts to be disbursed	338 831	380 666
- amounts disbursed	1 263 070	1 375 434

	1 601 901	1 756 100
Operations from other resources
- amounts to be disbursed	4 707	5 444
- amounts disbursed	2 941	2 556

	7 648	8 000

Total (5)	1 609 549	1 764 100

TOTAL	2 169 497	2 325 690

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EC mandate for recovering principal and interest:

a)    Under the First, Second and Third Lomé Conventions: at 31.12.2005 = 986 536 (at 31.12.2004: 1 103 349)

b)    Under Financial Protocols signed with the Mediterranean Countries: at 31.12.2005 = 137 706 (at 31.12.2004: 140 128)

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963: under a Decision taken on 4 August 1977 its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement separate Financial Statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Communities and the Member States. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States.

Initial amount:		405 899
add: -exchange adjustments		22 585
less: -cancellations	215
-repayments	408 616

-408 831

19 653

Note (3): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Community.

Initial amount:		744 507
less: -exchange adjustments	8 000
-cancellations	47 658
-repayments	173 025

-228 683

515 824

LIABILITIES	31.12.2005	31.12.2004
Funds under trust management
Under mandate from the European Communities
- Financial Protocols with the Mediterranean Countries	395 696	408 909
- Yaoundé Conventions	24 471	26 287
- Lomé Conventions	1 263 070	1 375 434
- Other ressources under the Lomé Conventions	2 941	2 556

	1 686 178	1 813 186
Under mandate from Member States	19 653	23 013

Total	1 705 831	1 836 199
Funds to be disbursed
On loans and risk capital operations in the Mediterranean Countries	120 128	103 381
On operations from risk capital resources under the Lomé Conventions	338 831	380 666
On operations from other resources under the Lomé Conventions	4 707	5 444

Total	463 666	489 491

TOTAL	2 169 497	2 325 690

Note (4): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Community:

- loans on special conditions	139 483
- contributions to the formation of risk capital	2 503

Initial amount:		141 986
add: - capitalised interest	1 178
- exchange adjustments	10 030

11 208
less: - cancellations	1 574
- repayments	127 149

- 128 723

24 471

Note (5): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Community:

Loans from risk capital resources:
-conditional and subordinated loans	3 116 097
-equity participations	120 984

Initial amount:		3 237 081
add: - capitalised interest		6 990
less: - cancellations	486 847

- repayments	1 112 274

- exchange adjustments	43 049

- 1 642 170

1 601 901

Loans from other resources		8 000
Initial amount:		-352

less: - repayments		7 648

1 609 549

PROFIT AND LOSS ACCOUNT

For the year ended 31 December 2005

(in EUR’000)

			31.12.2005		31.12.2004
1.	Interest and similar income (Note N)		10 295 980		9 191 751

2.	Interest and similar charges		- 8 542 980		- 7 463 862

3.	Income from securities with variable yield		16 717		7 755
	a) income from participating interests	6 472		4 771
	b) income from shares and variable yield securities	10 245		2 984

4.	Commission income (Note O)		49 067		35 867

5.	Commission expense		- 8 545		- 7 431

6.	Result on financial operations		1 076		- 3 880

7.	Other operating income		13 278		14 982

8.	General administrative expenses (Note P)		- 317 722		- 264 404
	a) staff costs (Note L)	- 253 658		- 195 919
	b) other administrative costs	- 64 064		- 68 485

9.	Depreciation and amortization (Note F)		- 17 100		- 18 032
	a) intangible assets	- 3 558		- 3 778
	b) tangible assets	- 13 542		- 14 254

10.	Value adjustments on loans and advances (Notes D.3)		- 37 000		- 60 000

11.	Value adjustments on venture capital operations (Note E)		- 22 818		- 76 162

12.	Release from (+) / Allocation to (-) provision for guarantees issued		18 924		- 24 535

13.	Reversal of value adjustments (+) /Value adjustments (-) on shares and other variable yield securities (Note E)		0		- 17 561

14.	Extraordinary charges (Note P)		0		- 68 471

15.	Transfer to (-) /from (+) Fund for general banking risks (Note M)		- 60 000		135 000

16.	Profit for the financial year		1 388 877		1 381 017

The bracketed notes refer to the notes to the Financial Statements.

OWN FUNDS AND APPROPRIATION OF PROFIT

At its annual meeting on 7 June 2005, the Board of Governors decided the following appropriation of the balance of the profit and loss account for the year ended 31 December 2004, which, after release of EUR 135 000 000 from the account ‘Fund for general banking risks’, amounted to EUR 1 381 016 840:

•	EUR 1 381 016 840, as an increase to the account ‘Additional Reserves’

An amount of EUR 75 733 832 resulting from the value adjustment on venture capital operations has also been transferred from the Funds allocated to venture capital operations to the Additional Reserves. Following this transfer, the Funds allocated to venture capital operations amount to EUR 1 679 333 040 and the Additional Reserves EUR 1 995 111 658.

Statement of movements in own funds (in EUR ’000)	31.12.2005	31.12.2004
Share Capital
Subscribed capital	163 653 737	163 653 737
Uncalled	- 155 471 050	- 155 471 050
Called Capital	8 182 687	8 182 687
Less: Capital called but not paid	- 512 015	- 596 399
Paid-in capital	7 670 672	7 586 288

Reserves and profit for the year:

Reserve Fund
Balance at beginning of the year	16 365 374	13 641 249
Appropriation of prior year’s profit	0	998 846
Payable by Member States	0	1 725 279

Balance at end of the year	16 365 374	16 365 374
Less: Receivable from Member States	- 1 293 960	- 1 507 213
Paid-in balance at end of the year	15 071 414	14 858 161

Additional reserves
Balance at beginning of the year	538 361	0
Appropriation of prior year’s profit	1 381 017	424 659
Transfer from Funds allocated to venture capital operations	75 734	113 702
Balance at end of the year	1 995 112	538 361

Fund for general banking risks
Balance at beginning of the year	915 000	1 050 000
Appropriation of current year’s profit	60 000	- 135 000
Balance at end of the year	975 000	915 000

Funds allocated to structured finance facility
Balance at beginning of the year	500 000	500 000
Appropriation of prior year’s profit	0	0
Balance at end of the year	500 000	500 000

Funds allocated to venture capital operations
Balance at beginning of the year	1 755 067	1 868 769
Transfer to Additional reserves	- 75 734	- 113 702
Balance at end of the year	1 679 333	1 755 067

Profit for the financial year	1 388 877	1 381 017

Reserves and profit for the year	21 609 736	19 947 606

Total own funds	29 280 408	27 533 894

STATEMENT OF SUBSCRIPTIONS TO THE CAPITAL OF THE BANK AS AT 31 DECEMBER 2005 (in EUR)

Member States	Subscribed capital	Uncalled capital (*)	Paid-in and to be paid-in capital at 31.12.2005 (**)
GERMANY	26 649 532 500	25 316 065 017	1 333 467 483
FRANCE	26 649 532 500	25 316 065 017	1 333 467 483
ITALY	26 649 532 500	25 316 065 017	1 333 467 483
UNITED KINGDOM	26 649 532 500	25 316 065 017	1 333 467 483
SPAIN	15 989 719 500	15 191 419 977	798 299 523
NETHERLANDS	7 387 065 000	7 018 606 548	368 458 452
BELGIUM	7 387 065 000	7 018 606 548	368 458 452
SWEDEN	4 900 585 500	4 655 556 231	245 029 269
DENMARK	3 740 283 000	3 553 721 865	186 561 135
AUSTRIA	3 666 973 500	3 483 624 843	183 348 657
POLAND	3 411 263 500	3 240 700 325	170 563 175
FINLAND	2 106 816 000	2 001 475 188	105 340 812
GREECE	2 003 725 500	1 903 781 233	99 944 267
PORTUGAL	1 291 287 000	1 226 879 033	64 407 967
CZECH REPUBLIC	1 258 785 500	1 195 846 225	62 939 275
HUNGARY	1 190 868 500	1 131 325 075	59 543 425
IRELAND	935 070 000	888 429 814	46 640 186
SLOVAK REPUBLIC	428 490 500	407 065 975	21 424 525
SLOVENIA	397 815 000	377 924 250	19 890 750
LITHUANIA	249 617 500	237 136 625	12 480 875
LUXEMBOURG	187 015 500	177 687 377	9 328 123
CYPRUS	183 382 000	174 212 900	9 169 100
LATVIA	152 335 000	144 718 250	7 616 750
ESTONIA	117 640 000	111 758 000	5 882 000
MALTA	69 804 000	66 313 800	3 490 200

	163 653 737 000	155 471 050 150	8 182 686 850

(*):	Could be called by decision of the Board of Directors to such extent as may be required for the Bank to meet its obligations towards those who have made loans to it.
(**):	Refer to Note X for details on the payment schedule on capital to be paid-in.

CASH FLOW STATEMENT AS AT 31 DECEMBER 2005

(in EUR ’000)

	31.12.2005	31.12.2004
A. Cash flows from operating activities:
Profit for the financial year	1 388 877	1 381 017
Adjustments:
Transfer to Fund for general banking risks	60 000	- 135 000
Value adjustments on tangible and intangible assets	17 100	18 032
Value adjustment on shares and other variable yield securities	0	17 561
Value adjustment on venture capital operations	22 818	76 162
Increase/Decrease in accruals and deferred income	196 060	- 246 255
Increase/Decrease in prepayments and accrued income	- 7 837	277 703
Investment portfolio amortisation	19 406	55 585

Profit on operating activities	1 696 424	1 444 805
Net loan disbursements	- 38 532 747	- 43 570 752
Repayments	22 997 158	25 133 685
Effects of exchange rate changes on loans	- 6 636 861	2 483 019
Increase in treasury portfolios	- 1 656 631	- 611 170
Increase in venture capital operations	- 132 421	- 146 174
Specific provisions on loans and advances	37 000	60 000
Increase in shares and other variable yield securities	- 1 268	- 403
Increase/Decrease in securitised loans	- 865 105	296 004
Increase/Decrease in other assets	- 96 787	40 759

Net cash from operating activities	- 23 191 238	- 14 870 227

B. Cash flows from investing activities:
EBRD shares paid up (Note E)	- 8 437	- 8 438
Purchases/Sales of EIF shares	- 17 325	2 000
Sales of securities	292 587	280 188
Purchases of securities	- 314 549	- 331 980
Increases in land, buildings and furniture (Note F)	- 55 095	- 27 118
Increases in intangible fixed assets	- 3 135	- 2 272

Net cash from investing activities	- 105 954	- 87 620

C. Cash flows from financing activities:
Issue of borrowings	52 627 352	49 887 556
Redemption of borrowings	- 32 061 496	- 24 745 466
Effects of exchange rate changes on borrowings & swaps	7 796 711	- 3 331 176
Decrease in currency swaps payable	- 1 844 093	- 1 633 286
Paid in by Member States	297 637	304 354
Increase/Decrease in commercial paper	2 734 713	- 230 806
Increase in amounts owed to credit institutions	5 420	79 402
Increase in other liabilities	355 634	278 505

Net cash from financing activities	29 911 878	20 609 083

Summary statement of cash flows:
Cash and cash equivalents at beginning of financial year	23 131 014	17 479 778
Net cash from:
(1) operating activities	- 23 191 238	- 14 870 227
(2) investing activities	- 105 954	- 87 620
(3) financing activities	29 911 878	20 609 083

Cash and cash equivalents at end of financial year	29 745 700	23 131 014

Cash analysis (excluding investment and hedging portfolios):
Cash in hand, balances with central banks and post office banks	13 168	30 667
Bills maturing within three months of issue (Note B)	6 031 718	5 028 815
Loans and advances to credit institutions:
Accounts repayable on demand	260 538	163 320
Term deposit accounts	23 440 276	17 908 212

	29 745 700	23 131 014

EUROPEAN INVESTMENT BANK

NOTES TO THE FINANCIAL STATEMENTS AS AT 31 DECEMBER 2005

Note A – Significant accounting policies

A.1. Accounting standards

The unconsolidated financial statements (the “Financial Statements”) of the European Investment Bank (the “Bank” or “EIB”) have been prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions (the “Directive”), as amended by Directive 2001/65/EC of 27 September 2001 and by Directive 2003/51/EC of 18 June 2003 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions and insurance undertakings (the “Directives”). However, the Financial Statements do not include any management report. The Bank prepares an Activity Report which is presented separately from the Financial Statements and its consistency with the Financial Statements is not audited.

On a proposal from the Management Committee, the Board of Directors decided on 7 March 2006 to submit the Financial Statements to the Governors for approval at their meeting on 7 June 2006.

In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements.

The Bank also publishes consolidated Financial Statements.

A.2. Foreign currency translation

In accordance with Article 4(1) of its Statute, the EIB uses the euro, the single currency of the Member States participating in the third stage of Economic and Monetary Union, as the unit of measure for the capital accounts of Member States and for presenting its Financial Statements.

The Bank conducts its operations in the currencies of its Member States, in euro and in non-Community currencies.

Its resources are derived from its capital, borrowings and accumulated earnings in various currencies and are held, invested or lent in the same currencies.

Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction.

The Bank’s assets and liabilities denominated in currencies other than in euro are translated at closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account.

The elements of the profit and loss accounts are translated into euro monthly on the basis of the exchange rates prevailing at the end of each month.

A.3. Derivatives

The Bank uses derivative instruments, i.e. mainly currency and interest rate swaps, as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions.

The majority of the Bank’s swaps are concluded with a view to hedging specific bond issues. The Bank enters into currency swaps, in which, at inception the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Bank will obtain the amounts needed to service the borrowing in the original currency. The amounts corresponding to these operations are booked as off-balance sheet items at the date of the transaction.

The Bank also enters into currency and interest rate swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a prorata temporis basis.

The nominal amounts of these swaps are booked as off-balance sheet items at the date of the transaction.

A.4. Financial assets

Financial assets are accounted for using the settlement date basis.

A.5. Cash and Cash Equivalents

The Bank defines cash equivalents as short-term, highly liquid securities and interest-earning deposits with original maturities of 90 days or less.

A.6. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities

With a view to clarifying management of its liquid assets and consolidating its solvency, the Bank has established the following portfolio categories:

A.6.1. Investment portfolio

The investment portfolio consists of securities purchased with the intention of holding them to maturity in order to ensure the Bank’s solvency. These securities are issued or guaranteed by:

–	Governments of the European Union, G10 countries and their agencies;

–	Supranational public institutions, including multinational development banks.

These securities are initially recorded at purchase price or more exceptionally at transfer price. The difference between entry price and redemption value is accounted for prorata temporis over the remaining life of the securities.

A.6.2. Operational portfolios

–	Operational money market portfolios A1 and A2

In order to maintain an adequate level of liquidity, the Bank purchases money market products with a maximum maturity of twelve months, in particular Treasury bills and negotiable debt securities issued by credit institutions. The securities in the A1 portfolio are held until their final maturity and presented in the accounts at their nominal value. The securities in the A2 portfolio are available for sale and presented in the accounts at the lower of cost (including amortised premium or discount) and market value. Value adjustments are recorded under item 6. Result on financial operations in the profit and loss account. During 2005, the securities in the previous A2 portfolio matured and were reinvested in the A2 AFS portfolio, which was renamed A2 as at December 31, 2005 (see Note B).

Treasury bills appear on the assets side of the balance sheet under item 2. Treasury bills eligible for refinancing with central banks.

Negotiable debt securities issued by credit institutions appear on the assets side of the balance sheet under item 5. Debt securities including fixed-income securities - b) issued by other borrowers.

–	Operational bond portfolios B1, B2 and B3

The B1 “Credit Spread” portfolio comprises floating-rate and fixed-rate bonds issued or guaranteed by national governments, supranational institutions, financial institutions and corporations with a maximum residual maturity of 5 years. The securities are held until their final maturity and presented in the accounts at their amortised cost.

The B2 “Alternative investment” portfolio comprises capital guaranteed notes, by issuers which meet the Bank’s Treasury investment criteria and with coupons linked to the performance of underlying Funds of Hedge Funds with initial maturities of approximately five years. The securities are expected to be held until their final maturity and presented in the accounts at their acquisition cost.

The B3 ‘Global Fixed income’ portfolio comprises listed securities with a maximum residual maturity of 10 years, issued and guaranteed by financial institutions. Securities held in this portfolio are marked to market value in the balance sheet; the corresponding value adjustment is recorded under item 6. Result on financial operations in the profit and loss account.

A.7. Securities borrowing and lending

In April 2003, the Bank signed an agreement for securities lending with Northern Trust Global Investment acting as an agent to lend securities from the Investment Portfolio, the B1 ‘Credit Spread’ portfolio and the B3 ‘Global Fixed income’ portfolio.

Securities borrowed and securities lent are recorded at the amount of cash collateral advanced or received, plus accrued interest. Securities borrowed and securities received as collateral under securities lending transactions are not recognized in the balance sheet unless control of the contractual rights that comprise these securities received is gained. Securities lent and securities provided as collateral under securities borrowing transactions are not derecognised from the balance sheet unless control of the contractual rights that comprise these securities transferred is relinquished. The Bank monitors the market value of the securities borrowed and lent on a daily basis and provides or requests additional collateral in accordance with the underlying agreements.

Fees and interest received or paid are recorded as interest income or interest expense, on an accrual basis.

A.8. Loans and advances to credit institutions and customers

A.8.1. Loans and advances

Loans and advances are included in the assets of the Bank at their net disbursed amounts. Specific value adjustments have been made for loans and advances outstanding at the end of the financial year and presenting risks of non-recovery of all or part of their amounts. Such value adjustments are held in the same currency as the asset to which they relate. Value adjustments are accounted for in the profit and loss account as ‘Value adjustments on loans and advances’ and are deducted from the appropriate asset items on the balance sheet.

A.8.2. Interest on loans

Interest on loans is recorded in the profit and loss account on an accruals basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in the account ‘Prepayments and accrued income’ under assets. Value adjustments to interest on these loans are determined on a case-by-case basis by the Bank’s Management.

A.8.3. Reverse repurchase and repurchase operations (reverse repos and repos)

A reverse repurchase (repurchase) operation is one under which the Bank lends (borrows) liquid funds to (from) a credit institution which provides (receives) collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset.

The operation is based on the principle of delivery against payment: the borrower (lender) of the liquid funds transfers the securities to the Bank’s (counterparty’s) custodian in exchange for settlement at the agreed price, which generates a return (cost) for the Bank linked to the money market.

This type of operation is considered for the purposes of the Bank to be a loan (borrowing) at a guaranteed rate of interest. Generally treated as collateralized financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest and are entered on the assets side of the balance sheet under item 3. Loans and advances to credit institutions – b) other loans and advances (on the liabilities side of the balance sheet under item 1. Amounts owed to credit institutions – with agreed maturity dates or periods of notice). The securities received as collateral are accounted for off balance sheet in the account “Securities received as collateral with respect to derivatives exposure”. The securities provided as collateral are maintained in the balance sheet accounts.

Securities received under reverse repurchase agreements and securities delivered under repurchase agreements are not recognized in the balance sheet or derecognised from the balance sheet, unless control of the contractual rights that comprise these securities is relinquished. The Bank monitors the market value of the securities received or delivered on a daily basis, and provides or requests additional collateral in accordance with the underlying agreements.

Interest earned on reverse repurchase agreements and interest incurred on repurchase agreements is recognized as interest income or interest expense, over the life of each agreement.

A.9. Shares, other variable-yield securities and participating interests

A.9.1. Shares and other variable-yield securities

Shares and other variable-yield securities are recorded at acquisition cost. At the balance sheet date, their carrying value is adjusted to the lower of cost or market value.

Investments in venture capital enterprises represent shares and other variable-yield securities acquired for the longer term in the normal course of the Bank’s activities and are shown in the balance sheet at their original purchase cost. Based on the reports received from fund managers up to the balance sheet date, the portfolio of Venture Capital Investments is valued on a line-by-line basis at the lower of cost or attributable net asset value (“NAV”), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined through applying either the Bank’s percentage ownership in the underlying vehicle to the NAV reflected in the most recent report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events having occurred between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. Unrealised losses due solely to administrative expenses and management fees of venture capital funds in existence for less than two years at the balance sheet date are not taken into consideration in determining the attributable NAV.

A.9.2. Participating interests

Participating interests held represent medium and long-term investments and are accounted for at cost. Value impairments are accounted for, if these are other than temporary.

A.10. Property, furniture and equipment

Property, furniture and equipment include land, Bank-occupied properties, other machines and equipment.

Land and buildings are stated at acquisition cost less accumulated depreciation. The value of the Bank’s headquarters building in Luxembourg-Kirchberg and its buildings in Luxembourg-Hamm, Luxembourg-Weimershof and Lisbon is depreciated on the straight-line basis as set out below.

Office furniture and equipment were, until end-1997, depreciated in full in the year of acquisition. With effect from 1998, permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation.

Depreciation is calculated on the straight-line basis over the estimated life of each item purchased, as set out below:

– Buildings in Kirchberg, Hamm and Weimershof	30 years
– Building in Lisbon	25 years
– Permanent equipment, fixtures and fittings	10 years
– Furniture	5 years
– Office equipment and vehicles	3 years

Works of art are depreciated in full in the year of acquisition.

A.11. Intangible assets

Intangible assets comprise computer software. Software development costs are capitalized if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise and to the reliability of cost measurement.

Internally developed software meeting these criteria is carried at cost less accumulated depreciation calculated on the straight-line basis over three years from completion.

Software purchased is depreciated on the straight-line basis over its estimated life (2 to 5 years).

A.12. Staff pension fund and health insurance scheme

A.12.1. Pension fund

The Bank’s main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. These annual contributions are set aside and accumulated as a specific provision on the liabilities side of the Bank’s balance sheet, together with annual interest.

Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 30 September 2005. The main actuarial assumptions used by the actuary are set out in Note L. Actuarial surpluses do not influence provisioning and deficits result in an additional specific provision.

The main pension scheme of the European Investment Fund (‘EIF’) is a defined benefit scheme funded by contributions from staff and from the EIF which covers all employees. The scheme entered into force in March 2003, replacing the previous defined contribution scheme. The funds allocated to the pension scheme are in the custody of and invested by the EIB, following the rules and principles applied by EIB for its own pension scheme.

A.12.2. Health insurance scheme

The Bank has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Bank and its employees. The health insurance scheme is managed under the same principles as the pension scheme. The latest valuation was carried out as at 30 September 2005.

A.13. Debts evidenced by certificates

Debts evidenced by certificates are presented in this account at their redemption amounts. Transaction costs and premiums/discounts are amortized in the profit and loss account on a straight line basis over the life of the debt through the ‘accruals and deferred income’ or ‘prepayments and accrued income’ accounts.

Interest expense on debt instruments is included in the account ‘Interest and similar charges’ in the profit and loss account.

A.14. Fund for general banking risks and provision for guarantees issued

A.14.1. Fund for general banking risks

This item includes those amounts which the Bank decides to put aside to cover risks associated with loans and other financial operations, having regard to the particular risks attached to such operations.

Annual transfers from/to this account are shown separately in the profit and loss account under the caption “Transfer from/to Fund for general banking risks”.

A.14.2. Provision for guarantees issued

This provision is intended to cover risks inherent in the Bank’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. A provision for credit losses is established if there is objective evidence that the Bank will have to incur a credit loss in respect of a given guarantee granted.

A.15. Funds allocated to structured finance facility and to venture capital operations

A.15.1. Funds allocated to structured finance facility

This item comprises the amount of appropriations from the annual result of the Bank, determined each year by the Board of Governors to facilitate the implementation of operations with a greater degree of risk for this new type of instrument.

A.15.2. Funds allocated to venture capital operations

This item comprises the amount of appropriations from the annual result of the Bank, determined each year by the Board of Governors to facilitate instruments providing venture capital in the context of implementing the European Council Resolution on Growth and Employment.

Value adjustments on venture capital and structured finance operations are accounted for in the profit and loss accounts. Upon appropriation of the Bank’s result, such value adjustments are taken into consideration for determining the amounts to be recorded in the ‘Funds allocated to structured finance facility’ and ‘Funds allocated to venture capital operations’ accounts.

A.16. Taxation

The Protocol on the Privileges and Immunities of the European Union, appended to the Treaty of 29 October 2004 establishing a Constitution for Europe, stipules that the assets, revenues and other property of the Institutions of the Union are exempt from all direct taxes.

A.17. Prepayments and accrued income – Accruals and deferred income

These accounts comprise:

Prepayments and accrued income:

Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income which, though relating to the financial year in question, is not due until after its expiry (principally interest on loans).

Accruals and deferred income:	Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year (principally interest on borrowings).

A.18. Interest and similar income

In addition to interest and commission income on loans and deposits and other revenue from the securities portfolio, the account ‘Interest and similar income’ includes the indemnities received by the Bank for prepayments made by its borrowers. In order to maintain equivalent accounting treatment between income on loans and the cost of borrowings, the Bank amortises prepayment indemnities received over the remaining life of the loans concerned.

A.19. Management of third-party funds

A.19.1. EIF treasury

The EIF treasury is managed by the Bank in accordance with the treasury management agreement signed between the two parties in December 2000.

A.19.2. Guarantee Fund treasury

The Commission entrusted financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994.

A.20. Reclassification of prior year figures

Certain prior-year figures have been reclassified to conform with the current year’s presentation.

Note B – Debt securities portfolio (in EUR’000)

In addition to securitised loans, which represent acquisitions of interests pools of loans or receivables in connection with securitisation transactions, the debt securities portfolio is comprised of the investment portfolio, the operational money market portfolios A1 and A2 and the operational bonds B1 ‘Credit Spread’, B2 ‘Alternative Investment’ and B3 ‘Global Fixed income’ portfolios. The operational portfolio A2 has been closed during the year 2005 and replaced by the operational portfolio A2 AFS. As at December 31, 2005, the former A2 AFS portfolio has been renamed A2. The detail of these portfolios as at December 31, 2005 and 2004 is as follows:

	31.12.2005	31.12.2004
Treasury bills eligible for refinancing with central banks (of which EUR 12 701 unlisted in 2005 and EUR 12 691 in 2004)	2 627 125	2 641 892
Debt securities including fixed-income securities (listed)	12 510 409	8 968 448

	15 137 534	11 610 340

At 31.12.2005	Purchase price	Book value	Premiums/ Discounts to be amortized	Value at final maturity	Market value
Investment portfolio	2 573 937	2 515 421	-51 488	2 463 933	2 692 153
Operational money market portfolios:
- A1: money market securities with a max. 3 month maturity	6 031 718	6 031 718	0	6 031 718	6 031 718
- A2: money market securities with a max. 18 month maturity	3 093 938	3 093 938	0	3 092 164	3 093 938
Operational bond portfolios:
- B1: Credit Spread	1 106 482	1 106 122	-443	1 105 679	1 108 124
- B2: Alternative Investment	150 000	150 000	0	150 000	150 655
- B3: Global Fixed Income	463 244	455 617	0	446 800	455 617
Securitised loans (Note D)	1 784 718	1 784 718	0	1 784 718	1 784 718

	15 204 037	15 137 534		15 075 012

At 31.12.2004	Purchase price	Book value	Premiums/ Discounts to be amortized	Value at final maturity	Market value
Investment portfolio	2 551 974	2 512 865	-48 933	2 463 932	2 671 610
Operational money market portfolios:
- A1: money market securities with a max. 3 month maturity	5 028 815	5 028 815	0	5 028 815	5 028 815
- A2: money market securities with a max. 18 month maturity	394 013	394 013	0	394 013	391 897
- A2-AFS: money market securities with a max. 18 month maturity	1 588 963	1 588 963	0	1 589 188	1 589 339
Operational bond portfolios:
- B1: Credit Spread	714 437	714 355	-275	714 080	717 269
- B2: Alternative Investment	0	0		0	0
- B3: Global Fixed Income	455 106	451 716	0	439 560	451 716
Securitised loans (Note D)	919 613	919 613	0	919 613	919 613

	11 652 921	11 610 340		11 549 201

The Bank enters into collateralized securities lending transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfill its contractual obligations. The Bank controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Bank when deemed necessary.

The security lending activity amounts to EUR’000 799 081 at the end of December 2005 (2004: EUR’000 458 761).

Note C – Loans and advances to credit institutions – other loans and advances (in EUR’000)

The Bank enters into collateralized reverse repurchase and repurchase agreements transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfill its contractual obligations. The Bank controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Bank when deemed necessary.

	31.12.2005	31.12.2004
Term deposits	12 640 381	10 557 272
Tripartite reverse repos (*)	10 799 895	7 350 940

	23 440 276	17 908 212

(*)	These operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

–	delivery against payment,

–	verification of collateral,

–	the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian,

–	organisation of substitute collateral provided that this meets all the contractual requirements.

Note D – Summary statement of loans and guarantees

D.1. Aggregate loans granted (in EUR ‘000)

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	Total 2005	Total 2004
Disbursed portion	113 100 211	131 047 212	244 147 423	221 974 973
Undisbursed loans	11 313 668	36 954 573	48 268 241	42 938 437

Aggregate loans granted	124 413 879	168 001 785	292 415 664	264 913 410

Securitised loans (Note B)			1 784 718	919 613

Aggregate loans including securised loans (Note U)			294 200 382	265 833 023

D.2. Statutory ceiling on lending and guarantee operations (in EUR million)

Under the terms of Article 18 (5) of the Statute, the aggregate amount outstanding at any time of loans and guarantees granted by the Bank must not exceed 250% of its subscribed capital.

The present level of capital implies a ceiling of EUR 409 billion in relation to aggregate loans and guarantees furnished; these currently total EUR 297 billion and are broken down as follows:

	31.12.2005	31.12.2004
Aggregate loans granted	292 416	264 913
Aggregate venture capital operations	2 204	2 106
Aggregate guarantees furnished in respect of loans granted by third parties	135	268
Aggregate securitized loans	1 785	920

	296 540	268 207

D.3. Specific provision for loans (in EUR ‘000)

  Movements in the specific provision are tabulated below:

	31.12.2005	31.12.2004
Provision at beginning of the year	235 000	175 000
Allowance during the year (*)	37 000	60 000

Provision at end of the year	272 000	235 000

(*)	the amount of EUR 37 000 is composed of an amount of EUR‘000 15 000 for additional specific provisions for loans and an amount of EUR‘000 22 000 relating to an existing provision for guarantees issued which have been converted into loans during 2005.

Note E – Shares and other variable-yield securities and participating interests

E.1. Shares and other variable-yield securities

This item comprises (in EUR’000):

	Venture capital operations	EBRD shares		Shares acquired to guarantee recovery of loans and advances		Total
Cost
At 1 of January 2005	1 086 452	149 063		41 524		1 277 039
Net additions	132 421	8 437		0		140 858
Foreign exchange adjustment	0	0		1 270		1 270

At 31 December 2005	1 218 873	157 500		42 794		1 419 167

Value adjustments
At 1 of January 2005	- 310 363	0		- 27 305		- 337 668
Net additions	- 22 818	0		0		- 22 818

At 31 December 2005	- 333 181	0		- 27 305		- 360 486

Net book value
At 31 December 2005	885 692	157 500		15 489		1 058 681

At 31 December 2004	776 089	149 063	(1)	14 219	(2)	939 371

(1):	The amount of EUR 157 500 000 (2004: EUR 149 062 500) corresponds to the capital paid in by the Bank as at 31 December 2005 with respect to its subscription of EUR 600 000 000 to the capital of the EBRD.

The Bank holds 3.03 % of the subscribed capital.

Neither the Bank’s result nor its own funds would have been materially affected had these shares been accounted for using the equity method.

In EUR million	% held	Total own funds	Total net result	Balance sheet
EBRD (31.12.2004)	3.03	6 982.7	297.7	22 364.1
EBRD (31.12.2003)	3.03	6 186.3	378.2	22 045.3

(2):	The total number of Eurotunnel shares held by the Bank as at 31.12.05 is 58 971 193, valued at EUR 15 489 296.

E.2. Participating interests

The account ‘participating interests’ for an amount of EUR 280 157 217 (2004 – EUR 262 832 217) corresponds to the capital paid in by the Bank in respect of its subscription (EUR 1 238 000 000) to the capital of the European Investment Fund, with its registered office in Luxembourg.

The Bank holds 61.90% (2004 – 59.15%) of the subscribed capital of the EIF.

During 2005, the Bank bought a total of 55 EIF shares. The Management Committee agreed to such purchase on the basis that the sales price was derived from the price paid by the EIB for EIF shares at the time of the EIF Reform at the exercise price of EUR 315 000 per share, as per the then prevailing put option.

With regard to the remaining 762 EIF shares, the EIB is offering to buy these shares from the EIF’s other shareholders under a Replacement Share Purchase Undertaking at a price per share which will correspond to the part of each share in the called capital of EIF, increased by the share premium account, the statutory reserves, the disclosed unrealised gains in venture capital operations, the profit brought forward and the profit of the year. Given that the dividend for the year will still be due to the other shareholders, the dividend decided will be deducted from the price determined as described above.

The nominal value of the put option granted to EIF minority shareholders, shown as an off – balance sheet item, EUR 223 490 000 has been calculated on the basis of the 2004 audited EIF statutory accounts.

Note F – Property, furniture, equipment and intangible assets (in EUR ’000)

	Land	Luxembourg buildings	Lisbon building	Furniture and equipment	Total Property, furniture and equipment	Total intangible assets
Historical cost
At 1 January 2005	10 085	163 208	349	39 328	212 970	10 017
Additions	0	43 933	0	11 162	55 095	3 135
Disposals	0	0	0	- 6 804	- 6 804	- 1 997

At 31 December 2005	10 085	207 141	349	43 686	261 261	11 155

Accumulated depreciation
At 1 January 2005	0	- 66 219	- 266	- 13 663	- 80 148	- 3 448
Depreciation	0	- 4 734	- 14	- 8 794	- 13 542	- 3 558
Disposals	0	0	0	6 804	6 804	1 997

At 31 December 2005	0	- 70 953	- 280	- 15 653	- 86 886	- 5 009

Net book value

At 31 December 2005	10 085	136 188	69	28 033	174 375	6 146

At 31 December 2004	10 085	96 989	83	25 665	132 822	6 569

All of the land and buildings are used by the Bank for its own activities. The Luxembourg buildings category includes cost relating to the construction of the new building for EUR’000 65 134 (2004: EUR’000 21 201), expected to be completed in 2007.

Note G – Interest subsidies received in advance

Part of the amounts received from the European Commission through EMS (European Monetary System) arrangements has been made available as a long-term advance which is entered on the liabilities side under item 3. Other liabilities - a) interest subsidies received in advance, and comprises:

•      amounts in respect of interest subsidies for loans granted for projects outside the Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries;

•      interest subsidies, concerning certain lending operations put in place within the Union from the Bank’s own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992;

•      amounts received in respect of interest subsidies for loans granted from EC resources under Council Decisions 78/870/EEC of 16 October 1978 (New Community Instrument), 82/169/EEC of 15 March 1982 and 83/200/EEC of 19 April 1983 and under Council Regulation (EEC) No 1736/79 of 3 August 1979 as amended by Council Regulation (EEC) No 2790/82 of 18 October 1982.

Note H – Sundry debtors and sundry creditors (in EUR ’000)

SUNDRY DEBTORS	31.12.2005	31.12.2004
– Staff housing loans and advances	31 533	47 640
– Loan instalments receivable	76 182	22 502
– End payment receivable on swap	325 051	238 344
– Other	80 172	107 667

	512 938	416 153

SUNDRY CREDITORS
– European Community accounts:
• for Special Section operations and related unsettled amounts	589 147	323 544
• deposit accounts	514 019	532 721
– Optional Supplementary Provident Scheme (Note L)	184 176	169 477
– Health Insurance Scheme (Note L)	67 671	60 829
– Other	88 268	62 697

	1 443 281	1 149 268

Note I – Prepayments and accrued income – Accruals and deferred income (in EUR ’000)

	31.12.2005	31.12.2004
Prepayments and accrued income:
Interest and commission receivable	2 076 357	1 938 273
Deferred borrowing charges	354 413	517 090
Investment Facility’s commission receivable	32 455	0
Other	2 436	2 461

	2 465 661	2 457 824
Accruals and deferred income:
Interest and commission payable	3 088 445	2 787 738
Deferred loan proceeds	332 074	364 981
Deferred borrowing proceeds	892 569	964 035
HIPC initiative	55 145	55 145
Personnel costs payable	4 443	4 144
External mobility costs	654	1 826
Other	27 455	26 856

	4 400 785	4 204 725

Note J – Amounts owed to credit institutions with agreed maturity dates or periods of notice (in EUR ‘000)

	31.12.2005	31.12.2004
Short-term borrowings	382 900	377 480
Promissory notes issued in respect of paid-in capital of EBRD	10 125	10 125

	393 025	387 605

Note K – Debts evidenced by certificates as at 31 December (in EUR ‘000)

	Borrowings					Currency swaps				Net amount
						Amounts payable (+) or receivable (–)
Payable in	Outstanding at 31.12.2004	Average rate	Outstanding at 31.12.2005	Average rate	Due dates	31.12.2004	Average rate	31.12.2005	Average rate	Outstanding at 31.12.2004	Outstanding at 31.12.2005
EUR	92 999 717	4.36	97 603 483	4.30	2006/2045	33 909 793 +	2.31	38 997 550 +	2.51	126 909 510	136 601 033
GBP	49 929 812	5.65	58 797 480	5.40	2006/2054	8 943 846 -	4.55	16 770 035 -	5.25	40 985 966	42 027 445
DKK	107 544	6.00	53 616	5.00	2010/2010	257 221 +	1.94	510 722 +	2.16	364 765	564 338
SEK	816 465	4.25	954 892	4.34	2007/2025	1 035 759 +	1.97	809 960 +	1.67	1 852 224	1 764 852
USD	51 991 353	3.93	67 957 589	4.03	2006/2045	10 700 087 -	2.23	10 975 898 -	4.19	41 291 266	56 981 691
CHF	2 527 059	3.52	2 958 009	3.35	2006/2020	209 208 +	0.00	368 555 -	0.00	2 736 267	2 589 454
JPY	5 850 827	3.85	7 082 923	1.87	2006/2036	1 815 968 -	-0.16	1 856 928 -	0.17	4 034 859	5 225 995
NOK	546 349	6.14	425 798	6.03	2006/2025	392 438 -	1.78	226 675 -	2.41	153 911	199 123
CAD	426 413	6.69	400 729	6.20	2006/2045	365 497 -	0.00	69 289 -	0.00	60 916	331 440
AUD	3 095 825	5.14	2 365 138	5.29	2006/2013	3 095 825 -	0.00	2 325 719 -	0.00	0	39 419
CZK	1 204 390	4.86	1 232 383	4.73	2007/2028	530 000 +	2.35	1 177 699 +	2.01	1 734 390	2 410 082
HKD	683 790	5.75	714 961	5.57	2006/2019	683 790 -	0.00	714 961 -	0.00	0	0
NZD	382 598	6.06	1 576 144	6.22	2006/2014	382 598 -	0.00	1 576 144 -	0.00	0	0
ZAR	1 281 999	9.94	1 501 592	9.36	2006/2018	845 129 -	9.74	846 867 -	9.53	436 870	654 725
HUF	1 300 972	7.78	1 265 472	7.59	2006/2015	1 046 975 -	9.29	966 721 -	6.09	253 997	298 751
PLN	602 054	6.56	621 526	6.43	2006/2017	202 239 -	6.39	116 726 +	4.40	399 815	738 252
MXN	0	0	190 973	9.25	2006/2015	0 +	0.00	190 973 -	0.00	0	0
TWD	885 409	3.50	693 026	2.25	2006/2013	885 409 -	0.00	693 026 -	0.00	0	0
TRY	0	0	1 449 861	12.70	2006/2015	0 +	0.00	1 449 861 -	0.00	0	0
ISK	0	0	241 384	7.17	2007/2008	0 +	0.00	241 384 -	0.00	0	0
BGN	51 127	4.88	51 117	4.88	2009/2009	51 127 -	0.00	51 117 -	0.00	0	0
MTL	23 026	3.80	23 294	3.80	2009/2009	23 026 -	0.00	23 294 -	0.00	0	0
SIT	16 683	4.75	16 701	4.75	2014/2014	16 683 -	0.00	16 701 -	0.00	0	0
SKK	101 718	5.00	105 138	4.90	2023/2028	86 153+	8.29	124 076 +	8.29	187 871	229 214

Total	214 825 130		248 283 229			6 577 497 +		2 372 585 +

The redemption of certain borrowings is indexed to stock exchange indexes (historical value: EUR 450 million). All such borrowings are hedged in full through swap operations.

Note L – Provisions for liabilities and charges – staff pension fund and health insurance scheme (in EUR ‘000)

The Defined Benefit Obligation in respect of future retirement and health insurance benefits was valued as at 30 September 2005 by an independent actuary using the projected unit credit method. The actuarial valuation was updated as at 31 December 2005 with an extrapolation (“roll forward” method) for the last 3 months of 2005, using the prevailing market rates of 31 December 2005 and following assumptions (for the staff pension and medical plan):

–	a discount rate of 4.31% for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to a 15.4 year duration;

–	a retirement age of 62;

–	a combined average impact of the increase in the cost of living and career progression of 3.5%;

–	probable resignation of 3% up to age 55;

–	a rate of adjustment of pensions of 1.5% per annum;

–	a remuneration of the reserves at a rate of 1.5% above the discount rate;

–	use of the LPP 2000 actuarial tables;

–	a medical cost inflation rate of 3.5% per annum.

The provisions for liabilities and charges for these schemes have been adjusted according to the actuarial valuation, as per the tables below. These adjustments have been accounted for in 2005 and are disclosed in the Profit and Loss account under staff costs.

The staff pension fund provision is as follows (in EUR’000):

	31.12.2005	31.12.2004
Staff Pension Plan:
Provision at beginning of the year	647 724	560 499
Payments made during the year	- 25 791	- 23 162
Provision for actuarial deficit*	53 612	37 845
Contribution arising from measures with a social character	11 300	3 700
Annual contributions and interest	77 783	68 842

Sub Total	764 628	647 724
Management Committee Pension Plan:	28 478	35 733

Provision at 31 December	793 106	683 457

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a contributory defined benefit pension scheme). The corresponding amount of EUR 184 million (2004: EUR 169 million) is classified under “Sundry creditors” (Note H).

The health insurance scheme provision is as follows (in EUR’000):

	31.12.2005	31.12.2004
Provision at beginning of the year	60 829	25 024
Payments made during the year	- 6 887	- 5 113
Provision for actuarial deficit*	1 337	30 626
Annual contributions and interest	12 392	10 292

Provision at 31 December	67 671	60 829

*	The amounts of EUR’000 53 612 (provision for actuarial deficit for the pension fund) and EUR’000 1 337 (provision for actuarial deficit for the health insurance scheme) together with a release from provisions of EUR’000 14 429 for the Management Committee pension plan, are classified in item 8 of the profit and loss account, as staff costs.

Note M – Fund for general banking risks (in EUR ’000)

Movements in the Fund for general banking risks are tabulated below:	31.12.2005	31.12.2004
Fund at beginning of the year	915 000	1 050 000
Transfer for the year	60 000	- 135 000

Fund at end of the year	975 000	915 000

Note N – Geographical analysis of “Interest and similar income” (in EUR ’000)

[item 1 of the profit and loss account]	31.12.2005	31.12.2004
Germany	1 700 037	1 406 159
France	1 105 099	1 017 467
Spain	1 074 982	935 441
United Kingdom	1 046 542	1 060 356
Italy	916 899	886 485
Portugal	589 135	531 281
Greece	487 562	469 867
Austria	164 940	128 000
Denmark	153 270	152 637
Finland	148 818	134 036
Poland	143 044	113 510
Belgium	137 666	136 666
Netherlands	128 037	109 089
Czech Republic	117 627	98 743
Sweden	108 983	106 667
Ireland	100 789	83 066
Hungary	73 339	70 279
Slovak Republic	40 898	40 552
Slovenia	38 336	34 430
Luxembourg	24 732	24 475
Cyprus	20 969	17 009
Lithuania	8 150	8 619
Latvia	7 126	4 781
Estonia	5 078	4 527
Malta	366	525

	8 342 424	7 574 667
Outside the European Union	719 131	641 546

	9 061 555	8 216 213
Income not analysed (1)	1 234 425	975 538

	10 295 980	9 191 751
(1) Income not analysed:
Revenue from investment portfolio securities	176 264	170 045
Revenue from short-term securities	255 740	184 330
Revenue from money-market operations	795 372	615 643
EIF guarantee commission (*) [EIB counterguarantee]	7 049	5 520

	1 234 425	975 538

(*)	net of annual amortisation

Note O – Geographical analysis of “Commission income” (in EUR ’000)

[item 4 of the profit and loss account]	31.12.2005	31.12.2004
Ireland	0	16

	0	16
Investment Facility / Cotonou	32 455	18 000
Other Community institutions	16 612	17 851

	49 067	35 867

Note P – General administrative expenses (in EUR ’000)

[item 8 of the profit and loss account]	31.12.2005	31.12.2004
Salaries and allowances (*)	138 360	131 412
Welfare contributions and other social Costs (**)	115 298	64 507

Staff costs	253 658	195 919

Other general administrative expenses	64 064	68 485

	317 722	264 404

The number of persons employed by the Bank was 1 324 at 31 December 2005 (1 251 at 31 December 2004).

(*)	of which the amount for members of the Management Committee is EUR’000 2 634 at 31 December 2005 and EUR’000 2 557 at 31 December 2004.
(**)	of which an amount of EUR’000 40 520 that was provisioned due to actuarial gains and losses in the post-employment benefit plans and health medical scheme. In 2004, the corresponding amount of provisions of EUR’000 68 471 was accounted for as an extraordinary expense.

Note Q – Special deposits for service of borrowings

This item represents the amount of coupons and bonds due, paid by the Bank to the paying agents, but not yet presented for payment by the holders of bonds issued by the Bank.

Note R – Estimated present value of financial instruments

The Bank records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the operational portfolio) representing the amount received in the case of a liability or the amount paid to acquire an asset. The present value of the financial instruments (mainly loans, treasury, securities and borrowings after long-term interest rate or currency swaps) entered under assets and liabilities compared with their accounting value is shown in the table below:

	ASSETS		LIABILITIES
At 31 December 2005 (in EUR million)	net accounting value	present value	accounting value	present value
Loans	245 932	250 767
Investment portfolio	2 515	2 692
Liquid assets	25 696	25 698
Borrowings after swaps			242 679	246 619
Total 2005	274 143	279 157	242 679	246 619

	ASSETS		LIABILITIES
At 31 December 2004 (in EUR million)	net accounting value	present value	accounting value	present value
Loans	222 660	229 168
Investment portfolio	2 513	2 672
Liquid assets	20 145	20 148
Borrowings after swaps			216 151	220 912
Total 2004	245 318	251 988	216 151	220 912

The method of calculation of the present value of the financial instruments making up the assets and liabilities is based on the cash flows of the instruments and of the funding curve of the Bank. The curve reflects the cost of financing of the Bank at the end of the year.

Note S – Risk management

This section presents information about the Bank’s exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are:

–    credit risk,

–    interest rate risk,

–    liquidity risk,

–    exchange risk.

S.1. Credit risk

Credit risk concerns mainly the Bank’s lending activity and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits.

The credit risk associated with the use of derivatives is also analysed hereafter in the “Derivatives” section [Note T].

Management of credit risk is based, firstly, on the degree of credit risk vis-à-vis counterparties and, secondly, on an analysis of the solvency of counterparties.

As regards lending, treasury and derivatives operations, credit risk is managed by an independent Risk Management Directorate under the direct responsibility of the Management Committee. The Bank has thus established an operationally independent structure for determining and monitoring credit risk.

S.1.1. Loans

In order to limit the credit risk on its loan portfolio, the Bank lends only to counterparties with demonstrated creditworthiness over the longer term and sound guarantees.

In order efficiently to measure and manage credit risk on loans, the Bank has graded its lending operations according to generally accepted criteria, based on the quality of the borrower, the guarantee and, where appropriate, the guarantor.

The structure of guarantees relating to the loan portfolio as at 31 December 2005 is analysed below (in EUR million):

Within the European Union

Guarantor (1)
Borrower	Member states	Public institutions	Zone “A” banks	Corporates	Total 2005	Total 2004
Member States	21 342	0	0	0	21 342	20 835
Public institutions	19 588	30 058	1 804	1 037	52 487	49 569
Zone “A” banks	12 232	44 544	39 781	17 458	114 015	103 536
Corporates	14 020	3 752	26 482	34 531	78 785	66 594

Total 2005 (1)	67 182	78 354	68 067	53 026	266 629

Total 2004 (1)	87 013	46 219	62 165	45 137		240 534

(1)	This amount includes loans for which no formal guarantee was required for a total of EUR 49 424 million as at 31 December 2005 (2004: EUR 58 305 million), the borrower’s level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank’s right to access independent security.

Outside the European Union Secured by:	31.12.2005		31.12.2004
Member States	1 497		1 420
Community budget	25 239	(*)	23 304	(*)
Facilities	835		575

Total	27 571	(*)(*)	25 299	(*)(*)

(*)	of which EUR 2 862 million in risk-sharing operations as explained below (2004: EUR 2 484 million).
(*)(*)	which includes EUR 3 064 million of loans in the 10 new Member States which remain under the EC Mandates. (2004: EUR 3 599)

Loans outside the Community (apart from those under the Pre-Accession Facility and the Mediterranean Partnership Facility – “the Facilities”) are, in the last resort, secured by guarantees of the Community budget or the Member States (loans in the ACP Countries and the OCT). In all regions (South Africa, non-member Mediterranean Countries, Central and Eastern Europe, Asia and Latin America), apart from the ACP Countries and the OCT, in the case of loans secured by a sovereign guarantee, all risks are, in the last resort, covered by the Community budget.

The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain Bank loans are secured by third-party guarantees with respect to the commercial risk, the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance. To date, finance contracts for EUR 4 242 million in risk-sharing loans have been signed under these agreements.

Loans granted under the Facilities (EUR 835 million) are not secured by guarantees of the Community budget or the Member States.

LOANS FOR PROJECTS OUTSIDE THE UNION (in EUR million)

(including loans in the new Member States before accession)

BREAKDOWN OF LOANS BY GUARANTEE AS AT 31 DECEMBER

Agreement	Outstanding 31.12.2005	Outstanding 31.12.2004
75% Member States global guarantee
– ACP/OCT Group 3rd Lomé Convention	31	48
– ACP/OCT Group 4th Lomé Convention	390	433
– ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol	856	871

Total 75% Member States global guarantee	1 277	1 352

75% Member States guarantee
– Cotonou partnership agreement	220	68

Total 75% Member States guarantee	220	68

Total Member States guarantee	1 497	1 420

100% Community budget guarantee
– South Africa – 300 m – BG Decision 19.06.95	130	130
– ALA I – 750 m	244	253
– ALA interim (100% guarantee) – 153 m	65	66
– CEEC – 1 bn – BG Decision 29.11.89	226	265
– CEEC – 3 bn – BG Decision 02.05.94	1 092	1 298
– CEEC – 700 m – BG Decision 18.04.91	71	117
– Russia – 100 m – 2/2002-2/2004	85	25

Total 100% Community budget guarantee	1 913	2 154

75% Community budget guarantee
– Mediterranean Protocols	1 906	2 460
– Yugoslavia – Art 18 (1984)	4	5
– Yugoslavia – 1st Protocol	7	8
– Yugoslavia – 2nd Protocol	98	120
– Slovenia – 1st Protocol	91	101

Total 75% Community budget guarantee	2 106	2 694

70% Community budget guarantee
– South Africa – 375 m – Decision 29.01.97	239	239
– ALA II – 900 m	428	480
– ALA interim (70% guarantee: risk sharing) – 122 m	52	57
– Bosnia-Herzegovina – 100 m 99/2001	99	99
– Euromed (EIB) – 2 310 m – Decision 29.01.97	1 355	1 628
– FYROM – 150 m – 1998/2000	139	143
– CEEC – 3 520 m – Decision 29.01.97	2 276	2 512

Total 70% Community budget guarantee	4 588	5 158

65% Community budget guarantee
– South Africa – 825 m – 7/2000-7/2007	742	580
– ALA III – 2480 m – 2/2000-7/2007	1 374	1 172
– Euromed II – 6425 m – 2/2000-7/2007	6 019	6 306
– South Eastern Neighbours – 9185 m – 2/2000-7/2007 (*)	7 477	4 203
– Turkey special action – 450 m – 2001-2006	424	437
– Turkey TERRA – 600 m – 11/1999-11/2002	596	600

Total 65% Community budget guarantee	16 632	13 298

Total Community budget guarantee	25 239	23 304

Facilities
– Pre-Accession Facility II – 2000/2006	835	575

Total Facilities	835	575

TOTAL	27 571	25 299

(*)	The agreement CEEC – 9280m – 2/2000-7/2007 has been redenominated at 25 January 2005 as South Eastern Neighbours – 9185m – 2/2000-7/2007.

Collateral on loans (EUR million)

Among other credit mitigant instruments, the Bank also uses pledges of financial securities. These pledges are formalized through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 9 334 million, with the following composition:

Loan Financial Collateral (in EUR million) (1)

	Bonds						Equities & Funds	Cash	Total 2005
Moody’s or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS
Aaa	1 136	229	91	119	310	2 397	0	0	4 282
Aal to Aa3	2 245	0	666	14	117	0	0	0	3 042
A1	96	0	0	0	8	0	0	0	104
Below Al	1 162	0	0	0	0	0	0	0	1 162
Non-Rated	155	0	0	0	276	0	141	172	744

Total 2005	4 794	229	757	133	711	2 397	141	172	9 334

Loan Financial Collateral (in EUR million) (1)
	Bonds						Equities & Funds	Cash	Total 2004
Moody's or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS
Aaa	1 395	181	88	116	41	2 069	0	0	3 890
Aa1 to Aa3	2 136	0	495	13	76	0	3	0	2 723
A1	236	0	0	0	0	0	5	0	241
Below A 1	959	0	0	0	0	0	11	0	970
Non-Rated	0	0	0	0	230	0	200	160	590

Total 2004	4 726	181	583	129	347	2 069	219	160	8 414

(1)	Bonds are valued at their market value.

A breakdown of disbursed loans outstanding, including securitised loans, (in EUR million) at 31 December according to the sectors in which borrowers are engaged is set out below:

Maturity
Sector:	not more than 1 year	1 year to 5 years	more than 5 years	Total 2005	Total 2004
Energy	2 659	9 597	12 727	24 983	23 952
Transport	2 861	15 630	57 402	75 893	68 502
Telecommunications	743	5 503	1 468	7 714	7 050
Water, sewerage	1 011	4 705	8 675	14 391	14 142
Miscellaneous infrastructure	1 822	3 274	10 292	15 388	13 321
Agriculture, forestry, fisheries	84	114	97	295	296
Industry	1 840	8 829	4 593	15 262	14 561
Services	927	1 760	5 113	7 800	4 437
Global loans	5 063	27 393	39 652	72 108	66 928
Health, education	270	1 698	10 130	12 098	9 706

TOTAL 2005	17 280	78 503	150 149	245 932

TOTAL 2004	15 135	71 311	136 449		222 895

S.1.2. Treasury

The credit risk associated with treasury (securities, commercial paper, term accounts, etc) is rigorously managed through selecting first-class counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by Management, in particular on the basis of the ratings awarded to counterparties by the rating agencies (these limits are reviewed regularly by the Risk Management Directorate).

The table below provides a percentage breakdown of the credit risk associated with the securities portfolio and treasury instruments in terms of the credit rating of counterparties and issuers (as at 31 December):

Moody’s or equivalent rating	Securities portfolio %		Treasury instruments %
	2005	2004	2005	2004
Long-term rating:
Aaa	57	59	5	13
Aa1 to Aa3	33	30	51	54
Al	2	3	16	10
Below Al	5	5	20	14

Short-term rating:
A-l+P-1	3	3	8	9

Total	100	100	100	100

As part of its treasury management activities, the Bank holds investments in capital guarantee notes, the coupons of which embed options on the performance of funds of hedge funds. At 31 December 2005, the total nominal amount of such notes stood at EUR 150 million and are part of the Securities portfolio.

Collateral on Treasury transactions (EUR million)

Part of the Treasury transactions are tripartite reverse repos, for an amount of EUR 10 800 million. These transactions are governed by a Tripartite Agreement, the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2005 amounts to EUR 11 610 million, with the following classification:

Tripartite Agreements Collateral (in EUR milion)

	Bonds
Moody's or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS	Total 2005
Aaa	729	780	324	150	2 021	2 083	6 087
Aa1 to Aa3	927	0	520	22	2 246	46	3 761
A1	288	0	1	0	760	4	1 053
Below A1	603	0	0	0	104	2	709
Non-Rated	0	0	0	0	0	0	0

Total 2005	2 547	780	845	172	5 131	2 135	11 610

Tripartite Agreements Collateral (in EUR million)
	Bonds
Moody’s or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS	Total 2004
Aaa	1 218	1 368	252	7	533	188	3 566
Aa1 to Aa3	1 971	0	205	6	754	3	2 939
A1	19	0	0	0	134	0	153
Below Al	391	0	0	0	479	0	870
Non-Rated	0	0	0	0	0	0	0

Total 2004	3 599	1 368	457	13	1 900	191	7 528

S.1.3. Securities lending

The market value of the bonds lent in the securities lending activities amounts to EUR 851 million at 31 December 2005 (2004:484). These transactions are governed by an agreement signed with Northern Trust Global Investment, the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2005 amounts to EUR 861 million (2004:539), with the following classification:

Securities Lending Collateral (in EUR million)

At 31.12.2005	Bonds					Time Deposit	Total 2005
Moody’s or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Certificate of Deposits
Aaa	518	0	0	0	0	0	518
Aal to Aa3	0	0	0	0	65	254	319
A1	0	0	0	0	24	0	24
Below A1	0	0	0	0	0	0	0
Non-Rated	0	0	0	0	0	0	0

Total 2005	518	0	0	0	89	254	861

Securities Lending Collateral (in EUR million)
At 31.12.2004	Bonds					Time Deposit	Total 2004
Moody’s or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Certificate of Deposits
Aaa	223	0	0	0	0	0	223
Aa1 to Aa3	201	0	0	0	6	99	306
A1	0	0	0	0	10	0	10
Below A1	0	0	0	0	0	0	0
Non-Rated	0	0	0	0	0	0	0

Total 2004	424	0	0	0	16	99	539

S.2. Interest rate risk

The Bank has established an organisational structure for the asset-liability function, applying best practices in the financial industry, and, in particular, an Asset-Liability Management Committee (ALCO) under the direct responsibility of the Bank’s Management Committee. Accordingly, it has decided on an asset-liability management strategy which involves maintaining an own funds duration of around 5 years, thereby safeguarding the Bank against substantial fluctuations in its long-term revenues.

Given a notional own funds portfolio in line with the above objective of an own funds duration equal to around 5 years, an increase in interest rates of 0.01% on all currencies would result in a decrease of EUR’000 238 000 in the net present value of the Bank’s own funds. The following table illustrates the Bank’s exposure to interest rate risk. It presents the nominal amounts according to maturities affected by the incidence of interest rate changes, as regards the main balance sheet items subject to reindexation:

Reindexation interval (in EUR million)

At 31.12.2005	not more than 3 months	3 months to 6 months	6 months to 1 year	1 year to 5 years	more than 5 years	Total 31.12.2005

Assets
Loans	155 467	3 709	6 138	35 651	44 967	245 932
Net liquidity	25 865	-586	179	1 619	1 134	28 211

	181 332	3 123	6 317	37 270	46 101	274 143
Liabilities
Borrowings and swaps	177 675	3 610	4 858	27 215	29 321	242 679

Interest rate risk	3 657	-487	1 459	10 055	16 780

At 31.12.2004	not more than 3 months	3 months to 6 months	6 months to 1 year	1 year to 5 years	more than 5 years	Total 31.12.2004

Assets
Loans	136 596	2 922	4 105	37 071	41 966	222 660
Net liquidity	19 772	66	184	1 491	1 145	22 658

	156 368	2 988	4 289	38 562	43 111	245 318
Liabilities
Borrowings and swaps	152 457	5 715	1 553	28 857	27 569	216 151

Interest rate risk	3 911	-2 727	2 736	9 705	15 542

S.3. Liquidity risk

The table hereafter analyses assets and liabilities by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date.

Assets and liabilities for which there is no contractual maturity date are classified under “Maturity undefined”.

Liquidity Risk (in EUR million)

Maturity (at 31.12.2005)	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	maturity undefined	Total 2005

Assets
Cash in hand, central banks and post office banks	13	0	0	0	0	13
Treasury bills eligible for refinancing with central banks	156	259	1 172	1 040	0	2 627

Other loans and advances:
• Current accounts	261	0	0	0	0	261
• Others	23 412	28	0	0	0	23 440

	23 673	28	0	0	0	23 701
Loans:
• Credit institutions	1 712	6 013	38 683	66 692	0	113 100
• Customers	1 426	8 126	39 170	82 053	0	130 775

	3 138	14 139	77 853	148 745	0	243 875
Debt securities including fixed-income securities	6 679	1 661	2 721	1 449	0	12 510
Other assets	0	0	0	0	6 305	6 305

Total assets	33 659	16 087	81 746	151 234	6 305	289 031

Liabilities
Amounts owed to credit institutions	383	4	6	0	0	393
Debts evidenced by certificates	14 537	32 327	109 361	92 058	0	248 283
Foreign exchange neutralization on currency swap contracts	369	874	889	241	0	2 373
Capital, reserves and profit	0	0	0	0	31 086	31 086
Other liabilities	0	0	0	0	6 896	6 896

Total liabilities	15 289	33 205	110 256	92 299	37 982	289 031

Maturity (at 31.12.2004)	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	maturity undefined	Total 2004
Assets
Cash in hand, central banks and post office banks	31	0	0	0	0	31
Treasury bills eligible for refinancing with central banks	110	208	1 254	1 070	0	2 642
Other loans and advances:
• Current accounts	163	0	0	0	0	163
• Others	17 880	28	0	0	0	17 908

	18 043	28	0	0	0	18 071
Loans:
• Credit institutions	2 316	5 192	33 975	61 203	0	102 686
• Customers	1 554	6 072	37 335	74 092	0	119 053

	3 870	11 264	71 310	135 295	0	221 739
Debt securities including fixed-income securities	5 661	962	1 298	1 047	0	8 968
Other assets	0	0	0	0	6 321	6 321

Total assets	27 715	12 462	73 862	137 412	6 321	257 772

Liabilities
Amounts owed to credit institutions	378	4	6	0	0	388
Debts evidenced by certificates	12 340	20 226	111 181	71 078	0	214 825
Foreign exchange neutralization on currency swap contracts	1 129	1 299	4 434	- 285	0	6 577
Capital, reserves and profit	0	0	0	0	29 638	29 638
Other liabilities	0	0	0	0	6 344	6 344

Total liabilities	13 847	21 529	115 621	70 793	35 982	257 772

An “Investment portfolio” [Note B] has been created in order to ensure the Bank’s solvency and to contend with unforeseen liquidity needs. This securities portfolio consists mainly of fixed-income securities issued by first-class counterparties, largely bonds issued by Member States, acquired with the intention of holding them until final maturity.

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties. Certain liabilities could therefore be redeemed at an earlier stage than their maturity date.

If all calls were to be exercised at their next contractual exercise date, cumulated early redemptions for the period 2006 – 2008 would amount to EUR 16.6 billion.

S.4. Foreign exchange rate risk

The sources of foreign exchange rate risk are to be found in the margins on operations and in general expenses incurred in non-euro currencies. The Bank’s objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets.

An FX hedging program was set up in 2004 in order to protect the known loan margins in USD and in GBP for the next 3 years.

Foreign exchange position (in EUR million)

Currency (at 31.12.2005)	EURO	Pounds Sterling	US Dollars	Other currencies	Sub-Total except Euros	Total 2005

Assets
Cash in hand, central banks and post office banks	1	12	0	0	12	13
Treasury bills eligible for refinancing with central banks	2 627	0	0	0	0	2 627
Other loans and advances:
• Current accounts	225	2	15	19	36	261
• Others	5 817	1 414	11 118	5 091	17 623	23 440

	6 042	1 416	11 133	5 110	17 659	23 701
Loans:
• Credit institutions	58 489	21 686	31 121	1 804	54 611	113 100
• Customers	94 228	15 901	13 465	7 181	36 547	130 775

	152 717	37 587	44 586	8 985	91 158	243 875
Debt securities including fixed-income securities	7 178	3 089	1 203	1 040	5 332	12 510
Other assets	4 979	717	464	145	1 326	6 305

Total assets	173 544	42 821	57 386	15 280	115 487	289 031

Liabilities
Amounts owed to credit institutions	393	0	0	0	0	393
Debts evidenced by certificates:
• Debt securities in issue	97 299	58 210	67 958	23 678	149 846	247 145
• Others	305	587	0	246	833	1 138

	97 604	58 797	67 958	23 924	150 679	248 283
Foreign exchange neutralization on currency swap contracts	38 998	- 16 770	- 10 976	- 8 879	- 36 625	2 373
Capital, reserves and profit	31 086	0	0	0	0	31 086
Other liabilities	5 473	795	398	230	1 423	6 896

Total liabilities	173 554	42 822	57 380	15 275	115 477	289 031

Net position as at 31.12.2005	- 10	- 1	6	5

Currency (at 31.12.2004)	EURO	Pounds Sterling	US Dollars	Other currencies	Sub-Total except Euros	Total 2004
Assets
Cash in hand, central banks and post office banks	1	30	0	0	30	31
Treasury bills eligible for refinancing with central banks	2 642	0	0	0	0	2 642
Other loans and advances:
• Current accounts	115	3	19	26	48	163
• Others	6 980	1 681	6 287	2 960	10 928	17 908

	7 095	1 684	6 306	2 986	10 976	18 071
Loans:
• Credit institutions	57 393	21 425	22 098	1 770	45 293	102 686
• Customers	85 066	16 253	11 086	6 648	33 987	119 053

	142 459	37 678	33 184	8 418	79 280	221 739
Debt securities including fixed-income securities	4 676	1 600	1 801	891	4 292	8 968
Other assets	5 020	684	489	128	1 301	6 321

Total assets	161 893	41 676	41 780	12 423	95 879	257 772

Liabilities
Amounts owed to credit institutions	388	0	0	0	0	388
Debts evidenced by certificates:
• Debt securities in issue	92 695	49 359	51 991	19 588	120 938	213 633
• Others	305	571	0	316	887	1 192

	93 000	49 930	51 991	19 904	121 825	214 825
Foreign exchange neutralization on currency swap contracts	33 910	- 8 945	- 10 700	- 7 688	- 27 333	6 577
Capital, reserves and profit	29 638	0	0	0	0	29 638
Other liabilities	4 967	691	482	204	1 377	6 344

Total liabilities	161 903	41 676	41 773	12 420	95 869	257 772

Net position as at 31/12/2004	- 10	0	7	3

Note T – Derivatives

Derivatives are contractual financial instruments, the value of which fluctuates according to trends in the underlying assets, interest rates, exchange rates or indices.

T.1. As part of funding and hedging activity

The Bank uses derivatives mainly as part of its funding strategy in order to bring the characteristics of the funds raised, in terms of currencies and interest rates, into line with those of loans granted and also to reduce funding costs. It uses also long-term swaps to hedge certain treasury transactions and for ALM purposes.

Long-term derivatives transactions are not used for trading, but only in connexion with fund-raising and for the reduction of market risk exposure.

All interest rate and currency swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature.

The derivatives most commonly used are:

–    Currency swaps,

–    Interest rate swaps,

–    Asset swaps.

T.1.1. Currency swaps

Currency swaps are contracts under which it is agreed to convert funds raised through borrowings into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

T.1.2. Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

T.1.3. Asset swaps

Asset swaps are arranged for investments in bonds, included in the B1 portfolio, that do not have the desired cash-flow features. Specifically, swaps are used to convert investments into floating-rate instruments with 3-month coupon payment and reset frequency. Thus, the Bank eliminates interest-rate and/or exchange risk, while retaining, as intended, the credit risk.

Interest rate or currency swaps allow the Bank to modify the interest rate and currency structure of its borrowing portfolio in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous access conditions to certain capital markets with its counterparties.

•  Derivatives credit risk mitigation policy:

The credit risk with respect to derivatives lies in the loss, which the Bank would incur where a counterparty would be unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising out of the use of such instruments.

•  Contractual framework:

All the ElB’s long-term derivatives transactions are concluded in the contractual framework of Master Swap Agreements and, where non-standard structures are covered, of Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

•  Counterparty selection:

The minimum rating at the outset is set at A1, but exceptionally certain counterparties rated A2/A3 have also been authorised, all their exposure being fully collateralised. The EIB has the right of early termination if the rating drops below a certain level.

• Limits:

Limits have been set in terms of:

–    total net present value of derivatives exposure with a counter party;

–    unsecured exposure to a counterparty;

–    specific concentration limits expressed as nominal amount.

All limits are dynamically adapted to the credit quality of the counterparty.

• Monitoring:

The derivatives portfolio is regularly valued and compared against limits.

• Collateralisation:

–    Derivatives exposure exceeding the limit for unsecured exposure is collateralised by cash and first-class bonds.

–    Very complex and illiquid transactions require collateralisation over and above the current market value.

–    Both the derivatives portfolio with individual counterparties and the collateral received are regularly valued, with a subsequent call for additional collateral or release.

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value. In the Bank’s case, where only mutually agreed derivatives are negotiated, the credit risk is evaluated on the basis of the “current exposure” method recommended by the Bank for International Settlements (BIS). Hence, the credit risk is expressed in terms of the positive “fair value” or replacement value of the contracts, increased by the potential risks, contingent on the duration and type of transaction, weighted by a coefficient linked to the category of counterparty (BIS I weighted risk).

The following tables show the maturities of currency swaps (excluding short-term currency swaps—see T.2 below) and interest rate swaps, sub-divided according to their notional amount and the associated credit risk. The notional amounts are disclosed off balance sheet.

Currency swaps at 31.12.2005 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2005
Notional amount	13 951	24 858	8 144	9 443	56 396
Net discounted value	- 1 135	- 429	168	66	- 1 330
Credit risk (BIS I weighted)	81	416	166	251	914

Currency swaps at 31.12.2004 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2004
Notional amount	9 302	22 419	2 622	6 137	40 480
Net discounted value	- 1 825	- 3 968	- 134	- 125	- 6 052
Credit risk (BIS I weighted)	40	249	50	148	487

Interest rate swaps at 31.12.2005 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2005
Notional amount	26 921	91 742	49 637	51 549	219 849
Net discounted value	412	943	473	3 271	5 099
Credit risk (BIS 1 weighted)	105	470	479	1 360	2 414

Interest rate swaps at 31.12.2004 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2004
Notional amount	17 289	86 748	42 789	41 011	187 837
Net discounted value	52	1 926	692	2 206	4 876
Credit risk (BIS I weighted)	71	949	472	898	2 390

Notional amounts of EUR 429 million of futures contracts and EUR 839 million of Forward Rate Agreements, with respective fair values of EUR 1.00 million and EUR 0.05 million and a maturity less than 1 year are outstanding as at December 31,2005.

The Bank does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at least cost, the Bank enters into borrowing contracts encompassing notably interest rate or stock exchange index options. Such borrowings are entirely covered by swap contracts to hedge the corresponding market risk.

Tabulated below are the number and notional amounts of the various types of options embedded in borrowings:

	Option embedded		Stock exchange index		Special structure coupon or similar
	2005	2004	2005	2004	2005	2004
Number of transactions	439	384	7	10	211	109
Notional amount (in EUR million)	21 442	16 641	450	699	14 554	8 504
Net discounted value (in EUR million)	-153	-123	25	-64	450	340

The “fair value” of “plain vanilla” swap transactions is their market value. For structured deals, the “fair value” is computed using the income approach, using valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. From the portfolio of structured deals with embedded options, 263 swaps amounting to EUR 4 276 million of notional are Power Reverse Dual Currency. Their “fair value” is EUR -335 million. These transactions are very dependent on the exchange rate USD/JPY. An appreciation of 5% of the USD with respect to JPY will imply a “fair value” of EUR-349 million and decrease of EUR 14 million as well as an increase of the probability of their early exercise. The rest of structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

Generally, there is a reduced credit risk on these swaps, because security exists in the form of regularly monitored collateral.

Collateral (EUR million)

The collateral received for derivatives business amounts to EUR 4 818 million, with the following composition:

Swap Collateral (in EUR million)
	Bonds				Cash	Total 2005
Moody’s or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe)
Aaa	2 491	21	381	19	0	2 912
Aa1 to Aa3	1 108	0	0	0	0	1 108
A1	412	0	0	0	0	412
Below A1	0	0	0	0	0	0
Non-rated	0	0	0	0	386	386

Total 2005	4 011	21	381	19	386	4 818

Swap Collateral (in EUR million)
	Bonds				Cash	Total 2004
Moody’s or equivalent rating	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe)
Aaa	1 902	20	397	66	0	2 385
Aal to Aa3	1 337	0	0	0	0	1 337
A1	49	0	0	0	0	49
Below A1	0	0	0	0	0	0
Non-rated	0	0	0	0	371	371

Total 2004	3 288	20	397	66	371	4 142

Ratings exposure table: The major part of new derivatives transactions are concluded with counterparties rated at least A1. With exceptional conditions of over-collateralisation, counterparties rated A2 or A3 have been also accepted. Consequently, most of the portfolio is concentrated on counterparties rated Al or above.

Grouped Ratings	Percentage of Nominal		Net Market Exposure (in EUR million)		CRE BIS2 Swaps
Moody’s or equivalent rating	2005	2004	2005	2004	2005	2004
Aaa	4.6%	6.3%	80	139	425	615
Aa1 to Aa3	61.7%	59.3%	792	190	3 591	2 159
A1	28.6%	27.7%	64	3	3 562	1 638
A2 to A3	5.0%	6.5%	4	1	694	806
Non-rated	0.1%	0.2%	8	1	17	241

Total	100.0%	100%	948	334	8 289	5 459

The Net Market Exposure is the net present value of a swap portfolio net of collateral, if positive (zero if negative). It represents a measure of the losses the Bank could incur in case of default of the counterparty, after application of netting and using the collateral.

The BIS Credit Risk Equivalent is the sum of the Net Present Value of the swap plus an Add-On equal to the Notional Amount multiplied by a coefficient dependent on the structure of the swap and its maturity (according to the Basel Agreement), meant to cover potential future increases in exposures due to changing market conditions over the residual life of the swap.

T.2. As part of liquidity management

The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps stood at EUR 7 512 million at 31 December 2005, against EUR 4 590 million at 31 December 2004.

Long-term futures are also used by the Bank to adjust the medium-term (2y) interest rate exposure of its treasury bond portfolios. The notional amount of long-term futures stood at EUR 429 million at 31 December 2005 (2004: nil).

Note U – Geographical breakdown of lending by country in which projects are located (in EUR ’000)

U.1. Loans for projects within the Union and related loans

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2005	% fin. year 2004
Germany	821	44 332 324	561 499	43 770 825	15.07%	14.85%
France	368	31 987 150	3 732 506	28 254 644	10.87%	10.79%
Italy	725	37 990 998	5 257 241	32 733 757	12.91%	13.40%
United Kingdom	230	25 757 691	6 217 943	19 539 748	8.76%	8.77%
Spain	558	41 539 955	3 432 031	38 107 924	14.12%	13.82%
Belgium	71	4 420 578	1 161 500	3 259 078	1.50%	1.49%
Netherlands	53	3 816 313	1 030 005	2 786 308	1.30%	1.31%
Sweden	101	4 318 355	1 064 781	3 253 574	1.47%	1.77%
Denmark	79	4 571 000	824 346	3 746 654	1.55%	1.86%
Austria	174	5 643 848	0	5 643 848	1.92%	1.83%
Poland	96	8 944 433	3 825 344	5 119 089	3.04%	2.80%
Finland	92	5 179 980	738 398	4 441 582	1.76%	1.79%
Greece	130	12 019 244	1 065 000	10 954 244	4.09%	4.46%
Portugal	235	17 207 789	1 841 630	15 366 159	5.85%	6.08%
Czech Republic	68	5 793 211	1 580 172	4 213 039	1.97%	1.83%
Hungary	65	4 366 842	1 849 175	2 517 667	1.48%	1.20%
Ireland	56	3 080 818	428 407	2 652 411	1.05%	1.02%
Slovak Republic	34	1 333 880	405 338	928 542	0.45%	0.47%
Slovenia	32	1 511 134	430 987	1 080 147	0.51%	0.49%
Lithuania	16	188 041	32 408	155 633	0.06%	0.11%
Luxembourg	40	947 009	183 750	763 259	0.32%	0.26%
Cyprus	25	1 219 560	525 000	694 560	0.41%	0.41%
Latvia	21	516 845	255 205	261 640	0.18%	0.11%
Estonia	15	266 117	82 000	184 117	0.09%	0.10%
Malta	3	17 953	13 000	4 953	0.01%	0.00%
Related loans (*)	28	2 721 617	730 397	1 991 220	0.93%	0.82%

Total	4 136	269 692 685	37 268 063	232 424 622	91.67%	91.84%

(*):	Loans authorised under the second paragraph of Article 18 (1) of the Statute for projects located outside the territory of Member States of the Union but offering benefits for the Union are considered as related to loans within the Union.

U.2. Loans for projects outside the Union

U.2.1.ACP Countries/OCT

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2005	% fin. year 2004

Mauritius	13	152 645	102 590	50 055
Namibia	10	118 896	5 000	113 896
Mozambique	6	105 969	10 000	95 969
Nigeria	3	96 441	90 909	5 532
Dominican Republic	6	92 385	80 000	12 385
Kenya	8	80 470	3 084	77 386
Regional – Africa	3	78 492	21 704	56 788
Jamaica	9	63 300	0	63 300
Barbados	4	54 698	1 500	53 198
Regional – Central Africa	1	51 417	44 636	6 781
Swaziland	3	50 855	36 000	14 855
Lesotho	3	49 967	0	49 967
Botswana	7	49 769	12 500	37 269
ACP Group	3	48 107	0	48 107
Regional – Caribbean	2	47 688	40 000	7 688
Ghana	4	41 836	0	41 836
Senegal	1	39 556	0	39 556
Regional – West Africa	2	39 293	20 000	19 293
Mauritania	3	35 191	0	35 191
Zimbabwe	7	30 628	0	30 628
Trinidad and Tobago	4	26 909	0	26 909
Cameroon	1	21 001	0	21 001
Cape Verde	1	20 000	0	20 000
Bahamas	2	18 318	0	18 318
Saint Vincent and The Grenadines	3	10 758	4 897	5 861
Saint Lucia	4	10 158	5 000	5 158
Gabon	2	10 011	0	10 011
Côte-d’lvoire	3	9 073	0	9 073
Papua New Guinea	3	7 983	0	7 983
Fiji Islands	1	6 000	6 000	0
French Polynesia	2	4 762	0	4 762
Malawi	2	4 483	0	4 483
British Virgin Islands	3	3 735	0	3 735
Chad	1	3 621	0	3 621
New Caledonia and Dependencies	2	2 091	0	2 091
Guinea	1	1 965	0	1 965
Grenada	1	1 895	0	1 895
Regional PTOM	1	1 818	0	1 818
Cayman Islands	1	1 510	0	1 510
Falkland Islands	2	1 257	0	1 257
Belize	1	1 118	0	1 118
Tonga	1	854	0	854
Netherlands Antilles	1	121	0	121

Sub-total	141	1 497 044	483 820	1 013 224	0.51%	0.54%

U.2.2. South Africa

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2005	% fin. year 2004
South Africa	31	1 111 278	299 398	811 880

Sub-total	31	1 111 278	299 398	811 880	0.38%	0.35%

U.2.3 Euro-Mediterranean Partnership Countries and the Balkans

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2005	% fin. year 2004
Turkey	40	3 994 861	1 834 307	2 160 554
Egypt	34	2 076 425	509 375	1 567 050
Tunisia	52	1 955 097	1 005 095	950 002
Morocco	43	1 773 723	717 500	1 056 223
Algeria	21	956 133	407 000	549 133
Serbia and Montenegro	30	913 125	573 937	339 188
Syria	9	892 424	707 434	184 990
Croatia	17	717 365	469 018	248 347
Lebanon	18	643 343	391 032	252 311
Bosnia-Herzegovina	9	395 207	253 711	141 496
Jordan	23	394 939	72 654	322 285
Albania	9	203 331	136 278	67 053
FYROM	7	163 364	45 000	118 364
Gaza-West Bank	7	87 945	45 000	42 945
Israel	3	27 732	0	27 732

Sub-total	322	15 195 014	7 167 341	8 027 673	5.16%	5.14%

U.2.4. Russian Federation
Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2005	% fin. year 2004
Russian Federation	3	84 992	66 222	18 770

Sub-total	3	84 992	66 222	18 770	0.03%	0.01%

U.2.5. Acceding and Accession Countries
Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2005	% fin. year 2004
Romania	50	3 654 326	2 005 363	1 648 963
Bulgaria	24	800 521	470 782	329 739

Sub-total	74	4 454 847	2 476 145	1 978 702	1.51%	1.36%

U.2.6. Asia and Latin American Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion		% of total 2005		% fin. year 2004
Brazil	23	723 604	114 216	609 388
China	3	99 734	6 720	93 014
Philippines	6	182 368	55 443	126 925
Argentina	7	170 796	0	170 796
Indonesia	4	166 060	50 000	116 060
Mexico	3	117 899	70 000	47 899
Panama	3	97 131	0	97 131
Regional - Central America	3	78 763	50 264	28 499
Pakistan	3	77 889	18 528	59 361
Vietnam	2	76 970	30 000	46 970
India	2	70 571	50 000	20 571
Regional - Andean Pact	2	62 340	40 000	22 340
Peru	2	53 447	0	53 447
Thailand	1	44 301	0	44 301
Sri Lanka	1	41 889	0	41 889
Laos	1	40 294	22 081	18 213
Bangladesh	1	29 669	0	29 669
Costa Rica	1	27 077	0	27 077
Uruguay	1	3 720	0	3 720

Sub-total	69	2 164 522	507 252	1 657 270		0.74%		0.76%

Total	640	24 507 697	11 000 178	13 507 519		8.33	%(1)	8.16%

TOTAL	4 776	294 200 382	48 268 241	245 932 141	(2)	100.00%		100.00%

(1):	8.05% % excluding Pre-Accession Facility.
(2):	including securitised loans [Note B and D.1]

Note V – Segment reporting

The Bank considers that lending constitutes its main business segment: its organisation and entire management systems are designed to support the lending business.

Consequently, the determining factors for segment reporting are:

•	primary determining factor: lending as the main business segment;

•	secondary determining factor: lending in terms of geographical spread.

Information to be disclosed under the heading of geographical segment reporting is given in the following notes:

•	interest and similar income by geographical area (Note N);

•	lending by country in which projects are located (Note U);

•	tangible and intangible assets by country of location (Note F).

Note W – Conversion rates

The following conversion rates were used for establishing the balance sheets at 31 December 2005 and 31 December 2004:

	31.12.2005	31.12.2004
NON-EURO CURRENCIES OF EU MEMBER STATES:

Pound sterling	0.68530	0.70505
Danish kroner	7.46050	7.43880
Swedish kronor	9.388500	9.02060
Cyprus pound	0.57350	0.58000
Czech koruna	29.000	30.464
Estonian kroon	15.6466	15.6466
Hungarian forint	252.87	245.97
Lithuanian litas	3.4528	3.4528
Latvian lats	0.6962	0.6979
Maltese lira	0.4293	0.4343
Polish zloty	3.8600	4.0845
Slovenian tolar	239.50	239.76
Slovak koruna	37.880	38.745

NON-COMMUNITY CURRENCIES:

United States dollars	1.1797	1.3621
Swiss francs	1.5551	1.5429
Japanese yen	138.90	139.65
Canadian dollars	1.3725	1.6416
Australian dollars	1.6109	1.7459
Hong Kong dollars	9.1474	10.5881
New Zealand dollars	1.7270	1.8871
Iceland krona	74.57	83.60
Moroccan dirham	10.8861	11.1637
Mauritania ouguiya	323.13	349.99
Norvegian krone	7.9850	8.2365
South African rand	7.4642	7.6897

Note X – Subscribed capital and receivable reserves, called but not paid

As a consequence of the increase in subscribed capital from EUR 150 000 000 000 to EUR 163 653 737 000 as at May 1, 2004, the total amount to be paid to capital and reserves by the ten new member States and Spain of EUR 2 407 966 159 (composed of an amount of EUR 682 686 850 for the capital and an amount of EUR 1 725 279 309 for the reserves) is equally spread over 8 installments: 30 September 2004, 30 September 2005, 30 September 2006, 31 March 2007, 30 September 2007, 31 March 2008, 30 September 2008 and 31 March 2009.

The instalments up to and including 30 September 2005 have been entirely settled. As at 31 December 2004, Latvia had already settled its installment due 30 September 2005 for the amount of EUR 3 358 215.

The related net receivable from the Member States is shown in the balance sheet as follows under the caption Subscribed capital and receivable reserves, called but not paid:

In EUR ’000:	31.12.2005	31.12.2004
Receivable reserves called but not paid:	1 293 960	1 507 213
Subscribed capital called but not paid:	512 015	596 399

	1 805 975	2 103 612

Liquidity Management

As at 31 December 2005, the Bank’s overall net liquidity amounted to EUR 28.2 billion, or 45% of forecast net cash flows for the following twelve months, against a floor set at 25%. Gross money market assets stood at EUR 32.8 billion (EUR 24 billion net of short-term commitments). These assets were held in 12 currencies, including four currencies of new members of the European Union. Bond assets totalled EUR 4.2 billion. In 2005, EU currencies accounted for 65% of aggregate liquid funds managed. Throughout the year, the level of the Bank’s overall net liquidity was kept above the minimum liquidity ratio of 25% of future net annual cash requirements. The breakdown of treasury assets was as follows:

- The operational money market portfolio compartment is divided into two sub-portfolios, namely a one-month multi-currency money market portfolio and a three-month portfolio, denominated solely in EUR, GBP and USD. These portfolios constitute the first line of liquidity and account for the major part of liquid assets, or 85% of the total, more than half of which is in euro.

Mainly invested at short term, this compartment consists of borrowing proceeds awaiting disbursement plus surplus cash flow. Its chief purpose is to cover at all times the Bank’s day-to-day liquidity needs, i.e. loan disbursements, debt servicing and administrative expenses, while obtaining a return measured against one and three-month market benchmarks. This first line of liquidity immediately available for loan disbursements consists of liquid instruments with short-dated tenors invested with top-rated banks or issued by borrowers with high credit quality. The duration of this compartment’s assets is 0.10 of a year.

- The objective of the operational bond portfolio compartment is to enhance the yield of treasury placements, the bulk of which remains invested in the money market portfolios. It is sub-divided into three sub-portfolios: a credit spread portfolio, invested in primarily AAA-rated floating-rate instruments, an alternative investment portfolio of guaranteed capital structured bonds and a fixed-rate bond portfolio invested in 1 to 3-year government securities. This compartment amounted to EUR 1.7 billion.

- The investment bond portfolio compartment (EUR 2.5 billion) consists of a long-term portfolio through which part of the Bank’s own funds are invested in bonds issued by EU Member States and other first-class public institutions, with a rating of AA1 or AAA. The duration of this compartment is 5.2 years. The bond portfolios collectively constitute the second line of liquidity.

The Global Commercial Paper Programme of up to EUR 10 billion forms one of the main liquidity management instruments. Its global format ensures that the Bank can at all times raise large amounts of short-term funds to cover its financing needs. Commercial paper issuance on both sides of the Atlantic in the Euro Commercial Paper (ECP) and the US Commercial Paper markets in a full range of currencies offers investors an attractive short-term investment product, in keeping with the Bank’s strategy. In line with the growth in demand for the programme and the widening investor base, the Board approved an increase in the programme’s ceiling to EUR 15 billion, which will be progressively implemented in 2006. During 2005, the volume of paper outstanding under the ElB’s programme averaged EUR 6.5 billion.

Liquidity Management Results

Liquidity management operations generated gross interest income of EUR 1 105 million in 2005 (net income of EUR 853 million), corresponding to an average overall return on gross liquidity of 3.12%.

The operational money market portfolio yielded EUR 960 million in interest income on average holdings of EUR 31.6 billion, i.e. an average return of 3.04%.

The operational bond portfolio generated interest income of EUR 34 million on average annualised holdings of EUR 1.3 billion, corresponding to an average yield of 2.60%; this mainly reflects the further tightening of credit-spread levels in the course of 2005.

The investment bond portfolio yielded total interest income of EUR 111 million on average holdings of EUR 2.5 billion. Its overall return came out at 4.41% in 2005, against 4.68% in 2004. The slightly lower return versus the previous year can be explained by the reinvestment of EUR 300 million of securities maturing in 2005 (around 12% of the portfolio) at market rates lower than those on the maturing bonds. The market value of this portfolio as at 31 December 2005 stood at EUR 2 692 million compared with a portfolio entry price of EUR 2 515 million.

	(EUR million)
	2005		2004
Total gross liquidity

Total income	1 105		891
Average holdings	35 456		33 646
Average return	3.12%		2.65%

of which operational money market portfolio

Total income	960		743
Average holdings	31 630		30 016
Average return	3.04%		2.47%
Duration	0.09	yr	0.09	yr

of which operational bond portfolio

Total income	34		31
Average holdings	1 310		1 114
Average return	2.60%		2.77%
Duration	1.92	yr	0.83	yr

of which investment bond portfolio

Total income	111		118
Average holdings	2 516		2 517
Average return	4.41%		4.68%
Duration	5.13	yr	5.25	yr

Report of the Independent Auditor

The Chairman of the Audit Committee

EUROPEAN INVESTMENT BANK

Luxembourg

We have audited the financial statements, as identified below, of the European Investment Bank for the year ended December 31, 2005. These financial statements are the responsibility of the Management Committee of the European Investment Bank. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with International Standards on Auditing. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Management Committee, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements identified below give, in accordance with the general principles of the Directives of the European Union on the annual accounts and consolidated accounts of certain types of companies, banks and other financial institutions and insurance undertakings, a true and fair view of the financial position of the European Investment Bank as of December 31, 2005 and of the results of its operations and its cash flows for the year then ended.

The financial statements on which our opinion is expressed comprise:

•	Balance sheet

•	Statement of Special Section

•	Profit and loss account

•	Own funds and appropriation of profit

•	Statement of subscriptions to the capital of the Bank

•	Cash flow statement

•	Notes to the financial statements.

ERNST & YOUNG Société Anonyme Réviseur d’Entreprises

	/s/ BERNARD LHOEST	/s/ ALAIN KINSCH
Luxembourg, March 7, 2006	Bernard LHOEST	Alain KINSCH

The Audit Committee

The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year.

Statement by the Audit Committee

The Committee, instituted in pursuance of Article 14 of the Statute and Article 25 of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having

–	designated Ernst & Young as external auditors, reviewed their audit planning process, examined and discussed their reports,

–	noted that the opinion of Ernst & Young on the financial statements of the European Investment Bank for the financial period ending on 31 December 2005 is unqualified,

–	convened on a regular basis with the Heads of Directorates and relevant services, met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties,

–	received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration,

and considering

–	the financial statements for the financial year ending on 31 December 2005 as drawn up by the Board of Directors at its meeting on 7 March 2006,

–	that the foregoing provides a reasonable basis for its statement and,

–	Articles 22, 23 and 24 of the Rules of Procedure,

to the best of its knowledge and judgement:

confirms that the activities of the Bank are conducted in a proper manner, in particular with regard to risk management and monitoring;

has verified that the operations of the Bank have been conducted and its books kept in a proper manner and that to this end, it has verified that the Bank’s operations have been carried out in compliance with the formalities and procedures laid down by the Statute and Rules of Procedure;

confirms that the financial statements, comprising the balance sheet, the statement of special section, the profit and loss account, the statement of own funds and appropriation of profit, the statement of subscriptions to the capital of the Bank, the cash flow statement and the notes to the financial statements give a true and fair view of the financial position of the Bank as at 31 December 2005 in respect of its assets and liabilities, and of the results of its operations and cash flows for the year then ended.

Luxembourg, 7 March 2006

The Audit Committee
/s/ M. COLAS	/s/ R. POVEDA ANADÓN	/s/ M. DALLOCCHIO
M. COLAS	R. POVEDA ANADÓN	M. DALLOCCHIO

Risk Management

The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an ongoing basis as best market practice develops. Systems are in place to control and report on the main risks inherent in its operations, i.e. credit, market and operational risks.

The Bank applies best market practice in order to analyse and manage risks so as to obtain the strongest protection for its assets, its financial result, and consequently its capital. While the Bank is not subject to regulation, it aims to comply in substance with the relevant EU banking directives and the recommendations of the banking supervisors of the EU Member States, EU legislation and the competent supranational bodies, such as the Basel Committee on Banking Supervision (BCBS).

1    Risk Management Organisation

The Risk Management Directorate (RM) has, since November 2003, been structured around two Departments – namely the Credit Risk (CRD) and ALM, Derivatives, Financial and Operational Risks (FRD) Departments – and a Coordination Division. RM independently identifies, assesses, monitors and reports the credit, market and operational risks to which the Bank is exposed in a comprehensive and consistent way and under a common approach. Within a commonly defined framework, whereby the segregation of duties is preserved, RM is independent of the Front Offices. The Director General of RM reports, for credit risks, to the President of the Bank, and for market and operational risks, to the designated Vice-President. The President and designated Vice-Presidents meet regularly with the Audit Committee to discuss topics relating to credit, market and operational risks. They are also responsible for overseeing risk reporting to the Management Committee and the Board of Directors.

To support the implementation of the Bank’s risk policies, two risk-oriented committees have been created.

The Credit Risk Assessment Group (CRAG) is a high-level forum for discussing relevant credit risk issues arising in the course of the Bank’s activities and for advising the Management Committee on these. Its members are the Directors General of the Operations, Projects, Risk Management, Finance and Legal Affairs Directorates. The CRAG is intended to complement, and does not replace, the existing case-by-case review of lending operations, which remains central to the loan approval process.

An ALM Committee (ALCO), made up of the Directors General of the Operations, Finance and Risk Management Directorates, provides a high-level forum for debating the Bank’s ALM policy and for making proposals in this field to the Management Committee. It promotes and facilitates the dialogue among the Directorates represented on it, while providing a wider perspective on, and enhancing their understanding of, the main financial risks.

2    Credit Risk Management

2.1  Credit risk policies for loans

The ElB’s policies on credit risk are approved by the Bank’s governing bodies. They set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements which loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank’s position ranks at least as high as that of other senior lenders, with prompt access to security when required. In addition, via a counterparty and sector limit system, the credit policies ensure an acceptable degree of diversification in the Bank’s loan portfolio. The Bank’s limit system draws its inspiration from the traditional prudential regulations on concentration and large exposure management contained in the EU banking directives, though the Bank generally adopts a more restrictive approach to risk-taking than commercial banks.

Credit policies undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Bank may receive from its shareholders.

2.2  Credit risk measurement

In line with best practice in the banking sector, an internal loan grading system (based on the expected loss methodology) is implemented for lending operations. This has become an important part of the loan appraisal process and of credit risk monitoring, and forms the basis for annual general provisioning calculations in the statutory accounts, as well as providing a reference point for pricing credit risk when appropriate.

A loan grading (LG) system comprises the methodologies, processes, databases and IT systems supporting the assessment of credit risk in lending operations and the quantification of expected loss estimates. It summarises a large amount of information with the purpose of offering a relative ranking of loans’ credit risks. At the EIB, LGs reflect the present value of the estimated level of the “expected loss”, this being the product of the probability of default of the main obligors, the exposure at risk and the loss severity in the case of default. LGs are used for the following purposes:

•	as an aid to a finer and more quantitative assessment of lending risks

•	as help in distributing monitoring efforts

•	as a description of the loan’s portfolio quality at any given date

•	as a benchmark for calculating the annual additions to the Fund for general banking risks

•	as one input in risk-pricing decisions based on the expected loss.

The following factors enter into the determination of an LG:

I)	The borrower’s creditworthiness: RM/CRD independently reviews borrowers and assesses their creditworthiness based on internal methodologies and external data.

II)	The default correlation: it quantifies the chances of simultaneous financial difficulties arising for both the borrower and the guarantor. The higher the correlation between the borrower and the guarantor’s default probabilities, the lower the value of the guarantee and therefore the lower the LG.

III)	The value of guarantee instruments and of securities: this value is assessed on the basis of the combination of the issuer’s creditworthiness and the type of instrument used.

IV)	The contractual framework: a sound contractual framework will add to the loan’s quality and enhance its internal grading.

V)	The loan’s duration: all else being equal, the longer the loan, the higher the risk of incurring difficulties in the servicing of the loan.

A loan’s expected loss is computed by combining the five elements discussed above. Depending on the level of this loss, a loan is assigned to one of the following LG classes listed below.

A	Prime quality loans: there are three sub-categories. A° comprises EU sovereign risks, that is loans granted to – or fully, explicitly and unconditionally guaranteed by – Member States where no repayment difficulties are expected. A+ denotes loans granted to (or guaranteed by) entities other than Member States, with no expectation of deterioration over their duration.

B	High quality loans: these represent an assets class with which the EIB feels comfortable, although a minor deterioration is not ruled out in the future. B+ and B- are used to denote the relative likelihood of the possibility of such deterioration occurring.

C	Good quality loans: an example could be unsecured loans to solid banks and corporates with a 7-year bullet, or equivalent amortising, maturity at disbursement.

D	This rating class represents the borderline between “acceptable quality” loans and those that have experienced some difficulties. This watershed in loan grading is more precisely determined by the sub-classifications D+ and D-. Loans rated D- require heightened monitoring.

E	This LG category includes loans that in the course of their lives have experienced severe problems and their sliding into a situation of loss cannot be excluded. For this reason, they require careful, close and high monitoring. The sub-classes E+ and E-differentiate the intensity of this special monitoring process with those operations graded E- being in a position where there is a strong possibility that debt service can not be maintained on a timely basis and therefore some form of debt restructuring is required, possibly leading to an impairment loss.

F	F (fail) denotes loans representing unacceptable risks. F-graded loans can only arise out of outstanding transactions that have experienced, after signature, unforeseen, exceptional and dramatic adverse circumstances. All operations where there is a loss of principal to the Bank are graded F and a specific provision is applied.

Generally, loans internally graded D- or below are placed on the Watch List. However, under the SFF/SFE programme, a limited amount of credit exposures with an original LG of D- or less can be accepted. A dedicated reserve of EUR 500 m is set aside to meet the higher credit risks implied by such operations.

In addition to the deal-by-deal analysis of each loan, the Bank, using an external credit software package, also develops a portfolio view of credit exposures, integrating the concentration and correlation effects created by the dependence of various exposures on common risk factors. By adding a portfolio dimension of credit risks, it is possible to complement the LG’s deal-by-deal approach and thus provide a finer and more comprehensive risk assessment of the credit risks in the Bank’s loan book.

2.3  Analysis of EIB lending credit risk exposure

2.3.1  Credit quality

The overall credit quality of the EU (plus Art. 18) lending portfolio, as exemplified by its LG distribution, continues to present an excellent profile, with loans internally graded A to C representing 96.7% of the total, compared with 96.2% at end-2004. The share of loans internally graded D+, the lowest acceptable internal grading for standard loan operations, was 2.7% of the loan portfolio, corresponding to EUR 7.1 bn.

The chart below shows the distribution of outstanding loans within the EU broken down by major types of obligors’ exposure. It can be seen that banks’ and corporates’ exposures represent 42% and 29% of the total EU portfolio respectively.

Distribution of Outstanding Loans – inside EU 2005

2.3.2 Geographical analysis of the banking book

Loans on the banking book amounted to EUR 294 bn at the financial year-end. A geographical analysis of these exposures, based on the location of the borrower, is shown in the chart below.

Geographical breakdown by borrower’s location

2.3.3 Industry analysis

A critical element of risk management is to ensure adequate diversification of credit exposures. The EIB tracks its global exposure by industry (shown in the following chart), paying particular attention to industries that might be cyclical, volatile or undergoing substantial changes. Industry classifications refer to the project sector.

Industry Analysis – 2005

2.3.4 Portfolio concentration analysis

The principle of risk diversification is at the core of sound banking practices. The EIB places limits on the maximum amount that can be lent to a single borrower, group of debtors or sectors. In addition, it follows the evolution of credit risk concentration using the concept of Credit Value at Risk (CvaR).

The table below shows that, over the last few years, indexes have either been stable, if measured in nominal terms, or have decreased, when computed on the basis of risk-weighted exposures.

End of Period	2002	2003	2004	2005
Largest Nominal Group Exposures
Nominal Exposures (% of EIB Loan Portfolio)
–Top 3	7.0%	6.7%	7.1%	7.3%
–Top 5	10.4%	9.9%	10.4%	10.8%
–Top 10	16.9%	16.4%	17.3%	18.2%
N° of Exposures (% of EIB Own Funds)
–over 10%	14	13	13	15
–over 15%	5	5	4	8
–over 20%	1	1	2	3
Largest Risk-Weighted Group Exposures
Risk-Weighted Exposures (% of EIB Own Funds)
–Top 3	28.5%	28.9%	26.9%	27.2%
–Top 5	45.3%	45.4%	42.1%	41.4%
N° of Risk-Weighted Exposures (% of EIB Own Funds)
–over 5%	15	13	12	13
–over 10%	1	1	–	–
N° of SSSR Corporate Exposures (over 5% of EIB Own Funds) 1)
	2	1	1	1
Sum of all Large Exposures (% of EIB Own Funds) 2)
	107%	93%	82%	91%

1)	The terms “single signature” and “single risk” (or for brevity, “unsecured” or “SSSR”) loans are used to indicate those lending operations where the EIB, irrespective of the number of signatures provided, has no genuine recourse to an independent third party, or to other forms of autonomous security.
2)	The EIB defines a Large Individual Exposure as a consolidated group exposure that, when computed in risk-weighted terms, is at or above 5% of the EIB’s own funds. This definition applies to single individual borrowers or guarantors, excluding loans to Member States and loans fully covered by an explicit guarantee from, or secured by bonds issued by, Member States.

2.3.5 Maturity analysis

The analysis of the Bank’s loan portfolio by residual contractual maturity is shown in the table below. It indicates that about half of the outstanding loans in the ElB’s loan portfolio (including those outside the EU) have a remaining maturity of more than 10 years, in line with the long-term nature of the EIB.

Maturity analysis of loans (EUR m)

Nature of Exposure
Maturity	Banks	Corporates	Public Inst.	States	Total
0-1 year	4 166	2 206	500	1 368	8 240
1-5 years	28 407	14 204	3 175	2 804	48 589
5-10 years	48 546	21 720	8 936	5 660	84 863
10-20 years	24 573	18 535	23 332	20 676	87 115
> 20 years	9 887	18 323	15 889	21 554	65 654

Total	115 578	74 989	51 832	52 062	294 461

2.4  Estimation of the ElB’s Capital Ratio according to BASEL I rules

In order to arrive at an estimation of the ElB’s “Basel I” capital adequacy ratio, on and off-balance-sheet credit exposures have been grouped in classes representing similar credit risks. To each of these classes a standard risk weight (e.g. 0%, 20%, 50% or 100%) has been assigned following the risk-weighting scheme provided for in the 1988 Basel Capital Accord (Basel I). In so doing, certain prudent and simplifying assumptions have been used.

All these various classes of risk-weighted credit exposures are then summed up to obtain the overall risk-weighted assets for the EIB for the period 2001-2005, as shown in the table below.

EUR m	Risk-weighted Assets*
Year - end	2001	2002	2003	2004	2005
Loans	59 544	60 453	58 141	59 826	67 264
Treasury Assets	4 001	5 467	4 975	6 334	10 006
Derivatives and Guarantees	613	957	878	588	1 748

Total Risk Weighted Assets	64 158	66 877	63 994	66 748	79 018

Capital	23 296	24 615	25 984	27 534	29 280
BIS I ratio	36.31%	36.81%	40.60%	41.25%	37.05%

*	Risk classes for 2003 and 2004 have been harmonized to the classification adopted in 2005.

The resulting Basel I ratio for the period under review ranges from 36% to 41%, to be compared with the minimum 8% ratio.

The Bank is currently assessing the impact of Basel II1 (“The New Basel Accord”) and is preparing the implementation of the “Internal Ratings Based Advanced Approach (IRBA Advanced)” for credit risks. The IRBA Advanced is the ElB’s preferred choice as it reflects the use of best banking practices and takes the particular long-term profile of the EIB into account. This is also the approach preferred by regulators.

1 “International Convergence of Capital Measurement and Capital Standards, A Revised Framework”, Basel Committee on Banking Supervision (June 2004).

2.5  General and specific provisioning policies

For normal EU lending, the general provisioning methodology used for the Bank’s statutory accounts is based on the notion of expected loss and makes use of the internal LG system.

Specifically, as each LG category reflects different levels of perceived credit risk, as quantified by the estimate of their expected loss, it is possible to assign to each LG class a percentage charge representing an estimate of expected loss, multiply it by the face amount of loans outstanding classified in any LG class, and then aggregate these results across the portfolio. The outcome would then be the target level for the ElB’s Fund for general banking risks. The provisioning rates by LG categories are as follows:

Loan Grading	Provisioning Rate
A°	0.00%
A+	0.10%
A-	0.20%
B+	0.30%
B-	0.50%
C	1.00%
D+	2.00%
D-	3.00%
E+	10.00%
E-	25.00%

Specific provisioning

A specific provision will be created against all F-graded loans, as well as against E-graded ones when an impairment loss is assessed. The amount of such provisioning reflects the difference between the loan’s nominal value and the present value of all the expected future cash flows generated by the impaired asset. The table below illustrates the evolution of general and specific provisioning.

2.6 Structured Finance Facility/Special FEMIP Envelope

The Structured Finance Facility (SFF) and the Special FEMIP Envelope (SFE) enable the Bank to provide finance to higher risk projects. The overall capacity to undertake transactions within the SFF/SFE is limited by the amount of a dedicated capital reserve (currently EUR 500 m) against which capital is allocated for each individual transaction based on its loan grade and riskiness. A loan-grade-dependent transaction size limit applies to individual transactions.

2.7 Venture capital operations

EIB Group (EIB and EIF) resources for venture capital are managed by the EIF as part of the Amsterdam Special Action Programme (ASAP) and the Innovation 2010 Initiative (i2i). The maximum amount of financial resources available for VC investments in VC funds by the EIF under the Risk Capital Mandate (RCM) from the EIB, and on which the Bank takes on the risks, is determined by the application of the Gearing Ratio (currently 200%) to the level of Dedicated Total Funds (around EUR 1 300 m). Taking account of this mechanism, the EIF undertakes newVC investments under the RCM with the objective of ensuring that the total portfolio of such operations is balanced in terms of investee, sector, stage, geographical focus and vintage. An internal risk-grading methodology for VC funds has been developed by the EIF and is used in deciding on new investments and monitoring the quality of VC assets.

3	ALM and Financial Risk Management

3.1 Financial risk policies

As is the case with the ‘four-eyes principle’ applied in lending activities via the Bank’s credit policies, so the market risk policy of the Bank establishes that RM shall provide an opinion with respect to all financial activities of the Bank that introduce material market risks, and with respect to financial transactions that may create credit risk, such as treasury hedging or derivatives operations.

Market risks are identified, measured, managed and reported according to a set of policies and procedures updated on a regular basis called “The Financial Risk and ALM Policy Guidelines” (FRPG). The general principles underpinning these policies are described below.

3.1.1 Sustainability of revenue and self-financing capacity

The Bank’s ALM policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the three main stakeholders of the Bank (i.e. the Bank’s shareholders, the Bank’s borrowers and the financial markets) in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term.

To achieve these aims, the ALM policy employs medium to long-term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long-term yields and is not influenced by any short-term views on trends in interest rates. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5-5.5 years (down from the objective of 5-6 years until end-2000). The following graph shows the evolution of the duration of own funds, which remains a key ALM strategic indicator for the Bank.

Evolution of the duration of the Bank’s own funds

The stability of revenues is evidenced, in the following chart, by the linear increase of the book value of own funds, accomplished by the systematic annual transfer of the annual surplus into reserves, which in turn allows for the self-financing of future increases in subscribed capital.

Evolution of the book value and economic value of own funds

The graph also shows (upper line) that the economic value of the Bank is exposed to interest rate variations. However, in spite of the interest rate cycles which generally occur, the economic value of the Bank’s own funds has increased over time.

3.1.2 EIB’s financial risk appetite

As a public institution, the Bank does not aim to make profits from speculative exposures to financial risks, sets its financial risk tolerance to a minimum level as defined by approved limits, and applies a conservative financial framework. As a consequence, the Bank does not view its treasury or funding activities as profit-maximising centres, even though performance objectives are attached to those activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore that all material financial risks are hedged.

Following best market practice, all new types of transaction introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. Such positions may include strategic activities in line with the Bank’s mission, such as venture capital operations or equity participations.

3.2 Risk management of derivatives

The use of derivatives by the EIB is limited to the hedging of individual transactions in the area of borrowing and treasury activities and, to a minor degree, to asset and liability management.

The risk policy for derivative transactions is based on the definition of eligibility conditions and rating-related limits for swap counterparties. In order to reduce credit exposures, the Bank has signed Credit Support Annexes with the majority of its swap counterparties and receives collaterals when the exposure exceeds certain contractually defined thresholds.

Nominal derivative amounts have been growing, following the size of the EIB balance sheet. Exposures at risk (measured as BIS credit equivalent and Net Market Exposure) depend on the market evolution; in particular, they are very sensible to exchange rates. The depreciation of EUR explains the major part of their increase, which has been, in the case of the NME, partially mitigated by an increase in the amount of collaterals.

3.3 Treasury Risk Management

Treasury investments are divided into three categories: (i) monetary treasury, with the primary objective of maintaining liquidity; (ii) operational bond treasury, as a second liquidity line; and (iii) an investment portfolio, almost exclusively composed of EU sovereign bonds. The monetary and operational bond portfolios were restructured in 2005, with an important increase in both of them.

Credit risk policy for treasury transactions is also monitored through the attribution of credit limits to the counterparties for monetary and bond transactions. The weighted exposure for each counterparty must not exceed the authorised limits.

The table below provides an illustration of the size and credit quality of the Bank’s various treasury portfolios as at end-2005.

4	Operational Risk Management

At the EIB, the management of operational risk is performed at all levels within the organisation and is a responsibility of all the various services of the Bank.

The EIB employs an assessment methodology that takes into account all available information including loss history, risk profile and the risk/control environment of the various business processes and business lines. The key component of the methodology is a self-assessment process. A set of Key Risk Indicators (KRIs) organised in an Operational Risk Scorecard, and a statistical model based on historical data, complete the operational risk environment.

An Internal Control Framework (ICF) covers all the key business processes of the EIB. The ICF is a management tool owned by management and its documentation, which is kept up-to-date by means of an on-line database, forms the basis for the regular self-assessment of risks and controls.

Information concerning operational risk events, losses and KRIs, and updates on the activities of the New Products Committee and on the maintenance of the ICF, are regularly forwarded to the Bank’s senior management and the Management Committee.

Audit and Control

Audit Committee – The Audit Committee is an independent statutory body, appointed by, and answerable directly to, the Board of Governors. In compliance with formalities and procedures defined in the Statute and Rules of Procedure, the Audit Committee’s role is to verify that the Bank’s operations have been conducted and its books kept in a proper manner and to give particular regard to risk management and monitoring. The Committee provides statements on whether the financial statements, as well as any other financial information contained in the annual accounts drawn up by the Board of Directors, give a true and fair view of the financial position of the Bank, the EIB Group, the Investment Facility and the FEMIP Trust Fund. The Governors take note of the statements by the Committee and of the conclusions in the annual reports of the Audit Committee when reviewing the Annual Report of the Board of Directors.

In fulfilling its role, the Committee meets with representatives of the other statutory bodies and with key staff members, reviews the financial statements and accounting policies, takes note of the work performed by the internal auditors, oversees, coordinates and supervises the external auditors, safeguards the independence and integrity of the audit function, and understands and monitors how Management is providing for adequate and effective internal control systems, risk management and internal administration.

External Auditors – The external auditors report directly to the Audit Committee, which is empowered to delegate the day-to-day work concerning the audit of the financial statements to the external auditors. The Audit Committee designated the firm Ernst & Young in 2004, after consultation with the Management Committee. The contract will expire on the date on which the Board of Governors approves the 2008 financial statements. The external auditors are not allowed to carry out any work of an advisory nature or act in any other capacity that could compromise their independence when performing their audit tasks.

Inspectorate General – In 2005 the Inspectorate General for the EIB Group was created as an autonomous department. This underlined the importance that the Bank attaches to the main internal, ex post functions.

Internal audit. Catering for audit needs at all levels of management of the EIB Group and acting with the guarantees of independence and of professional standards conferred upon it by its Charter revised in 2001, Internal Audit examines and evaluates the relevance and effectiveness of the internal control systems and the procedures involved. It is also introducing an internal control framework based on BIS guidelines. Hence, Internal Audit reviews and tests controls in critical banking, information technology and administrative areas over a two to five-year cycle.

Ex post evaluation. About one in every six projects financed by the EIB is subject to an intensive ex post evaluation. The main objective is to learn from past experience. Ex post evaluations are published on the Bank’s website, thereby contributing to the transparency and accountability of the EIB.

Investigation. Under internal procedures to combat fraud, the Inspector General has authority to conduct inquiries. The Bank may also call upon external assistance or experts in accordance with the requirements of the inquiry, including the services of the European Anti-Fraud Office (OLAF). In addition, the Inspector General will provide, when required, an independent recourse mechanism for investigating complaints that the European Ombudsman considers to be outside his remit.

Management Control – Operating under the direct responsibility of the Deputy Secretary General, Management Control comprises: the Financial Control Department, headed by the Financial Controller, the Planning, Budget and Control Division and an Organisation unit. This structure covers the entire process of translating strategy into objectives and ultimately monitoring the results achieved. It does so primarily by means of the Corporate Operational Plan, accounting and financial control, and the budget and budgetary control. An integrated reporting system has been put in place, focusing both on the financial position and cash flows and on the evaluation of results in relation to strategy, institutional and operational objectives and business plans. Management Control provides an opinion on any proposal to the Management Committee that may have a financial, accounting, budgetary or organisational impact.